As filed with the Securities and Exchange Commission on November 20, 2007
Registration No. 333-140794

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Decorize, Inc.
(Name of small business issuer in its charter)

Delaware	5020	43-1931810
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1938 East Phelps Springfield, Missouri 65802 (417) 879-3326 (Address and telephone number of principal executive offices and principal place of business)	Stephen R. Crowder President and Chief Executive Officer Decorize, Inc. 1938 East Phelps Springfield, Missouri 65802 (417) 879-3326 (Name, address and telephone number of agent for service)

Copy to:
Lance M. Hardenburg
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 953-0053

Approximate date of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check this box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	14,376,382	$0.32	$4,600,443	$142	(2)

(1)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the high and low trading prices reported on the Over-the-Counter Bulletin Board on November 19, 2007.

(2)	A registration fee of $1,692 was previously paid by the registrant on February 20, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated November 20, 2007
PROSPECTUS

DECORIZE, INC.

Common Stock, $.001 par value

14,376,382 Shares

The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 14,376,382 shares of our common stock from time to time, including 13,567,334 shares that are currently outstanding and 809,048 shares that are issuable to the selling stockholders upon exercise of outstanding warrants. The selling stockholders will receive all the proceeds from the sale of the offered shares. See “Selling Stockholders” on page 8 of this prospectus.

Our common stock is traded on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “DCZI.OB”. The last reported bid quote for the common stock on the OTCBB on November 19, 2007, was $0.32 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.

Decorize, Inc. is a Delaware corporation. Our principal executive offices are located at 1938 E. Phelps, Springfield, Missouri, 65802 and our phone number is (417) 879-3326. In this prospectus, references to “Decorize,” the “Company,” “we,” “us” and “our” refer to Decorize, Inc. and its subsidiaries.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus is                   , 2007.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Forward-Looking Statements	7
Use of Proceeds	8
Selling Stockholders	8
Plan of Distribution	21
Legal Proceedings	22
Management	22
Executive Compensation	23
Certain Relationships and Related Transactions	26
Security Ownership of Certain Beneficial Owners and Management	28
Description of Securities	29
Description of Business	31
Description of Property	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations	37
Market for Common Equity and Related Stockholder Matters	47
Legal Matters	47
Experts	47
Where You Can Find More Information	48
Index to Financial Statements	F-1

-i-

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form SB-2 (the “registration statement”) that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders identified herein may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities being offered. This prospectus does not contain all of the information included in the registration statement. We may file a prospectus supplement, which may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information under the heading “Where You Can Find More Information.”

Investors should pay particular attention to the information regarding investment risks related to Decorize and this offering of its common stock that are included in the section entitled “Risk Factors” below.

Our Company

Decorize, Inc., is a manufacturer and wholesaler of imported home furnishings and accessories, which is headquartered in Springfield, Missouri. We design, market and sell through our Decorize and GuildMaster brands a variety of imported home furnishings and home accent items such as hand-painted or traditionally finished armoires, chests, tables, chairs, painted furniture, paintings, sculpture, tapestries, other fine art pieces, various hand-made ceramics, candles, lamps and similar accessory items. Accent furniture includes items such as occasional tables, end tables, mirrors, wicker chairs, tables and ottomans. Accessories include items such as wood, rattan, glass or ceramic bowls, statuettes, vases, candles and candleholders, baskets, boxes, lamps and bath items. Wall art includes a variety of traditional art such as framed oil paintings or prints, but also includes many other types of materials and designs including fabrics, woven materials and collages. We maintain approximately 1,000 unique items in our supply chain and periodically review, add and drop products based upon the demand in the marketplace.

We founded decorize.com, LLC, the company that became Decorize, Inc., in March 2000 to create a direct “source to business” home furnishings company to serve both large and small retailers in the United States, with products delivered from Asia. Our business model relies on manufacturing and importing our home furnishings products direct from Asia to our retailers’ sites in the United States. We use our “source to business” model to serve two distinct markets, the source to large retailer market and the source to independent retailer market. The source to large retailer market is comprised of customers that we believe can benefit from our pricing, delivery times and custom design capability. The independent retailer market includes small retailers, high-end department stores and designers or decorators that, in our experience, have paid premium prices and have been unable to directly source home furnishings and accents from overseas. The current customer base for our brands includes approximately twelve large retailers and more than a thousand small retailers, designers and decorators.

Terms of the Offering

Common stock offered by the selling stockholders	14,376,382 shares

Common stock to be outstanding after the offering	27,444,116 shares (assumes all outstanding warrants are exercised and that all shares offered hereby are sold)

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Over-the-Counter Bulletin Board Symbol	DCZI.OB

RISK FACTORS

The value of our business and an investment in our common stock is subject to the significant risks inherent in our business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus. If any of the events described below actually occur, our profitability may decline or we may incur losses, which in turn could cause the price of our common stock to decline, perhaps significantly.

Risks Related to Our Company

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

The concept for our business model was developed in 2000. The acquisitions of our two domestic operating subsidiaries were completed in June and July of 2001. Even though our two wholly-owned domestic subsidiaries, GuildMaster, Inc. (“GuildMaster”) and Faith Walk Designs, Inc. (“Faith Walk”), operated independently for some time prior to being acquired, we do not have an extensive operating history in our current combined form, which makes it difficult to evaluate our business on the basis of historical operations. Furthermore, the opportunity for significant sales growth to large retail customers could dramatically impact our financial performance. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our relatively brief operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

We have incurred losses historically, and we may not be able to attain or maintain profitability in the future.

We incurred a net loss of $371,460 for the quarter ended September 30, 2007, which was an increase of 18.9% from the $312,470 loss for the quarter ended September 30, 2006. We incurred a net loss of $0.7 million for the fiscal year ended June 30, 2007, which was a decrease of 68% from the $2.2 million loss in fiscal 2006. Although our margins improved substantially during 2007, we have not achieved profitability. We will need to generate greater revenues and maintain or improve our operating margins to achieve and maintain profitability in the future. If we incur operating losses on a long-term basis, we may experience a shortage of working capital that could adversely affect our business or our ability to continue our business, in which case our stock price may decline, perhaps significantly, and you could lose the value of your investment.

Our customers have no obligation to purchase from us, which may result in sudden declines in sales.

Our customer mix currently consists of approximately twelve large retailers and more than 1,000 small retailers, designers and decorators. We do not have supply agreements or other volume commitments that are binding on our customers, and our sales originate solely from individual purchase orders that we negotiate with our individual customers. As a consequence, our customers are not obligated to purchase any amount of our products, and they may choose to stop or decrease their level of product purchases from us at any time, without giving us prior notice. This could cause our sales to fluctuate, and we could experience a sudden and unexpected decline in sales. We could experience unexpected operational losses if our customer sales were to decline significantly without notice. Furthermore, our revenue projections are subject to greater uncertainty than if we had volume commitments from one or more of our largest customers. Although our top five customers in fiscal year 2007 accounted for approximately 36% of our revenues, we cannot assure you that these customers, or any of our customers, will continue to purchase our products in significant volume or at all.

We are implementing a strategy to grow and expand our business, which is expensive and may not generate increases in our revenues.

We intend to expand our business, and we are incurring expenses associated with our growth and expansion. Although we recently raised funds through private offerings to implement our growth strategy, these funds may not be adequate to offset all of the expenses we incur in expanding our business. We have hired additional employees overseas and continue upgrading our technological infrastructure to improve quality and cost controls, operating efficiency and customer service capabilities. We will need to generate greater revenues to offset expenses associated with our growth, and we may be unsuccessful in achieving greater revenues, despite our attempts to grow our business. If our growth strategies do not result in increased revenues, we may have to abandon our plans for further growth or even reduce the current size of our operations.

We may need to raise additional funds, and these funds may not be available when we need them.

Based on our current plans, we are adjusting our operating expenses so that cash generated from operations and from working capital financing and other short term financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. However, if our forecasts are inaccurate, we will need to raise additional funds. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. There can be no assurance that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, then we may need to change our business strategy and reduce our rate of growth.

We must effectively manage the growth of our operations, or we may outgrow our current infrastructure.

As of September 30, 2007, our total number of employees was 480, including 449 employees at our overseas operations in Asia. We have experienced a high rate of sales growth, which at times exceeded the capacity of our infrastructure and resulted in a backlog of customer orders and product quality issues. We addressed those capacity issues by hiring additional personnel and increasing the capacity of our facilities, and we will continue pursuing additional sales growth for our company. If we expand too quickly, or if our infrastructure does not improve rapidly enough, our customer orders could again outpace our ability to meet our customers’ needs, which could force us to delay or reduce customer orders. Expanding our infrastructure will be expensive, and will require us to train our workforce and improve our financial and managerial controls to keep pace with the growth of our operations.

We face substantial competition from numerous sources, many of which have access to greater resources than we do.

Competition in the wholesale market for home furnishings is intense. We compete with a diverse group of wholesalers ranging from internet businesses to traditional brick-and-mortar companies, many of which have greater resources than Decorize. We believe that barriers to entry in the wholesale furniture and home furnishings market are not significant, and start-up costs are relatively low, so our competition may increase in the future. Our belief that there are minimal barriers to entry is based on our observation that operations such as ours do not require the wholesalers to own warehouses, showrooms and factories to operate, which we believe is because (i) our direct ship business model can be operated with minimal warehousing needs and costs, which are significantly less than traditional models, (ii) wholesale product orders can be placed after receipt of customer orders, in order to further reduce warehousing needs, (iii) samples can be shown to customers at little or no cost, without the necessity of showroom space for actual product, (iv) if a competitor wants showroom space, it is typically available for lease at competitive rates in most United States markets and (v) all manufacturing can be done by third party suppliers, so there is no need to own or lease a manufacturing facility. New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost. If wholesalers with significantly greater resources than Decorize decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion. We may not have the resources to compete effectively with current or future competitors. If we are unable to effectively compete, we will lose sales to our competitors, and our revenues will decline.

Because we do not manufacture our products in the United States, a disruption in the delivery of imported products may have a greater effect on us than on our competitors.

We import products that we have manufactured, purchased or had manufactured for us overseas. Merchandise imported directly from these overseas manufacturers currently accounts for all of our total purchases. Because we import all of our products and deliver them directly to our customers, we believe that disruptions in shipping deliveries may have a greater effect on us than on competitors who manufacture and warehouse products in the United States. Deliveries of our products may be disrupted through factors such as:

•	raw material shortages, work stoppages, strikes and political unrest;

•	problems with ocean shipping, including work stoppages and shipping container shortages;

•	increased inspections of import shipments or other factors causing delays in shipments; and

•	economic crises, international disputes and wars.

For example, we experienced significant delays in shipments due to a dockworkers dispute on the West Coast in fiscal 2003. The delays from this dispute resulted in the cancellation of some customer orders, since we could not obtain products from overseas in a timely manner. Although we managed to minimize the impact of the delays, a longer dispute could have placed us at a serious disadvantage to some of our competitors. Most of our competitors warehouse products they import from overseas, which allows them to continue delivering their products for the near term, despite overseas shipping disruptions. If our competitors are able to deliver products when we cannot, our reputation may be damaged and we may lose customers to our competitors.

If we were required to purchase our imported products in foreign currencies instead of United States dollars, we would be subject to currency rate fluctuations.

Currently, the products we buy abroad are priced in United States dollars, so we are not directly affected by changes in foreign exchange rates. If we are required to pay for goods in foreign currencies in the future, we would be affected by fluctuating currency exchange rates. In that event, we would attempt to enter into foreign currency exchange contracts with major financial institutions to hedge the overseas purchase transactions and limit our exposure to those fluctuations. If we were not able to successfully protect ourselves against those currency rate fluctuations, then our profits on the products subject to those fluctuations would also fluctuate and could cause us to be less profitable or incur losses, even if our business is doing well.

We may need to substantially increase our marketing efforts in order to grow our business, which is expensive.

In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of Decorize, our business model and our products. We believe that we have presented our product offering to only a small percentage of the large- and medium-sized retailer market. Currently, we rely primarily on word of mouth from our existing customers and contacts we develop personally through industry events to promote and market Decorize. In order to successfully grow Decorize, we may need to significantly increase our financial commitment to creating awareness and acceptance of Decorize among retailers, which would be expensive. In fiscal year 2007, marketing and advertising expenses were approximately $377,000, which represented 7.1% of our operational expenses for that year. If we fail to successfully market and promote our business, we could lose current customers to our competitors, or our growth efforts may be ineffective. However, if we incur significant expenses promoting and marketing Decorize, it could cause our profitability to decline in the short term.

Our businesses are not diversified, which could result in significant fluctuations in our operating results.

All of our business is involved in the retail and wholesale marketing of furniture and other home products, and, accordingly, is dependent upon trends in the home furnishings sector. Downturns in the home furnishings sector could have a material adverse effect on our business. A downturn in the home furnishings sector may reduce our stock price, even if our business is successful.

Risks Related to Our Common Stock and This Offering

There are certain rules applicable to our common stock as a “penny stock,” and those rules may limit the liquidity and the resale of our common stock.

The SEC has promulgated rules governing the trading in penny stocks, defined generally as low-priced (below $5), speculative securities of very small companies. While penny stocks generally trade over-the-counter, such as on the OTCBB or the “Pink Sheets,” they may also trade on securities exchanges, including foreign securities exchanges. Under these rules, our common stock is currently classified as a penny stock. As a penny stock, our common stock is currently subject to rules promulgated by the SEC that impose additional sales practice requirements on broker-dealers that might sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to completing a sale. Further, if the price of the stock is below $5 per share and the issuer does not have $2.0 million or more net tangible assets or is not listed on a registered national securities exchange, sales of such stock in the secondary trading market are subject to certain additional rules promulgated by the SEC. Our common stock is currently subject to these additional rules. These rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the broker-dealer and the salesperson working for the broker-dealer in connection with the transaction. These rules and regulations may affect the ability of broker-dealers to sell our common stock, thereby effectively limiting the liquidity of our common stock. These rules may also adversely affect the ability of persons that acquire our common stock to resell their securities in any trading market that may exist at the time of such intended sale. Furthermore, penny stocks, including our common stock, may trade infrequently, which means that it may be difficult to sell penny stock shares, including shares of our common stock, once you own them. Investors in penny stocks, including our common stock, should be prepared for the possibility that they may lose their whole investment.

Our common stock is not listed on a national exchange, and the current public market for our common stock is limited and highly volatile, which generally affects the price of our common stock.

Our common stock currently trades in the United States only in the over-the-counter market on the OTCBB, which is a reporting service and not a securities exchange. We cannot assure investors that in the future our common stock would ever qualify for inclusion on any of the NASDAQ markets, the American Stock Exchange or any other national exchange or that more than a limited market will ever develop for our common stock. The lack of an orderly market for our common stock may negatively impact the volume of trading and market price for our common stock.

Historically, the volume of trades for our stock has been limited. Moreover, thus far the prices at which our common stock has traded have fluctuated fairly widely on a percentage basis. There can be no assurance as to the prices at which our common stock will trade in the future, although they may continue to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

•	the depth and liquidity of the markets for our common stock;

•	investor perception of Decorize and the industry in which we participate;

•	general economic and market conditions;

•
statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us specifically, as has occurred in the past;

•	quarterly variations in our results of operations;

•	general market conditions or market conditions specific to technology industries; and

•	domestic and international macroeconomic factors.

The trading activity in our common stock should be considered sporadic, illiquid and highly volatile. An active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this Registration Statement continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology companies similar to us. These fluctuations are often unrelated to the operating performance of the specific companies. As a result of the factors identified above, a stockholder (due to personal circumstances) may be required to sell his shares of our common stock at a time when our stock price is depressed due to random fluctuations, possibly based on factors beyond our control.

Our authorized preferred stock exposes holders of our common stock to certain risks.

Our certificate of incorporation, as amended, authorizes the issuance of up to 10,000,000 shares of preferred stock. We have currently designated 500,000 shares of Series A Convertible Preferred Stock, and have 9,500,000 shares of authorized preferred stock that have not been designated or issued. The authorized but unissued preferred stock constitutes what is commonly referred to as “blank check” preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price; and (vi) voting rights. Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this prospectus, 500,000 shares of our Series A Convertible Preferred Stock were issued and outstanding.

Future sales of our common stock in the public market, including those shares issuable in connection with this offering, or the perception that such sales could occur, could cause our stock price to decline, even if our business is doing well.

The market price of our common stock could drop if a substantial number of shares are issued, particularly if they are sold in the public market or if the market perceives that such sales could occur. An excess number of available shares on the market is likely to depress our stock price. We have issued a number of warrants, options and convertible securities that are currently outstanding, including:

•	warrants to purchase up to 809,048 shares of our stock, at exercise prices ranging from $0.20 to $4.00;

•	convertible securities for the purchase of up to 6,250,000 shares of common stock at an average conversion price of $0.20 per share; and

•	options to purchase 993,500 shares of common stock under our employee stock incentive plan at an average exercise price of $0.17 per share.

In addition to the securities listed above, we may issue up to 2,142,000 additional shares under our employee stock incentive plan.

Pursuant to this prospectus, we are registering on behalf of the selling stockholders 14,376,382 shares of common stock, including 809,048 shares that are issuable to the selling stockholders upon exercise of outstanding warrants. These shares are described in the “Selling Stockholders” section. After these shares are registered, they may be sold in the public market, which could cause the market price of our common stock to drop. An overabundance of available shares on the market may limit the price growth potential of our common stock even if our business is doing well, because the available supply may exceed the demand for our shares. In addition, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

Our directors have the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

The current members of our Board of Directors beneficially own, in the aggregate, 42.2% of our common stock, on a fully diluted basis. As a result, if they choose to vote in concert, our directors are collectively able to significantly influence the outcome of any corporate matter submitted to our stockholders for approval, including any transaction that might cause a change in control, such as a merger or acquisition. It is unlikely that stockholders in favor of a matter that is opposed by the Board of Directors would be able to obtain the number of votes necessary to overrule the Board.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The words “intend,” “anticipate,” “believe,” “estimate,” “plan” and “expect,” and similar expressions as they relate to us, are included to identify these forward-looking statements. Forward-looking statements include those that address activities, developments or events that we expect or anticipate will or may occur in the future. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

•	the risks associated with growth;

•	our inability to purchase and manufacture merchandise at attractive prices;

•	changes in consumer demand and preferences that cause people to desire products other than those traditionally offered by us; and

•	risks associated with the lack of liquidity of our shares of common stock due to the limited public market for our common stock.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

This prospectus has been distributed solely to permit the selling stockholders to offer and sell shares of our common stock to the public. Decorize is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling stockholders. However, we have received proceeds from the original issuance of the outstanding shares covered by this prospectus. In addition, we will receive proceeds in the amount of the exercise price of the warrants, for shares of common stock issued in exchange for those securities that are covered by this prospectus. Assuming exercise of all such warrants at the respective initial exercise prices of those warrants, the gross proceeds to us from the exercise of all such warrants would be $1,979,871. We intend to use any proceeds from exercise of such warrants for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The table appearing below sets forth the beneficial ownership of our common stock by the selling stockholders as of November 19, 2007, and after giving effect to the sale of the shares of common stock offered hereby. Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder. The table also sets forth (a) the name of each selling stockholder, (b) the number of shares of common stock beneficially owned by each selling stockholder, (c) the number of shares of common stock that may be sold in this offering by each selling stockholder, and (d) the number and percentage of shares of common stock each selling stockholder will beneficially own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights are treated as outstanding for purposes of computing each selling stockholder’s percentage ownership of outstanding shares to the extent they are exercisable within sixty days of the date on which such ownership is calculated.

Name of	Number of Shares Beneficially Owned before		Number of Shares Offered for		Shares Beneficially Owned After the Offering
Beneficial Owner	the Offering		Sale		Number(1)	Percentage(2)
Nest USA, Inc.	2,390,725	(3)	2,390,725	(3)	0	*
SRC Holdings Corporation	10,036,197	(4)	3,500,000	(4)	6,536,197	24.5%
Quest Capital Alliance, L.L.C.	5,459,286	(5)	3,500,000	(5)	1,959,286	7.4%
Blodnick Gordon Fletcher & Sibell, P.C.	120,000	(6)	120,000	(6)	0	*
James K. Parsons	2,792,303	(7)	408,333	(7)	2,383,970	9.0%
Jon T. Baker(8)	2,513,141		375,000		2,138,141	8.0%
J. Michael Sandel(9)	741,943		550,500		191,443	*
John E. Bagalay, Jr.(10)	4,348		4,348		0	*
Evan Kaye	115,000		115,000		0	*
H. Robert Weiner Trust	200,000	(11)	200,000	(11)	0	*
Elliott Bruce Weiner	233,500	(12)	233,500	(12)	0	*
Terrence Samuel Weiner	16,750		16,750		0	*
Elana May Essers	16,750		16,750		0	*
Pequot Scout Fund, L.P.	165,000	(13)	165,000	(13)	0	*
Pequot Navigator Offshore Fund, L.P.	85,000	(14)	85,000	(14)	0	*
Gryphon Master Fund	142,857	(15)	142,857	(15)	0	*
Gary Stein Roth IRA	35,714	(16)	35,714	(16)	0	*
Jack DeArmon	20,000		20,000		0	*
Joanna DeArmon	20,000		20,000		0	*
Fabian Garcia	273,070	(17)	40,000	(17)	233,070	*
Scott R. Griffith	14,286	(18)	14,286	(18)	0	*
Robert R. Blakely	14,286	(19)	14,286	(19)	0	*
Jesse B. Shelmire	14,285	(20)	14,285	(20)	0	*
Robert M. Allison	1,500,000	(21)	1,500,000	(21)	0	*
Boyd Aluminum Manufacturing Corporation	744,048	(22)	744,048	(22)	0	*
Equity Services, LLC	150,000	(23)	150,000	(23)	0	*
________________________________
*Less than 1%.

(1)
Assumes the selling stockholders (a) dispose of all the shares of common stock covered by this prospectus, (b) do not otherwise dispose of any shares of common stock acquired by them prior to November 19, 2007 and (c) do not acquire any additional shares of common stock.

(2)
Calculated using (a) as the numerator the number of shares of common stock owned by the stockholder, but not included in the prior column as being offered for sale under this prospectus, and (b) as the denominator, 26,635,068, the number of shares of common stock outstanding on November 19, 2007, plus the number of shares offered for sale by the stockholder that are not currently outstanding.

(3)
Marwan M. Atalla, a director of Decorize, is the President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by it.

(4)
The number of shares beneficially owned includes 2,500,000 shares issuable upon conversion of 500,000 shares of Series A Convertible Preferred Stock at an exercise price of $0.20 per share and 3,750,000 shares issuable upon conversion of a convertible term note at a conversion price of $0.20 per share. These shares are not included in the number of shares offered for resale. John P. Stack is the President of SRC Holdings Corporation and has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by it.

(5)
Steven W. Fox, a director of Decorize, is the general manager of Quest Capital Alliance, L.L.C. and controls the right to vote and dispose of the shares of Decorize common stock owned by Quest Capital Alliance, L.L.C.

(6)
Includes 120,000 shares issuable upon exercise of warrants at an exercise price of $0.35 per share. Edward K. Blodnick and Lawrence M. Gordon have the power to control the voting and disposition of the shares of Decorize common stock held by Blodnick Gordon Fletcher & Sibell, P.C.; however, they disclaim beneficial ownership of those shares.

(7)	Mr. Parsons has served as the Executive Vice President of Decorize since July 2001 and was on the Board of Directors from July 2001 through March 2006.
(8)	Mr. Baker served as President and Chief Executive Officer of Decorize from June 2001 until August 2003. He also served on the Board of Directors of Decorize from June 2001 until November 2003.
(9)	Mr. Sandel has served as the Vice President of Decorize since July 2001 and was on the Board of Directors from July 2001 through March 2006.
(10)	Mr. Bagalay served on the Board of Directors of Decorize from December 2002 until February 2004.
(11)
Elliott Bruce Weiner is the trustee of the H. Robert Weiner Trust and has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by the trust; however, Mr. Weiner disclaims any beneficial ownership of those shares.

(12)	Includes 233,500 shares held by the H. Robert Weiner Trust, of which Mr. Weiner serves as trustee. Mr. Weiner disclaims any beneficial ownership of those shares.
(13)
We have been informed that Pequot Capital Management, Inc. (“PCM”) is the investment manager of Pequot Scout Fund, L.P. Voting and investment control over the shares of Decorize common stock owned by Pequot Scout Fund, L.P. is shared at PCM by Arthur J. Samberg and Kevin O’Brien, the sole executive officers and directors of PCM. Mr. Samberg is the controlling stockholder of PCM.

(14)
We have been informed that PCM is the investment manager of Pequot Navigator Offshore Fund, L.P. Voting and investment control over the shares of Decorize common stock owned by Pequot Scout Fund, L.P. is shares at PCM by Arthur J. Samberg and Kevin O’Brien, the sole executive officers and directors of PCM. Mr. Samberg is the controlling stockholders of PCM.

(15)
We have been informed that E.B. Lyon IV is the authorized agent of Gryphon Master Fund, and has the right to vote and exercise control over the disposition of the shares of Decorize common stock owned by Gryphon Master Fund.

(16)	We have been informed that Gary Stein is the individual who has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by Gary Stein Roth IRA.
(17)	Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $3.00 per share. Mr. Garcia served on the Board of Directors of Decorize from June 2001 until October 2005.
(18)
Includes 14,286 shares issuable upon exercise of warrants at an exercise price of $2.80 per share. Mr. Griffith has represented that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.

(19)
Includes 14,286 shares issuable upon exercise of warrants at an exercise price of $2.80 per share. Mr. Blakely has represented that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.

(20)
Includes 14,285 shares issuable upon exercise of warrants at an exercise price of $2.80 per share. Mr. Shelmire has represented that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.

(21)	Includes 178,571 shares issuable upon exercise of warrants at an exercise price of $0.70 per share.
(22)	Includes 297,620 shares issuable upon exercise of warrants at an exercise price of $0.80 per share.
(23)	Includes 150,000 shares issuable upon exercise of warrants at an exercise price of $0.27 per share.

The selling stockholders acquired the shares of common stock offered by this prospectus, including those issuable under the warrants noted above, from Decorize in various private placements. The private placement transactions by which the selling stockholders acquired their shares being offered by this prospectus are described below:

•
a private placement to Boyd Aluminum Manufacturing Company of 446,428 shares of common stock at a price of $0.56 per share and warrants to acquire up to 297,620 shares of common stock at an initial exercise price of $0.80 per share, which was closed on February 5, 2007;

•
a private placement to Robert M. Allison of 821,429 shares of common stock at a price of $0.35 per share and warrants to acquire up to 178,571 shares of common stock at an initial exercise price of $0.70 per share, which was closed on February 5, 2007;

•
the issuance to Equity Services, LLC of a warrant certificate to acquire 150,000 shares of common stock at an initial price of $0.27 per share as compensation for consulting services provided in September 2006;

•
the issuance to Quest Capital Alliance, L.L.C. of 2,500,000 shares of common stock at a price of $0.20 per share upon conversion of an existing convertible term note in the original principal amount of $500,000 on May 5, 2006;

•	the issuance to James K. Parsons of 833,333 shares of common stock in satisfaction of $400,000 in principal owed to him under an existing promissory note on May 5, 2006;

•	a private placement to SRC Holdings Corporation that included the issuance of 1,250,000 shares of common stock at a price of $0.40 per share, which was closed on June 15, 2005;

•	a private placement to Quest Capital Alliance, L.L.C. of 625,000 shares of common stock at a price of $0.40 per share that was closed on June 15, 2005;

•	a private placement to Nest USA, Inc. of 1,000,000 shares of common stock at a price of $0.40 per share, which was closed on May 31, 2005;

•
a private placement of a common stock warrant exercisable for 120,000 shares of common stock at $0.35 per share to Blodnick Gordon Fletcher & Sibell, P.C., which was issued in March 2005 in order to settle certain claims brought against Decorize;

•
a private placement to SRC Holdings Corporation of 36,197 shares of common stock and warrants to acquire up to 750,000 shares of common stock at an initial exercise price of $ 1.40 per share (subsequently reduced to $0.20 per share), and an additional issuance of warrants to Quest Capital Alliance, L.L.C. to acquire up to 600,000 shares of common stock, which was closed on February 13, 2004;

•
the issuance to SRC Holdings Corporation of warrants to acquire 500,000 shares of common stock at an initial exercise price of $1.40 per share upon the closing of a short-term credit facility provided to Decorize in February 2004;

•
an exchange of an aggregate $1,410,200 of debt owed to Nest USA, Inc. and James K. Parsons, Michael J. Sandel and Jon T. Baker into 1,410,200 shares of common stock, in four separate transactions closing in January 2004;

•
the issuance of 30,000 shares of common stock as compensation to Evan Kaye for consulting services provided in April, May and June 2003 (this consultant received another 85,000 shares of common stock from certain stockholders of Decorize in satisfaction of claims made for services to Decorize and was granted registration rights for those shares);

•	the issuance of 4,348 shares of common stock to John Bagalay, a former member of Decorize’s board of directors, in December 2002;

•
a private placement of an aggregate of 785,714 shares of common stock at a price of $1.40 per share and warrants to acquire an aggregate of 785,714 shares of common stock at an initial exercise price of $2.80 per share, with 357,143 shares of common stock and warrants to acquire 357,143 shares of common stock being sold to Quest Capital Alliance, L.L.C., which closed on December 2, 2002, and with 165,000 shares of common stock and warrants to acquire 165,000 shares of common stock sold to Pequot Scout Fund, L.P., 85,000 shares of common stock and warrants to acquire 85,000 shares of common stock sold to Pequot Navigator Offshore Fund, L.P., 142,857 shares of common stock and warrants to acquire 142,857 shares of common stock sold to Gryphon Master Fund, and 35,714 shares of common stock and warrants to acquire 35,714 shares of common stock sold to Gary Stein Roth IRA, all of which closed on November 19, 2002;

•
the issuance, as an expense of the private offerings closed on December 2 and November 19, 2002 listed above, of 17,857 shares of common stock to the lead broker acting on the Company’s behalf in such placement, and an additional set of warrants for an aggregate of 171,428 shares of common stock (with 42,857 shares exercisable at $1.40 per share, 42,857 shares exercisable at $2.80 per share, 42,857 shares exercisable at $1.68 per share and 42,857 shares exercisable at $3.36 per share), certain of which were issued to Scott R. Griffith, Robert R. Blakely and Jesse B. Shelmire;

•
a private placement to Fabian Garcia of 20,000 shares of common stock at a price of $2.50 per share and warrants to acquire an additional 20,000 shares of common stock at an initial exercise price of $3.00 per share on May 6, 2002;

•
the private offering of an aggregate 220,000 units at a price of $2.50 per unit, with each unit consisting of one share of common stock and one five-year warrant to purchase one share of common stock at $4.00 per share, with 80,000 and 20,000 units being sold to Nest USA, Inc. and Jack DeArmon, respectively, in December 2001, 100,000 units being sold to Quest Capital Alliance, L.L.C. in January 2002 and 20,000 units being sold to Jo Anna DeArmon in February 2002; and

•
a private placement to Nest USA, Inc. of a convertible promissory note in the principal amount of $750,000 in February 2002 that was convertible into shares of common stock at an initial conversion price of $2.50 (subsequently reduced to $1.00 per share) and warrants to acquire up to 300,000 shares of common stock at an initial exercise price of $3.00 per share (subsequently reduced to $1.00 per share).

Decorize is registering the shares of the selling stockholders pursuant to certain registration rights granted to them under various registration rights agreements entered into in connection with the private placements. Please see “Certain Relationships and Related Transactions” for more information. The offering of the shares will terminate as of the date on which all shares offered hereby have been sold.

The majority of the shares being offered pursuant to this prospectus were once subject to existing registration statements on Form S-3 that had been filed by the Company. As the Company’s common stock was recently removed from listing on the American Stock Exchange, the Company is no longer eligible to use Form S-3. The Company had anticipated this would happen, and, accordingly, the Company deregistered all of its prior S-3 registration statements and filed the registration statement on Form SB-2 of which this prospectus is a part in order to comply with its contractual registration obligations to the various selling stockholders.

In preparing this prospectus, the Company calculated the number of shares to be offered under this prospectus by combining the number of shares that were once subject to those now-deregistered registration statements. The Company subsequently communicated with each of the selling stockholders offering shares under this prospectus and separately investigated its stockholder lists and other information from its transfer agent to determine if any of the shares offered in the now-deregistered registration statements had been sold and determine the number of shares currently beneficially owned by such holders. During this review, the Company determined that, to the best of its knowledge, none of the selling stockholders sold any shares pursuant to the prior registration statements, and, based on this information, the Company updated the selling stockholders’ information as it believed appropriate.

Additional Information Regarding Certain Transactions with Selling Stockholders

Convertible Promissory Notes

As disclosed above, certain shares of common stock, which were previously offered for resale under a now deregistered registration statement on Form S-3 filed by the Company, may be issued upon the conversion of an outstanding convertible promissory note held by SRC Holdings Corporation, a Missouri corporation (“SRC”). Previously, the Company had also issued a convertible note to Nest USA, Inc., a Delaware corporation (“Nest USA”), and had also registered the resale of the shares issuable thereunder under a now-deregistered registration statement. The Company is providing the following information regarding those two notes to aide investors in developing a more detailed understanding of the nature of the transactions between the Company and Nest USA and SRC. The Company paid off in full the note issued to Nest USA on June 21, 2007, and as such there are no longer any shares issuable or registered for resale by the Company under that note.

Number of Outstanding Shares Held by Non-Related Parties(1) Before Nest USA Convertible Note Transaction (2/26/2002)	3,806,956

Number of Outstanding Shares Held by Non-Related Parties(1) Before SRC Convertible Note Transaction (1/12/2005)	4,780,064

Number of Shares Registered for Resale by the Selling Stockholders or Affiliates of the Selling Stockholders in Prior Registration Statements	26,450,365

Number of Shares Registered for Resale by the Selling Stockholders or Affiliates of the Selling Stockholders that Continue to be Held by the Selling Stockholders or Related Parties(1)	14,376,382

Number of Shares Sold in Registered Resale Transactions by the Selling Stockholders or Related Parties(1)
The Company has corresponded with each of the selling stockholders and separately investigated its stockholder lists and other information from its transfer agent. During this review, the Company determined that, to the best of its knowledge, no registered resales were made by the Selling Stockholders or Related Parties. The Company can specifically confirm that none of the shares issuable under the SRC convertible note have been sold.

Number of Shares Registered for Resale on Behalf of the Selling Stockholders or Affiliates of the Selling Stockholders in the Current Registration Statement	14,376,382
__________________

(1)
For purposes of this table, any person who is a selling stockholder listed in this prospectus or an affiliate of such a selling stockholder, or who had a contractual relationship with any such selling stockholder regarding the noted transaction (which was disclosed to the Company), or is an affiliate of the Company (being an executive officer, director or holder of more than 10% of the outstanding voting shares), shall be deemed a Related Party. Any other person shall be deemed a Non-Related Party.

Value of Underlying Securities. The following table shows the total dollar value of the securities underlying the outstanding SRC convertible note (using the number of underlying securities that could conceivably have been registered for resale and the market price per share for those securities on the date of the sale of the convertible notes):

Holder	Outstanding Principal Balance (1)	Conversion Price per Share		Number of Conversion Shares	Market Value of Conversion Shares (2)
SRC	$750,000	$0.20	(3)	3,750,000	$3,000,000.00	(4)
__________________

(1)	Reflects the principal outstanding as of September 30, 2007.
(2)	Please see Footnote (5) to the table presented under “- Hypothetical Discount Analysis” below.
(3)
The conversion price under this note was reduced in June 2005 from $0.40 to $0.20 per share, in connection with a private placement of common stock, the proceeds of which were used to secure a line of credit from Bank of America, N.A.

(4)
Based upon the market price of $0.80 per share on January 12, 2005 (calculated as the average of the high and low sales prices for that date, as reported on the American Stock Exchange (“AMEX”)), the date on which the SRC note was amended to be convertible into shares of common stock. The note was initially issued on April 29, 2004, in the original principal amount of $500,000, and was subsequently amended to increase the principal owed to $750,000 on October 5, 2004. On January 12, 2005, the note was further amended to be convertible into 1,875,000 shares at an initial conversion price of $0.40 per share, which would have represented a market value of $1,500,000 on that date.

Payments In Connection With the Convertible Notes. The following is a summary of the dollar amount of payments made in connection with the issuance of the convertible notes:

•
Nest USA - The Company did not make any additional payments to brokers, finders or to Nest USA or any selling stockholder in connection with the sale of the convertible note to Nest USA in February 2002. During the term of the note, the Company paid an aggregate $102,708 in interest, which represents all the accrued interest on the note. Each payment was a regular monthly payment made in accordance with the terms of the note. The Company paid the note in full on June 21, 2007.

The Company did not make any further payments to Nest USA or its affiliates during the one-year period after the note was issued to Nest USA.

•
SRC - The Company did not make any additional payments to brokers, finders or to SRC or any selling stockholder in connection with the sale of the convertible note to SRC in February 2004. During the term of the note, the Company has paid an aggregate $182,887 in interest, which represents all the accrued interest on the note. Each payment was a regular monthly payment made in accordance with the terms of the note.

Steve Crowder, the President and CEO of the Company, was initially appointed to his position in connection with the private placement of Series A preferred stock to SRC in February 2004. He, in addition to Mr. Steven Fox, is one of two directors that are currently serving upon the election of SRC, as the sole holder of the Company’s Series A Convertible Preferred Stock. Mr. Crowder also currently serves as a director on SRC’s board of directors. As a result, Mr. Crowder may be deemed to be an affiliate of SRC; however, the Company is not making any representation on behalf of SRC or Mr. Crowder as to what, if any, affiliate relationship may exist between them. During the one-year period following the date on which the note held by SRC became convertible (January through December of 2005), Mr. Crowder received an aggregate $128,675 in wages paid for his services as President and CEO of the Company, which may be deemed payments to an affiliate of SRC for certain limited purposes.

Mr. Fox, the other member of the Company’s board of directors serving at SRC’s election, receives compensation from the Company in his capacity as a member of the Company’s board of directors consistent with the Company’s compensation policy concerning board members. Apart from this compensation, Mr. Fox does not receive any payments from the Company. The Company has not made any payments to Mr. Fox or Quest Capital Alliance, L.L.C., of which he is the general manager, or any of their respective affiliates in connection with the issuance of the convertible notes to SRC or Nest USA. The Company does not believe that Mr. Fox is an affiliate of SRC.

Hypothetical Discount Analysis. The following table illustrates the Company’s presentation of a hypothetical “total possible profit” calculation for the convertible notes held by Nest USA and SRC:

Holder of Convertible Note	Date of Transaction	Principal Amount of Convertible Note (1)	Conversion Price per Share (1)	Total Possible Conversion Shares (1) (2)	Market Price per Share (1)	Conversion Price of All Conversion Shares (1) (2)	Market Value of All Conversion Shares (1) (2)		Total Hypothetical Discount(2)

SRC (3)	1/15/2005	$750,000	$0.40	1,932,315	$0.80	$772,926	$1,545,852	(5)	$772,926	(5)
	6/15/2005	$750,000	$0.20	4,426,305	$0.68	$885,361	$3,010,227	(5)	$2,124,866	(5)

Nest USA (4)	2/26/2002	$750,000	$2.50	328,430	$2.50	$821,074(5)	$821,074	(5)	$0	(5)
	1/21/2004	$210,497	$1.00	222,979	$1.03	$229,668	$229,668	(5)	$6,689	(5)
__________________

(1)	Information provided as of the date of transaction.
(2)
For purposes of calculating the total possible number of the shares that could be issued under each note, the Company assumed that no interest payments were ever made under the note and that the outstanding principal and all accrued interest was converted on the maturity date of the respective note (for this purpose, the Company assumed that the maturity date of the SRC note, which is payable on demand, is September 30, 2007); however, the Company does not have the option under either note to make interest payments by issuing shares (the failure to pay interest in cash when due would be a default), and all interest payments have in fact been made to date.

(3)
SRC originally acquired a secured promissory note in the principal amount of $500,000 on April 29, 2004, in exchange for an advance of funds in the same amount. On October 5, 2004, the Company borrowed an additional $250,000 from SRC, and the note was amended to be in the principal amount of $750,000. On January 15, 2005, the note was amended to be convertible into shares of the Company’s common stock at a price of $0.40 per share, in connection with SRC providing a guaranty of certain amounts payable to Bank of America, N.A. under a line of credit issued that same day in the amount of $4,000,000. Prior to that time, the note was not convertible into shares of the Company’s common stock. The conversion price was decreased to $0.20 per share on June 15, 2005, in connection with a private placement transaction and an amendment to the line of credit in which the Company placed $750,000 with Bank of America to be held as collateral for the credit line in substitution for SRC’s guaranty. There are no further adjustments to the conversion price contemplated under the note.

(4)
Nest USA originally acquired a promissory note in the principal amount of $750,000 on February 26, 2002, in exchange for an advance of funds of the same amount. Effective as of January 1, 2004, the conversion price was decreased to $1.00 per share and 409,700 shares were issued to Nest USA in payment of $409,700 owed under the note, as a condition to the investment by SRC in the Company’s Series A Convertible Preferred Stock on February 13, 2004. There are no further adjustments to the conversion price contemplated under the note.

(5)
The Company notes that there is not an established market for its shares of common stock and that its shares have traded at relatively low volumes historically. During the 2004, 2005 and 2006 calendar years, the average monthly trading volume of the common stock of the Company was approximately 432,500, 149,333 and 226,167, respectively. Primarily because of the lack of liquidity for its shares, the Company does not believe that the quoted market price of its common stock during the periods indicated can be relied upon as an accurate indicator of the price that would be offered by a purchaser, or could be expected to be received by a proposed seller, upon the sale of any significant amount of the approximately 23 million shares offered for sale by the selling stockholders. Specifically, the Company does not believe that the selling stockholders who held convertible notes could have sold the aggregate 3,774,275 shares underlying those notes without a substantial discount to the currently quoted market price, nor could the Company expect in each case to have sold the relevant offered shares (or securities convertible into or exercisable for those shares) to the selling stockholders without an appropriate discount to the quoted market price. Despite the foregoing issues, the Company did not apply any discount to the hypothetical profit or discount calculations that have been provided herein. However, the Company does not believe that the implied “discounts” or “profits” set forth above are accurate measures of the amounts that any holder could realistically expect to realize upon the sale of the conversion securities or outstanding shares it holds.

Proceeds Payable to the Company. The following table presents information regarding the proceeds payable to the Company in connection with the two convertible note transactions:

	Nest USA Convertible Note	SRC Convertible Note

Gross Proceeds to Issuer	$750,000	$750,000
Payments Made to Selling Stockholders and any Affiliates (1)	$102,708	$290,799
Hypothetical Net Proceeds to Issuer(2)	$647,292	$587,876
Combined Hypothetical Total Possible Profit from Conversion Discounts for Holder and any affiliates of Holder (3) (4)	$—	$2,174,866
__________________

(1)	Includes all payments made in the first year following the issuance of the applicable note.
(2)
This calculation does not contemplate a discount or payment for the time value of the gross proceeds paid to the Company, which would correspond to (and offset) the interest payments made during the term of the note. Accordingly, the calculation of net proceeds (payments) may be artificially low.

(3)	Please see Footnote (5) to the table presented under “—Hypothetical Discount Analysis” above.
(4)
For purposes of this table, we have presented the hypothetical discount/profit as of the most recent date on which the conversion price was adjusted, which gives the greatest possible hypothetical profit. The Nest USA note reflects no hypothetical discount/profit, as it has been paid in full.

With respect to the Nest USA convertible note transaction, the percentage represented by (a) the sum of the total possible payments (as disclosed in “—Payments In Connection With the Convertible Notes” above) and the total possible discount to the market price (as disclosed in “—Hypothetical Discount Analysis” above), divided by (b) the net proceeds to the issuer (as shown in the table above) is equal to 16.8%. The average of this percentage over the 46-month term of the note (ending on the maturity date of the current note) is equal to 4.4% per year.

With respect to the SRC convertible note transaction, the percentage represented by (a) the sum of the total possible payments (as disclosed in “—Payments In Connection With the Convertible Notes” above) and the total possible discount to the market price (as disclosed in “—Hypothetical Discount Analysis” above), divided by (b) the net proceeds to the issuer (as shown in the table above) is equal to 419.4%. The average of this percentage over the 29-month term of the note (beginning in January 2005, when it became convertible, and ending on an assumed maturity date of May 31, 2007) is equal to 173.5% per year.

Repayment of Convertible Notes; Short Positions. The Company has repaid in full the convertible note issued to Nest USA, and the Company intends to make all payments of interest and principal under the convertible note issued to SRC. Based on the Company’s recent operating history and current prospects, the Company expects to have sufficient cash flow from its operations to fund those payments. The Company has confirmed with each of Nest USA and SRC that neither of them has an existing short position in the Company’s common stock.

Other Convertible Securities

Information regarding all other outstanding convertible securities issued by the Company in the past is set forth in the following table:

Outstanding Warrants, Options, Notes and Other Securities(1)

Holder	Security	Issue Date	Market Price of Common Stock on Date of Sale	Conversion- Exercise Price on Date of Sale	Total Shares Issuable		Aggregate Market Price of Underlying Shares on Date of Sale	Aggregate Conversion- Exercise Price of Underlying on Date of Sale	Total Hypothetical Discount (Premium)(2)

SRC	Series A Convertible Preferred Stock	02/13/2004	$0.90	$1.00	500,000	(3)	$450,000	$500,000	$(50,000)

Robert R. Blakely, Jr.	Warrants	11/26/2002	$1.58	$2.80	14,286		$22,572	$40,001	$(17,429)

Scott R. Griffith	Warrants	11/26/2002	$1.58	$2.80	14,286		$22,572	$40,001	$(17,429)

Jesse B. Shelmire	Warrants	11/26/2002	$1.58	$2.80	14,285		$22,570	$39,990	$(17,428)

Fabian Garcia	Warrants	05/06/2002	$4.20	$3.00	20,000		$84,000	$60,000	$24,000

Equity Services, LLC	Warrants	09/15/2006	$0.27	$0.28	150,000		$40,500	$42,000	$(1,500)

Robert Allison	Warrants	02/05/2007	$0.68	$0.70	178,571		$121,428	$125,000	$(3,572)

Boyd Aluminum Manufacturing Corporation	Warrants	02/05/2007	$0.68	$0.80	297,620		$202,382	$238,096	$(35,714)

__________________

(1)
The Company has not included any outstanding stock options granted to employees or directors in this table. However, the Company notes that Messrs. Crowder (who currently holds options exercisable for 300,000 shares of common stock at $0.17 per share) and Fox (who currently holds options exercisable for 45,000 shares of common stock at $0.17 per share) may be deemed to be related to SRC and Quest Capital and its affiliates, respectively. The options were granted at the closing market price for the shares on the date of grant, so there would be no discount in accordance with the calculation. Please see the “- Hypothetical Discount Analysis” table above.

(2)	Please see Footnote (5) to the table presented under “- Hypothetical Discount Analysis” above.
(3)
At the date of issuance, the shares of Series A Convertible Preferred Stock were convertible into 500,000 shares of common stock at a price of $1.00 per share. In June 2005, the terms of the Series A Convertible Preferred Stock were amended to reduce the conversion price to $0.20 per share, effectively increasing the conversion ratio from 1:1 to 5:1, which in turn increased the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock from 500,000 to 2,500,000.

Other Transactions Between Decorize and the Selling Stockholders

The following table presents comprehensive information regarding all prior securities transactions between the Company (or any of its predecessors) and the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons):

Date of Transaction	Persons Who Received Shares in Transaction	Number of Outstanding Shares Before Transaction	Number of Outstanding Shares Held by Non-Related Parties(1) Before Transaction	Total Number of Shares of Common Stock Issued (or issuable) In Transaction		Adjusted Percentage of Shares Issued(2)	Market Price of Shares on Transaction Date	Current Market Price of Shares (07/20/07)

12/20/01	Jack DeArmon	10,191,443	3,908,287	20,000		0.5%	$3.45	$0.55
12/20/01	Nest USA, Inc.	10,191,443	3,908,287	80,000		2.0%	$3.45	$0.55
	Total Shares			100,000		2.6%

01/02/02	Quest Capital Alliance, LLC	10,291,443	3,908,287	100,000		2.6%	$4.00	$0.55

02/26/2002	Nest USA, Inc.	10,392,774	3,908,287	250,000 (all issuable under convertible note)		6.4%	$3.60	$0.55

02/28/02	Jo Anna DeArmon	10,392,774	3,908,287	40,000 (including 20,000 issuable under warrants)		1.0%	$4.22	$0.55

05/05/02	Fabian Garcia	10,412,774	3,908,287	40,000 (including 20,000 issuable under warrants)		1.0%	$4.20	$0.55

11/25/02	Pequot Scout Fund, L.P.	10,432,774	3,908,287	165,000		4.2%	$1.67	$0.55
	Pequot Navigator Offshore Fund, L.P.	10,432,774	3,908,287	85,000		2.2%	$1.67	$0.55
	Gryphon Master Fund	10,432,774	3,908,287	142,857		3.7%	$1.67	$0.55
	Gary Stein Roth IRA	10,432,774	3,908,287	35,714		0.9%	$1.67	$0.55
	Scott R. Griffith	10,432,774	3,908,287	14,286 (all issuable under warrants)		0.4%	$1.67	$0.55
	Robert R. Blakely	10,432,774	3,908,287	14,286 (all issuable under warrants	)	0.4%	$1.67	$0.55
	Jesse B. Shelmire	10,432,774	3,948,287	14,285 (all issuable under warrants)		0.4%	$1.67	$0.55
	Total Shares	861,345		471,428		12.1%

12/06/02	Quest Capital Alliance, LLC	10,432,774	3,908,287	357,143		9.1%	$1.40	$0.55

12/16/02	John Bagalay	11,236,345	3,908,287	4,348		0.1%	$1.07	$0.55

04/01/03	Evan Kaye	11,240,693	3,925,337	16,667		0.4%	$1.54	$0.55

05/05/03	Evan Kaye	11,257,360	3,925,337	6,667		0.2%	$1.49	$0.55

06/04/03	Evan Kaye	11,264,027	3,947,837	6,666		0.2%	$1.40	$0.55

12/09/03(3)	H. Robert Weiner Trust	11,236,345	3,948,287	200,000		5.1%	$1.35	$0.55

Date of Transaction	Persons Who Received Shares in Transaction	Number of Outstanding Shares Before Transaction	Number of Outstanding Shares Held by Non- Related Parties(1) Before Transaction	Total Number of Shares of Common Stock Issued (or issuable) In Transaction	Adjusted Percentage of Shares Issued(2)	Market Price of Shares on Transaction Date	Current Market Price of Shares (07/20/07)
	Elliott Bruce Weiner	11,236,345	3,948,287	233,500	0.8%	$1.35	$0.55
	Terrance Samuel Weiner	11,236,345	3,948,287	16,750	0.4%	$1.35	$0.55
	Elana May Essers	11,236,345	3,948,287	16,750	0.4%	$1.35	$0.55
	Total Shares			267,000	6.8%

01/05/04(3)	Evan Kaye	11,710,693	4,205,277	10,000	0.2%	$1.04	$0.55
01/15/04(3)	Evan Kaye	11,710,693	4,205,277	50,000	1.2%	$1.03	$0.55

01/16/04	James K. Parsons	11,710,693	4,205,277	75,000	1.8%	$1.10	$0.55
	Jon T. Baker	11,710,693	4,205,277	375,000	8.9%	$1.10	$0.55
	J. Michael Sandel	11,710,693	4,205,277	550,500	13.1%	$1.10	$0.55
	Total Shares			1,000,500	23.8%

01/21/04	Nest USA, Inc.	11,710,693	4,205,277	409,700	9.7%	$1.03	$0.55

02/13/04	SRC Holdings Corporation	0	0	500,000 (Series A Convertible Preferred Stock)	100%	$0.90	$0.55

02/13/04	SRC Holdings Corporation	13,045,893	4,205,277	36,197	0.9%	$0.90	$0.55
	SRC Holdings Corporation	13,045,893	4,205,277	1,250,000 (including 500,000 issuable upon conversion of Series A Convertible Preferred Stock, 750,000 shares issuable under warrants)	29.7%	$0.90	$0.55
	Quest Capital Alliance, LLC	13,045,893	4,205,277	600,000 (all issuable under warrants)	14.3%	$0.90	$0.55
	Total Shares			1,886,197	44.9%

02/19/04(3)	Evan Kaye	13,082,090	4,205,277	25,000	0.6%	$0.81	$0.55

01/12/05	SRC Holdings Corporation	13,166,375	4,780,064	1,875,000 (all issuable under convertible note)	39.2%	$0.80	$0.55

03/15/05	Blodnick, Gordon, Fletcher and Sibell, P.C.	13,166,375	4,780,064	120,000 (all issuable under warrants)	2.5%	$0.44	$0.55

05/31/05	Nest USA, Inc.	13,166,375	4,780,064	1,000,000	41.8%	$0.68	$0.55

6/15/05	SRC Holdings Corporation	13,166,375	4,780,064	1,250,000	26.2%	$0.68	$0.55

Date of Transaction	Persons Who Received Shares in Transaction	Number of Outstanding Shares Before Transaction	Number of Outstanding Shares Held by Non-Related Parties(1) Before Transaction	Total Number of Shares of Common Stock Issued (or issuable) In Transaction		Adjusted Percentage of Shares Issued(2)	Market Price of Shares on Transaction Date	Current Market Price of Shares (07/20/07)
	SRC Holdings Corporation	13,166,375	4,780,064	3,875,000 (including 1,875,000 additional shares issuable under amended convertible note and 2,000,000 additional shares issuable under amended Series A Convertible Preferred Stock)		81.1%	$0.68	$0.55
	Quest Capital Alliance, LLC	13,166,375	4,780,064	625,000		13.1%	$0.68	$0.55
	Total Shares			5,750,000		120.3%

11/16/05	SRC Holdings Corporation	13,166,375	4,828,716	1,500,000 (shares were issued upon exercise of existing warrant)		31.1%	$0.46	$0.55

01/09/06	Nest USA, Inc.	17,542,375	5,459,153	625,000 (shares were issued upon exercise of existing warrant)		11.4%	$0.58	$0.55

03/07/06	Quest Capital Alliance, LLC	18,167,735	5,459,153	1,807,143 (shares were issued upon exercise of existing warrant)		33.1%	$0.37	$0.55

03/14/06	Nest USA, Inc.	19,974,878	5,459,153	371,000 (shares were issued upon exercise of existing warrant	)	6.8%	$0.38	$0.55
	SRC Holdings Corporation	19,974,878	5,459,153	1,500,000 (shares were issued upon exercise of existing warrant)		27.5%	$0.38	$0.55
	Total Shares			1,871,000		34.3%

05/05/06	Quest Capital, LLC	21,905,878	6,169,153	2,500,000		40.5%	$0.42	$0.55
	James K. Parsons	21,905,878	6,169,153	833,333		13.5%	$0.42	$0.55
	Total Shares			3,333,333		54.0%

Date of Transaction	Persons Who Received Shares in Transaction	Number of Outstanding Shares Before Transaction	Number of Outstanding Shares Held by Non-Related Parties(1) Before Transaction	Total Number of Shares of Common Stock Issued (or issuable) In Transaction	Adjusted Percentage of Shares Issued(2)	Market Price of Shares on Transaction Date	Current Market Price of Shares (07/20/07)
09/15/06	Equity Services, LLC	24,739,211	7,060,921	150,000 (all issuable under warrants)	2.1%	$0.27	$0.55

02/05/07	Robert M. Allison	25,239,211	7,067,921	1,000,000 (including 178,571 shares issuable under warrants)	14.1%	$0.68	$0.55

02/05/07	Boyd Aluminum Manufacturing Corporation	25,239,211	7,067,921	744,048 (including 297,620 shares issuable under warrants)	10.5%	$0.68	$0.55
_____________________

(1)
For purposes of this table, any person who is a selling stockholder listed herein or an affiliate of such selling stockholders, or who had a contractual relationship with any selling stockholder regarding the noted transaction (which was disclosed to the Company), or is an affiliate of the Company (being an executive officer, director or holder of more than 10% of the outstanding voting shares) is deemed a related party. Any other person is deemed a non-related party.

(2)	Being the outstanding shares (not fully diluted) held only by non-related parties, divided by the fully diluted number of shares issued in the transaction.
(3)	Transaction was not an original issuance. The Company agreed to grant registration rights to holders.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares of common stock from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market or in private transactions at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealer acting in connection with the sale of the shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”) in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The offering of the shares will terminate upon the earlier to occur of the sale of all the shares offered hereby and the date on which all of the shares offered hereby that have not been sold are eligible for resale under the Securities Act, without the volume limitations of Rule 144 of the Securities Act.

Decorize is registering the sale of the common stock held by the selling stockholders in satisfaction of its obligations under various registration rights agreements that it entered into with each of the selling stockholders in connection with the private offerings in which such stockholders acquired their shares of common stock and common stock warrants or other securities convertible into shares of common stock. In those registration rights agreements, Decorize agreed to pay the costs, expenses and fees incurred in connection with the registration of the selling stockholders’ shares, which we estimate to be approximately $136,500 (excluding selling commissions and brokerage fees incurred by the selling stockholders). Decorize also agreed to indemnify the selling stockholders in connection with its registration of the sale of their shares of Decorize common stock against any losses or damages to which they become subject under applicable state or federal securities laws that arise from an actual or alleged untrue statement of a material fact in this prospectus or the related registration statement or from an actual or alleged omission to state a material fact that causes the statements made in this prospectus or the registration statement to be misleading. However, Decorize is not responsible for indemnifying any selling stockholder against those liabilities to the extent that they arise from an untrue statement or omission that is made in reliance upon and in conformity with written information provided to Decorize from such stockholder for use in the preparation of this prospectus and the related registration statement. The selling stockholders agreed in return to indemnify Decorize against losses or damages arising from such untrue statements or omissions that are made in reliance upon the written information provided by those selling stockholders, but each stockholder’s liability is limited to the proceeds received by such stockholder for the registration of the sale of its shares under this prospectus.

LEGAL PROCEEDINGS

We are subject to certain legal proceedings and claims that arise in the ordinary course of and are incidental to the business. In the opinion of management, based on discussions with and advice of legal counsel, the amount of ultimate liability with respect to these actions, either individually or in the aggregate, will not materially affect our consolidated results of operations or our financial condition.

MANAGEMENT

The following table sets forth information regarding the executive officers and directors of Decorize:

Name	Age	Position
Stephen R. Crowder	53	President, Chief Executive Officer and Director
Billie J. Montle	35	Interim Vice President of Finance and Corporate Controller
James K. Parsons	58	Executive Vice President
J. Michael Sandel	56	Vice President
Richard Chalker	66	Director
Steven W. Fox	50	Director
Marwan M. Atalla	44	Director

STEPHEN R. CROWDER.  Mr. Crowder was appointed a director and President/Chief Executive Officer of Decorize on February 3, 2004. Before joining the Company, Mr. Crowder served as President of ReGen Technologies, a joint venture between SRC Holdings Corporation and John Deere since 1999. Mr. Crowder also serves on the boards of SRC Holdings Corporation, Springfield Area Chamber of Commerce, Newstream Enterprises LLLP, Megavolt LLLP, and the National Center for Employee Ownership (NCEO).

BILLIE J. MONTLE. Ms. Montle joined the Company in November 2006 as the Corporate Controller was appointed as Interim Vice President of Finance on February 12, 2007. Prior to joining the Company, from 2003 through 2006 Ms. Montle served as a regional controller in Denver, Colorado office of Houston-based Stewart and Stevenson, LLC, an integrated oilfield services company and provider of capital and rental equipment and aftermarket parts and service to the oil and gas industry. From 2000 through 2003, Ms. Montle worked for J.D. Edwards, a software company headquartered in Denver, Co. Ms. Montle earned a Bachelor of Science in Business Administration from the University of Colorado at Boulder and a MBA from the University of Colorado at Denver. Ms. Montle is also a CPA.

JAMES K. PARSONS. Mr. Parsons was appointed as Executive Vice President of Decorizse as of July 31, 2001 and served as a director of Decorize from that time until March 2006. Mr. Parsons co-founded Decorize.com and GuildMaster. GuildMaster has been recognized as a design leader in the industry and has created such successful brands as the Arnold Palmer Home Collection, Tin Revival and America Country West.

J. MICHAEL SANDEL. Mr. Sandel was elected as a Vice President of Decorize as of July 31, 2001 in conjunction with the Company’s acquisition of Faith Walk Designs, Inc., of which he was a co-owner, and served as a director of the Company from that time until March 2006. Mr. Sandel and his wife, Kitty Sandel, founded Faith Walk Designs in 1985 to focus on upscale hand-painted furniture.

RICHARD B. CHALKER, JR. Mr. Chalker was appointed a director of Decorize on May 5, 2004. Mr. Chalker serves as Chairman of the Audit Committee. Mr. Chalker retired from Hallmark Cards Inc. in March of 2004, after over eight years with Hallmark, where he was Division Vice President - Tax & Customs responsible for the worldwide Tax and Customs Oversight functions. He serves on the Board of Directors, Audit, and Compensation committees of PBI/Gordon Corporation and serves on the Board of Directors of QC Holdings, Inc. Mr. Chalker earned a Bachelor of Science from Yale University and a J.D. from DePaul University. He is a CPA and passed the Illinois Bar examination.

STEVEN W. FOX.  Mr. Fox was appointed a director of Decorize on February 3, 2004. Mr. Fox has been General Manager and a member of the Management Committee of Quest Capital Alliance, L.L.C., a private equity fund (“Quest”), since 2000. Mr. Fox also serves on the Board of Directors of Global Energy Group, Inc. Mr. Fox received his MBA and BSBA from the University of Missouri-Columbia.

MARWAN M. ATALLA. Mr. Atalla was appointed a director of Decorize on August 1, 2005. Since 1989, Mr. Atalla has served as President of Nest USA, Inc. (“NEST”), a Houston-based privately held investment company with investments in real estate, aviation, technology and energy. NEST is part of the Near East Group, a multi-national investment group with offices in Amman, London & Houston. Mr. Atalla is a graduate of Ashland University with a degree in Business Administration.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by and paid by the Company to its principal executive officer and two other executive officers who were the most highly compensated executive officers of the Company for services rendered in all capacities during the fiscal years ended June 30, 2007 and 2006 (excluding executive officers whose salary and bonus did not exceed $100,000) (together, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

Stephen R. Crowder	2007	146,145	—	20,650	(1)	1,120	(3)	167,915
(President, CEO and Director)	2006	135,000	—	—		1,120	(3)	136,120

James K. Parsons	2007	118,115	—	2,100	(2)	—		120,215
(Executive Vice President)	2006	114,231	—	—		—		114,231

J. Michael Sandel	2007	113,404	—	2,100	(2)	—		115,504
(Vice President)	2006	110,000	—	—		—		110,000
_____________

(1)
Includes stock options granted under the 1999 Stock Option Plan on August 25, 2006, which are exercisable for 300,000 shares at an exercise price of $0.17 per share and were issued in connection with the cancellation of options for 225,000 shares at an exercise price of $0.52 per share. Please see “Note 8: Stock Based Compensation - Equity Incentive Plan” to the Company’s financial statements for the year ended June 30, 2007 included elsewhere in this prospectus for a discussion of all assumptions made in connection with determining the fair value of the awards.

(2)
Includes stock options granted under the 1999 Stock Option Plan on August 25, 2006, which are exercisable for 30,000 shares at an exercise price of $0.17 per share. Please see “Note 8: Stock Based Compensation - Equity Incentive Plan” to the Company’s financial statements for the year ended June 30, 2007 included elsewhere in this prospectus for a discussion of all assumptions made in connection with determining the fair value of the awards.

(3)	Represents premiums paid with respect to a $500,000 term life insurance policy for the benefit of Mr. Crowder. Benefits under the policy are payable to Mr. Crowder’s spouse in the event of his death.

The base salaries of our executive officers, including the Named Executive Officers, are set by the Compensation Committee in light of the level of responsibility associated with the position, with the intent to be competitive with the prevailing market for salaries of executive officers at comparable companies with similar responsibilities. The Compensation Committee has the discretion to make changes to base salary levels for our executive officers, with any changes intended to reflect the performance of the individual concerned and the ability of the Company to reward that individual commensurately with his or her performance. Salary adjustments made by the Compensation Committee generally become effective on June 1 of each fiscal year.

Employment Agreements

We do not currently have any employment agreements with our executive officers.

Stock Option Awards

The Company’s 1999 Equity Incentive Plan (the “Plan”), which was approved by the stockholders of the Company, permits the grant of nonqualified options to its employees, consultants and directors for up to 3 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards made by the Company have generally been granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and typically have seven-year contractual terms.

The Company uses its stock-based employee compensation plan to compensate its executives and employees and also as a method to align the interests of those executives and employees with those of the Company’s stockholders, by granting equity awards that increase in value upon increases in the market price of the Company’s common stock. During the period from the beginning of fiscal 2003 through the end of fiscal 2006, the Company’s stock price experienced continual and significant declines, in particular during fiscal 2006. Following those declines, the existing equity grants made by the Company in prior years had no market value, since the relative exercise prices were well in excess of the trading price for the Company’s common stock. During the final quarter of fiscal 2006, the Board of Directors began to discuss the equity compensation plan and what changes may be appropriate to address the significant decrease in the Company’s market price, which the directors determined to be due to performance and economic factors that impacted the Company, but were not within the control of the management team.

During a meeting of the Board of Directors on July 27, 2006, the directors discussed and approved a proposal to instruct the compensation committee to meet and consider lowering the exercise price of all outstanding stock options under the plan, which had an average exercise price of $0.52. The proposal would be effected by the compensation committee granting additional options at the current market price, which had fluctuated from $0.23 to $0.27 during the month of the meeting. One of the members of the compensation committee was not present at the July 27 meeting, so the compensation committee was instructed to consider the proposal at its next opportunity.

On August 25, 2006, the compensation committee met and approved a proposal to modify all of Decorize’s 648,000 outstanding employee stock options, all of which were fully vested, by reducing the applicable exercise price to $0.17 per share, which was the closing market price of the common stock on that date. Included in those stock options were options granted to Mr. Crowder that are exercisable for 225,000 shares of common stock. All of those options were fully vested upon issuance and are exercisable according to their terms until August 25, 2016. On that same day, the compensation committee also approved the issuance of another 429,000 employee stock options at an exercise price of $0.17 per share, including options granted to Messrs. Crowder, Parsons and Sandel that are exercisable for 75,000, 30,000 and 30,000 shares of common stock, respectively. However, the Company only issued 413,000 of those options, as one grant to an employee in another country was subsequently rescinded, with the approval of the compensation committee. These employee stock options vest ratably on the first day of each quarter from October 1, 2006 to October 1, 2007, at which time they will be fully vested, and they are exercisable according to their terms until August 25, 2016. None of the stock options granted by Decorize have any special conditions to exercise, any tandem or reload features, any tax reimbursement feature or any mechanism that could cause the exercise price to be lowered.

Outstanding Equity Awards at June 30, 2007

The following table sets forth certain information concerning unexercised options for each Named Executive Officer outstanding at June 30, 2007. The Company has not granted any stock awards to any of the Named Executive Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Stephen R. Crowder	281,250	18,750	(1)	—	$0.17	08/25/16

James K. Parsons	22,500	7,500	(1)	—	$0.17	08/25/16

J. Michael Sandel	22,500	7,500	(1)	—	$0.17	08/25/16
__________________

(1) These options became fully vested on July 1, 2007.

401(k) Plan

Effective July 1, 2002, the Company adopted a 401(k) Profit Sharing Plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) plan is available to each employee who meets the eligibility requirements of the plan. Employees may begin participation in the 401(k) plan on the first day of every month any time after one month of employment. Participating employees may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. The Company has made no contributions to the 401(k) plan and, at this time, does not intend to begin matching employee contributions to the 401(k) plan.

Compensation of Directors

The following table sets forth certain information concerning the compensation of our directors for the year ended June 30, 2007. Mr. Crowder does not receive any additional consideration for serving on the Board of Directors, and his compensation is summarized above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Marwan M. Atalla	—	—	700	(1)	—	—	—	700

Steven W. Fox	—	—	3,150	(2)	—	—	—	3,150

Richard B. Chalker	—	—	2,100	(3)	—	—	—	2,100
________________

(1)	Includes stock options granted under the 1999 Stock Option Plan on August 25, 2006, which are exercisable for 10,000 shares at an exercise price of $0.17 per share.

(2)
Includes stock options granted under the 1999 Stock Option Plan on August 25, 2006, which are exercisable for 45,000 shares at an exercise price of $0.17 per share and were issued in connection with the cancellation of options for 35,000 shares at an exercise price of $0.52 per share.

(3)
Includes stock options granted under the 1999 Stock Option Plan on August 25, 2006, which are exercisable for 30,000 shares at an exercise price of $0.17 per share and were issued in connection with the cancellation of options for 20,000 shares at an exercise price of $0.52 per share.

The Company does not pay its non-employee directors any fees or other consideration for serving on its Board of Directors, except that each non-employee director receives an annual grant of options to acquire 10,000 shares of common stock. The directors normally receive this grant at the time of their initial meeting immediately following the annual meeting of stockholders. The Company granted to each of Messrs. Atalla, Chalker and Fox stock options exercisable for 10,000 shares at an exercise price of $0.17 per share following the 2006 annual meeting. On August 25, 2006, the Company granted options exercisable for 35,000 and 20,000 shares, respectively, at an exercise price of $0.17 per share, to Messrs. Fox and Chalker in connection with the repricing of all its outstanding options at that date, as discussed under “Executive Compensation—Stock Option Awards” above.

Each non-employee director of the Company receives reimbursement of reasonable expenses for each meeting of the Board of Directors attended. Directors do not receive separate compensation based upon the number of meetings attended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 13, 2004, Decorize completed a private placement of 500,000 shares of its Preferred Stock to SRC Holdings Corporation (“SRC”) at a price of $1.00 per share. Each share of Preferred Stock is convertible into one share of common stock. Decorize also issued SRC warrants to acquire 750,000 shares of common stock at an initial exercise price of $1.40 per share, and it agreed to issue additional warrants for up to 1,000,000 shares of common stock at the time Decorize obtains a new $1,000,000 line of credit relying on a standby limited guaranty provided by SRC. In connection with the offering, Decorize also issued warrants to acquire up to 600,000 shares of common stock at SRC’s request to Quest, which are exercisable at an initial exercise price of $1.40 per share. Decorize also pays Quest a management fee of $2,500 per month. The holders of the Preferred Stock have the right to appoint two directors of the Company, voting separately as a class. Mr. Crowder and Mr. Fox currently serve as these directors. In addition, Decorize agreed not to undertake certain major transactions unless it obtains the approval of the holders of Preferred Stock or redeems all outstanding shares of Preferred Stock at the closing of such transaction. Subject to certain exceptions, Decorize also agreed that it will not issue any new securities without the consent of the holders of Preferred Stock, subject to the issuance of a limited number of stock options or other stock options meeting certain requirements.

As a further condition to closing the private placement of the Preferred Stock, the Company entered into agreements to convert an aggregate $1,410,200 of debt owed to a principal stockholder, NEST, and three of its current and former executive officers, James K. Parsons, Michael J. Sandel and Jon T. Baker. On the date of the exchange, the Company owed approximately $620,000 to NEST under the convertible note. The Company issued 409,700 shares of common stock to NEST in exchange for a $409,700 principal reduction in the existing note. In addition to those shares of common stock, the Company issued a second amended and restated note to NEST, with an initial principal balance equal to the remaining $210,497 owed to NEST and a new schedule of payments providing for monthly payments of $10,000 each beginning February 1, 2004, and ending December 31, 2005, at which time all amounts due under the second amended and restated note would be due in full. In consideration of these transactions, the Company amended certain outstanding warrants held by NEST to extend their expiration date to December 31, 2005, and issued another set of warrants to NEST that are exercisable for 400,000 shares of common stock at an initial exercise price equal to $1.40.

On November 16, 2005, SRC exercised common stock purchase warrants for 1,500,000 shares of the common stock of the Company at a price of $0.20 per share, for a total purchase price of $300,000. SRC had received the warrants upon the closing of a private placement of common stock on June 15, 2005, pursuant to the terms of a Securities Purchase Agreement entered into between the Company, SRC and Quest. The warrants exercised by SRC would have expired on June 15, 2007, and it still holds warrants issued in the June 2005 closing that are exercisable for 1,500,000 shares of common stock at a price of $0.20 per share, which expire on April 11, 2010.

On December 13, 2005, the Company obtained a four month revolving line of credit from Quest in the amount up to $500,000. The maturity date for the line of credit is April 13, 2006. The line of credit is evidenced by a promissory note dated December 13, 2005, issued to Quest in the principal amount of $500,000. In consideration of providing the line of credit, the Company paid Quest a commitment fee of $33,333.33. After April 13, 2006 any outstanding principal and interest become convertible into the Company’s common stock at a rate of $0.20 per share at the sole option of Quest. The note was converted into 2,500,000 shares of common stock on May 5, 2006.

On January 9, 2006, NEST exercised common stock purchase warrants for 625,000 shares of common stock at a price of $0.20 per share, for a total purchase price of $125,000. NEST had received the warrants upon the closing of a private placement of common stock on May 31, 2005, pursuant to the terms of a Securities Purchase Agreement entered into between the Company and NEST. The warrants exercised by NEST would have expired on May 31, 2007, and it still holds warrants issued in the May 2005 closing that are exercisable for 371,000 shares of common stock at a price of $0.20 per share, which also expire on May 31, 2007.

On March 7, 2006, Quest exercised common stock purchase warrants for an aggregate 1,807,143 shares of the common stock at a price of $0.20 per share, for a total purchase price of $361,429. Quest originally received the warrants in a private placement of common stock. The terms of the warrants were subsequently amended, and the warrants were replaced with new warrants reflecting the amended terms of such warrants, in connection with the closing of a subsequent private placement of common stock on June 15, 2005, pursuant to the terms of a Securities Purchase Agreement entered into among the Company, SRC and Quest. Upon such closing, Quest received a Warrant Certificate exercisable for 1,057,143 shares of common stock issued in the name of Quest, and a Warrant Certificate exercisable for 750,000 shares of common stock issued in the name of Quest, each dated as of June 15, 2005. With respect to the 1,807,143 warrants exercised by Quest, 1,057,134 of such warrants would have expired on June 15, 2007 and the remaining 750,000 of such warrants would have expired on June 15, 2010.

On March 14, 2006, SRC delivered notice of its exercise of common stock purchase warrants for an aggregate 1,500,000 shares of the common stock at a price of $0.20 per share, for a total purchase price of $300,000. SRC had received the warrants upon the closing of a private placement of common stock on June 15, 2005, pursuant to the terms of a Securities Purchase Agreement entered into among the Company, SRC and Quest. The warrants exercised by SRC would have expired on April 11, 2010.

On March 20, 2006, NEST delivered notice of its exercise of common stock purchase warrants for 371,000 shares of the common stock at a price of $0.20 per share, for a total purchase price of $74,200. NEST had received the warrants upon the closing of a private placement of common stock on May 31, 2005, pursuant to the terms of a Securities Purchase Agreement entered into between the Company and NEST. The warrants exercised by NEST would have expired on May 31, 2007.

On May 5, 2006, the Company entered into agreements to convert an aggregate $900,000 that was owed to Quest and James K. Parsons into 3,333,000 shares of common stock. The Company issued 2,500,000 shares of common stock to Quest as payment in full of an existing convertible term note, in the original principal amount of $500,000, which was issued by the Company on December 13, 2005. The shares were issued at a price of $0.20 per share, which was the conversion price under the December 2005 promissory note. Mr. Parsons exchanged $400,000 in principal owed to him under an existing promissory note, which was last amended in August 2004, for 833,333 shares of common stock issued to him on May 5, 2006. The exchange was made in accordance with a stock exchange agreement entered into on May 5, 2006. As a result of the exchange, the outstanding principal amount of Mr. Parson’s note was reduced to $609,467.69, which is reflected in an amended note issued to him at the closing.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the common stock and Preferred Stock as of November 19, 2007, by (i) all persons known by the Company to be the owner of record or beneficially of more than five percent of the outstanding common stock and/or the outstanding Preferred Stock, (ii) each director of the Company, (iii) each person listed in the Summary Compensation Table set forth under the caption “Executive Compensation” and (iv) all directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to his shares.

	Common Stock			Preferred Stock
Name	Shares Beneficially Owned (1)		Percent of Class (2)	Shares Beneficially Owned (1)	Percent of Class (3)
Nest USA, Inc. 1800 Bering Drive, Suite 755 Houston, TX 77057	2,390,725	(4)	9.0%	-0-	0.0%
Quest Capital Alliance, L.L.C. 3140 East Division Springfield, MO 65802	5,459,286	(5)	20.5%	-0-	0.0%
SRC Holdings Corporation 3140 East Division Springfield, MO 65802	10,036,197	(6)	30.5%	500,000	100.0%
Robert M. Allison 4380 E Whitehall Dr. Springfield, MO 65809	1,500,000	(7)	5.6%	-0-	0.0%
Stephen R. Crowder 1938 E. Phelps Springfield, MO 65802	325,000	(8)	1.2%	-0-	0.0%
James K. Parsons 3655 E. Phelps Springfield, MO 65802	2,792,303	(9)	10.5%	-0-	0.0%
Richard B. Chalker 8830 Catalina St. Prairie Village, KS 66207	30,000	(10)	*	-0-	0.0%
Steven W. Fox 3140 East Division Springfield, MO 65802	5,504,536	(11)	20.7%	-0-	0.0%
J. Michael Sandel 10823 Dunbrook Houston, TX 77070	741,943	(12)	2.8%	-0-	0.0%
Jon T. Baker 6570 E. Farm Rd. 134 Springfield, MO 65802	2,513,141		9.4%	-0-	0.0%
Marwan M. Atalla 1800 Bering Drive, Suite 755 Houston, TX 77057	2,449,275	(13)	9.2%	-0-	0.0%
All Executive Officers and Directors as a Group (9 persons)	11,243,236		42.2%	-0-	0.0%
____________________________
* Less than 1%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of, and under, the voting and investment authority of a spouse of an executive officer or director have been excluded.

(2)
Based on 26,635,068 shares outstanding on November 19, 2007, and with respect to the percentage calculated for each individual stockholder or group of stockholders, it is assumed that such stockholder or group exercises all of the stock options owned by such individual or group that are exercisable currently or within 60 days of such date.

(3)
Based on 500,000 shares outstanding on November 19, 2007, and with respect to the percentage calculated for each individual stockholder or group of stockholders, it is assumed that such stockholder or group exercises all of the stock options owned by such individual or group that are exercisable currently or within 60 days of such date.

(4)
Marwan M. Atalla is the President of this stockholder and has the right to exercise control over the voting and disposition of the shares of common stock owned by it. Accordingly, these shares are also included in Mr. Atalla’s beneficial ownership.

(5)
Steven W. Fox, a director of the Company, is the general manager of Quest and controls the right to vote and dispose of the shares of common stock owned by Quest. Accordingly, these shares are also included in Mr. Fox’s beneficial ownership.

(6)
Includes 2,500,000 shares issuable upon conversion of 500,000 shares of Series A Convertible Preferred Stock at an exercise price of $0.20 per share and 3,750,000 shares issuable upon conversion of a convertible term note at a conversion price of $0.20 per share. John P. Stack is the President of SRC and has the right to exercise control over the voting and disposition of the shares of common stock owned by it.

(7)	Includes 178,571 shares issuable upon the exercise of warrants at an exercise price of $0.70 per share.
(8)	Includes 300,000 shares issuable upon the exercise of stock options granted under the Company’s stock option plan, at an exercise price equal to $0.17 per share, granted August 25, 2006.
(9)	Includes 30,000 shares issuable upon the exercise of stock options granted under the Company’s stock option plan, at an exercise price equal to $0.17 per share, granted August 25, 2006.
(10)	Includes 30,000 shares issuable upon the exercise of stock options granted under the Company’s stock option plan, at an exercise price equal to $0.17 per share, granted August 25, 2006.
(11)
Includes 45,000 shares issuable upon the exercise of stock options granted under the Company’s stock option plan, at an exercise price of $0.17 per share, granted August 25, 2006. Steven W. Fox, a director of the Company, is the general manager of Quest and controls the right to vote and dispose of the shares of common stock owned by Quest. Accordingly, these shares are also included in Mr. Fox’s beneficial ownership.

(12)	Includes 30,000 shares issuable upon the exercise of stock options granted under the Company’s stock option plan, at an exercise price of $0.17 per share, granted August 25, 2006.
(13)
Includes 10,000 shares issuable upon the exercise of stock options granted under the Company’s stock option plan, at an exercise price of $0.17 per share, granted August 25, 2006. Marwan Atalla, a director of Decorize, is the President of Nest and has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by Nest.

DESCRIPTION OF SECURITIES

Our authorized stock consists of 50 million shares of common stock, par value $.001 per share, and 10 million shares of preferred stock, $.001 stated value per share. The following is a summary of the terms and provisions of our capital stock and the material applicable terms of our certificate of incorporation and bylaws. You should also review our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 50 million shares of common stock, each of which is entitled to one vote per share. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors;

•	are entitled to share ratably in all of our company’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Decorize’s affairs; and

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our Board of Directors is authorized, without further action by the stockholders, to issue up to 10 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of Decorize preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that our Board of Directors may designate.

The Board of Directors has designated one class of preferred stock, which is the Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock ranks senior to the common stock, both as to payment of dividends and priority upon a liquidation of Decorize. The liquidation preference of the Series A Convertible Preferred Stock is equal to $1.00 per share, plus all accrued but unpaid dividends. Holders of the Series A Convertible Preferred Stock are entitled to receive cumulative quarterly dividends that accrue at a rate equal to 8% per annum, compounded annually. Each share of Series A Convertible Preferred Stock is convertible into five shares of common stock. The Series A Convertible Preferred Stock will be automatically converted into common stock at the current conversion price on the close of trading on any date on which (i) the closing price of the common stock has been at or above $2.50 per share for at least ten consecutive trading days and (ii) the average trading volume of the common stock has been at least 40,000 shares per day for no less than twenty trading days. Upon the affirmative vote of the holders of the Series A Convertible Preferred Stock, the Series A Convertible Preferred Stock is redeemable in three installments on February 13, 2007, 2008 and 2009. The Series A Convertible Preferred Stock is redeemable at Decorize’s option at any time upon thirty days notice to the holders of the Series A Convertible Preferred Stock for a price equal to $1.00 per share, plus the sum of any accrued but unpaid dividends.

The holders of Series A Convertible Preferred Stock have the right to appoint two directors of Decorize, voting separately as a class, and those directors may only be removed and replaced by the affirmative vote of a majority in interest of the Series A Convertible Preferred Stock. Mr. Crowder and Mr. Fox currently serve as these directors. In addition, Decorize may not take any of the following actions without the approval of the holders of Series A Convertible Preferred Stock:

•
consummate any merger, sell substantially all of its assets, enter into a liquidation proceeding, amend its certificate of incorporation or effect any other transaction for which stockholder approval is required by Delaware law, or any federal securities or securities exchange regulations, unless it redeems all outstanding shares of Series A Convertible Preferred Stock;

•	subject to certain exceptions, issue any new shares of preferred stock, common stock or convertible securities; or

•
issue stock options for more than 250,000 shares of common stock until February 13, 2007, unless such options have an exercise price in excess of $1.40 (as adjusted for any capital transactions), or the outstanding Series A Convertible Preferred Stock is redeemed.

500,000 shares of Series A Convertible Preferred Stock are currently issued and outstanding. No other shares of our preferred stock are issued or outstanding. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Decorize. We have no present plan to issue any additional shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Board of Directors. Our certificate of incorporation provides that the number of members of our Board of Directors will be fixed from time to time in the manner established in our bylaws, which provide that our Board of Directors will set the number of members of our Board or Directors by a duly adopted resolution. In addition, under our certificate of incorporation, directors may be removed only for cause by the affirmative vote of a majority of the then-outstanding shares of our capital stock entitled to vote. Cause for removal is defined by the certificate of incorporation as (i) conviction of a felony that is no longer subject to appeal, (ii) adjudication by a court of competent jurisdiction that the director is liable for gross negligence, recklessness or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation, which is no longer subject to appeal, or (iii) the director is adjudicated to be mentally incompetent by a court of competent jurisdiction, in a manner that directly affects his ability as a director, which adjudication is no longer subject to appeal. Our bylaws provide that vacancies on our Board of Directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, and that the newly elected director shall serve for the unexpired term of his or her predecessor. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our Board of Directors. The provisions in our certificate of incorporation relative to fixing the numbers of directors, the election and the removal of directors are subject to the rights of holders of preferred stock that may be established by our Board of Directors pursuant to our certificate of incorporation in order to permit the holders of preferred stock to elect directors under specified circumstances.

Our bylaws provide that nominations for the election of directors may be made by the Board of Directors, by a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors. Under our bylaws, stockholders intending to nominate director candidates for election must give proper advance notice to the secretary of Decorize at least 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the case of a director that is not standing for reelection, a stockholder may give notice of a nominee for the vacated directorship any time before the close of business on the 10th day following written notice from the Board of Directors stating that such directorship is to be elected and the name of the Board of Directors’ nominee. The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person who is not nominated in compliance with the procedure established in the bylaws. Although this does not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors, it may have the effect of precluding a contest for the election of directors if these procedures are not followed precisely.

Stockholder Meetings. Our certificate of incorporation provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or by a majority of the members of our Board of Directors. The foregoing provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Decorize.

Special Vote Required for Business Combinations. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, and provisions in our certificate of incorporation that relate to transactions with interested stockholders. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes mergers, asset sales having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally a person who, together with affiliates and associates, owns (or within three years prior to the date of determination of whether the person is an “interested stockholder” did own) 15% or more of the corporation’s outstanding voting stock.

DESCRIPTION OF BUSINESS

Our company, headquartered in Springfield, Missouri, is a manufacturer and wholesaler of imported home furnishings and accessories. We founded decorize.com, LLC, the company that became Decorize, Inc., in March 2000 to create a direct “source to business” home furnishings company to serve both large and small retailers in the United States, with products delivered from Asia. The Decorize business model relies on manufacturing and importing our home furnishings products direct from Asia to our retailers’ sites in the United States. All of the products we sold during our most recent fiscal year were manufactured by suppliers located in Asia. Products primarily designed and marketed to independent retailers are marketed under the GuildMaster brand name so that we may continue to build on customer awareness of that brand. Products we design and source for large retailers are exclusively marketed under the Decorize brand name.

We use our “source to business” model to serve two distinct markets, the source to large retailers market and the source to independent retailers market. The source to large retailers market is comprised of customers that we believe can benefit from our pricing, delivery times and custom design capability. The independent retailers market includes small retailers, high-end department stores and designers or decorators that, in our experience, have paid premium prices and have been unable to directly source home furnishings and accents from overseas. The prices of our products include the cost of freight to the United States port of entry, which reduces the uncertainty about ocean freight costs that would otherwise be borne directly by the independent retailer. Also, because we have a significantly higher volume of shipments than our individual customers would have, we are able to negotiate lower per item shipping rates on the ocean freight, allowing us to pass through a lower cost than a small retailer would obtain on its own account.

During fiscal 2007, the revenue mix of the two retail markets we serve was approximately 66% from independent retailers and 34% from large retailers. The independent retailers market historically has not comprised the majority of the revenue mix. However, the Company has continued to shift more resources to growing this portion of the business to service the 35,000 retailers who occupy this market space.

Decorize

We source our products from a network of manufacturing partners in Asia, principally China, Indonesia, India and the Philippines. Working in concert with our third-party logistics providers, we stage products in facilities located in those countries for shipment directly to our large retailer customers in the United States. We are able to pass on lower prices to large retailers because we eliminate or reduce the additional costs that are required in the traditional model for building substantial product inventories, multiple stage warehousing and multiple handling levels by a third party. The products sourced to be moved through our specialty retailers channel are either shipped from Asia directly to our fulfillment center in Springfield, Missouri or are shipped direct to our customer utilizing a third party cross docking service. Decorize has two wholly-owned domestic subsidiaries, GuildMaster and Faith Walk, and two wholly-owned foreign subsidiaries, WestWay Enterprises, Ltd. and P.T. Niaga Merapi.

GuildMaster

GuildMaster is our wholly-owned domestic subsidiary, which we acquired in June of 2001. GuildMaster was founded in 1981 and is well recognized in the industry for its design uniqueness. From its beginning, the GuildMaster brand has predominantly focused on custom, high-end home accent products. We have leveraged the GuildMaster name to market and brand the products we sell through our specialty retailer channel.

Faith Walk

Faith Walk is our wholly-owned domestic subsidiary, founded by our Vice President, J. Michael Sandel, and his spouse, which we acquired in July 2001. Prior to this acquisition, Faith Walk sourced its products in unpainted form from domestic suppliers and added design finishing in its Houston, Texas manufacturing facility. Under our business model, all former Faith Walk branded designs are manufactured entirely by our suppliers in Asia and are marketed under the GuildMaster brand name.

WestWay Enterprises, Ltd.

WestWay Enterprises, Ltd., our wholly-owned foreign subsidiary located in Dongcheng, China (“WestWay”), was created in July 2003. The formation of this subsidiary was required because of local regulations affecting our ability to employ personnel locally. WestWay employs approximately eighteen personnel, who primarily manage quality control and quality assurance for products manufactured by suppliers within the country of China.

P.T. Niaga Merapi

In October 2003, we created P.T. Niaga Merapi, our wholly-owned foreign subsidiary with offices located near Yogyakarta, Indonesia. We initially created this foreign subsidiary to comply with local regulations and requirements for Decorize to employ local residents whose primary purpose was to be responsible for quality control and assurance within the country of Indonesia, where a substantial amount of our GuildMaster products are manufactured. In April 2004, to further improve our product quality, we acquired an Indonesian facility to conduct light manufacturing, final assembly and finishing operations. This operation allows us to consistently provide a more unique and higher quality product than previously available from third party manufacturers within the country. In addition, through this new finishing facility, we are able to better package our finished products for shipping and reduce the amount of losses incurred during the transportation process due to faulty or inadequate packaging.

Business Strategy

Our objective in evaluating and designing our business model is to enable our company to surpass competitors in our industry on product value, item uniqueness, selection and delivery options of imported home furnishings products by improving our use of information technology, logistics processes and our direct sourcing business model. We believe our customers focus on these factors when choosing a home furnishings supplier, and if we can exceed the offerings of our competitors, we will increase our market share at the cost of our competitors.

Our “source to business” model for the large retailer customers eliminates several layers of handling and warehousing by importers and distribution centers. Products are sourced in Asia and shipped directly to retailers in the United States. We believe that a majority of our industry competitors ship product through several levels of warehouse facilities, which we estimate would increase the cost of our products by up to 15%.

The business model for our independent retailer customers leverages our unique design and foreign production capabilities. Our manufacturing facility in Indonesia allows us to maintain a higher level of product quality than previously found from manufacturers within that country. In addition to product quality, our facility also allows us to insure the quality and adequacy of the product packaging, thus reducing returns due to freight damage and increasing customer satisfaction.

We have developed support systems for manufacturing of our products in Asia, which provide product development support and quality assurance supervision in the production, packaging and shipping of our private label products. A very important element of our business model is a concentration on designing and customizing proprietary product lines to meet specific customer needs. This model enables us to provide high-volume, high-quality proprietary products to large retailers at attractive prices and offers independent retailers access to a broad range of accessories and accent furniture that was previously not available to them.

Our support systems consist primarily of quality control personnel who oversee the manufacturing done by our suppliers throughout Asia. Our overseas employees are an integral part of the direct shipping method that we prefer. The oversight, management and first-hand knowledge of our foreign regional suppliers provided by our overseas manufacturing support team is integral to our business model’s success. Recently, Decorize has begun to expand the roles of our overseas support team beyond mere quality control into areas of product development and procurement of items available in Asia that would not likely have become part of our product offerings without our overseas staff. Currently, our company employs approximately 449 persons overseas, and we may increase that number to suit our level of production and design. Our focus overseas will continue to be on quality control, concentrating on items such as consistency to design requests, manufacturing quality and packaging and delivery issues, but we will continue to seek opportunities for them to provide assistance on procurement and development of possible product offerings.

We are expanding our product sourcing, development and warehousing operations in Asia to support the increasing volumes of product sourced there under our business model. At the same time, we are continuing to build our sales and distribution channels in the United States in order to improve our ability to present our products and services to a growing customer base.

To improve our operational effectiveness, we continue to develop new and existing technological solutions. These solutions provide us the information we need to closely work with suppliers to improve our supply chain. In addition, we utilize technology to track customer orders, production status and deliveries so we may meet demanding customer expectations. We will continue to seek upgrades in our technological infrastructure that improve operating efficiencies, improve customer service capabilities and improve quality and cost control in our operations.

Although we are currently focusing our efforts on limited categories and products that are most productive for us, our long-term strategy includes the acquisition or in-house development of additional product categories that will enable us to offer a broad line of accessories, accent furniture and related categories. Potential product categories into which we may expand our product offerings include specialty lighting, gifts, institutional furnishings, ironwork and florals, which are product areas in which we are not currently well-represented. We also intend to develop our current staff and management and operational infrastructure in order to pursue marketing opportunities that we have identified in new product areas in customer markets that we are not currently pursuing. In that regard, we intend for our overseas support systems to increasingly be responsible for developing new product offerings by researching items that may be available in the overseas market for which they are responsible. We expect that we will need to raise additional external funds to implement our growth strategy in a timely fashion. To that end, we expect to evaluate various financing opportunities in private or public markets and will arrange financing when appropriate terms are available.

Merchandise; Research and Development

We design, market and sell through our distribution chain a variety of imported home furnishings and home accent items, such as hand-painted or traditionally-finished armoires, chests, tables, chairs, painted furniture, paintings, sculpture, tapestries, other fine art pieces, various hand-made ceramics, candles, lamps and similar accessory items. Accent furniture includes items such as occasional tables, end tables, mirrors, wicker chairs, tables and ottomans. Accessories include items such as wood, rattan, glass or ceramic bowls, statuettes, vases, candles and candleholders, baskets, boxes, lamps and bath items. Wall art includes a variety of traditional art such as framed oil paintings or prints, but also includes many other types of materials and designs, including fabrics, woven materials and collages.

Our product offerings are now marketed and sold through two distinct brands, Decorize and GuildMaster, each of which has a slightly different product mix that is driven by the particular brand’s customer focus. Decorize branded products are typically more proprietary in nature and often developed to meet the specific requirements of our large retailer customers. Our large retailer customers market our products to their retail consumers through their brick and mortar store locations. The product mix we supply to those retailers depends upon their perception of their customers’ tastes and demands. Our GuildMaster branded products are typically marketed toward specialty retailers, high-end department stores, designers and decorators who market our products to consumers that shop at their brick and mortar store locations. The product mix is determined by analyzing current and future trends and tastes in the marketplace. We maintain approximately 1,000 unique items in our supply chain and periodically review, add and drop products based upon the demand in the marketplace.

  Utilizing technology, we have assembled a world wide focus group of over 100 designers, sales professionals and retailers to participate in the semi-annual selection process of new products. We plan to increase the size of the focus group to over 1,000 persons in the near future, which we believe will give us a competitive advantage as we select new product designs for introduction to the marketplace. Furthermore, as we introduce leading edge design to the early adopters in the independent retail channel and collect market data we are able to take the “best” sellers or variants thereof to the large retail customers.

Since our inception, we have not experienced any significant difficulty in manufacturing or otherwise obtaining quality merchandise in adequate volumes and at suitable prices.

Suppliers

We have developed a network of more than 100 supply partners in China, the Philippines, Indonesia and India that manufacture most of the products we sell to our customers. For the year ended June 30, 2007, Decorize’s top ten vendors accounted for approximately 73.7% of our total purchases from third parties. During the time spent arranging the production of our goods with overseas manufacturers, Decorize and its supply partners are developing a better understanding of each other’s needs and requirements. We work closely with our overseas suppliers to ensure that they manufacture and ship products that meet our requirements. As our supply partners become more familiar with Decorize’s business model and products, they become more adept at meeting our design and manufacturing needs, which gives us greater confidence in continuing to direct orders to those overseas vendors who have demonstrated success in working with us and in increasing our reliance on particular supply partners for meeting our overseas manufacturing needs. However, we believe that none of our suppliers are material to our business individually, since there are a number of alternative suppliers available to manufacture our products in both Asia and other parts of the world.

The raw materials used by our suppliers, such as wood products, metal, glass and ceramics, are readily available in many places throughout the world. Because of the availability of replacement raw materials, we do not anticipate any significant difficulties in obtaining suitable raw materials for the manufacture of our products, even if there is a shortage of those materials in any particular country or region in which our suppliers are located.

The relationship with our logistics companies provides us with state-of-the-art staging and warehousing facilities in the countries from which we source products. However, if necessary, we have alternative sources for those staging and warehousing services.

Customers

The current customer base for our brands includes approximately twelve large retailers and more than 1,000 small retailers, designers and decorators. During the year ended June 30, 2007, our customer revenues were approximately $15.9 million. Although our top five customers in the past year accounted for approximately 36% of our revenues, our business plan for growing our business is expected to result in greater revenue diversification. During fiscal 2007, our top five customers from the standpoint of revenues were Broyhill, Stein Mart, Klaussner, Neiman Marcus and Office Max. Our purchase orders with our customers are completed on a purchase-by-purchase basis. As such, we have not entered into any long-term purchase agreements with any customers, nor do we have any formal volume commitments with any of them.

Industry and Competition

We estimate that the premium home accents and accessories market of the home furnishings industry in which we compete includes approximately 35,000 companies that account for approximately $12 billion of sales at the retail level. We believe that there are no dominant competitors within the premium home accents and accessories market of the home furnishings industry.

There is intense competition in our industry. However, we believe that our low-cost business model, our ability to provide highly customized products, our successful selection/design of fashion trends, our large number of products, our low inventory requirements and our intensive customer service practices will attract a growing number of customers and will allow us to increase revenues rapidly. Our model is not protected from duplication and it is possible that other companies will compete with us by using a similar approach in conducting their business.

Foreign Market Risks

As an importer of manufactured products from several countries in the Pacific Rim, our business is subject to political risks that are beyond our control. Since our inception, we have perceived the greatest risk relative to our supply chain to come from our suppliers located in China. This perception arises because the majority of our products are manufactured in China. However, we believe that the globalization movement and the recent focus on reduction of tariffs and the planned ongoing reductions should provide a beneficial tariff environment for importers. We believe that the recent entry of China into the World Trade Organization should substantially reduce the risk that China might take political actions that would restrict its trade with the United States or the rest of the world. Our strategy to minimize our exposure to the political risks of any one country has been to develop manufacturing partners in multiple countries. All of the products offered by Decorize are available from multiple supply sources in several different countries, which we believe protects us from the political risks of any one country or region.

We are also subject to governmental regulations and tariff policies, which may change from time to time. We believe that the increased globalization of the United States retail economy, which has been spurred in part by the WTO and also the broadened reach of consumers because of the expansion of retail capabilities of the Internet, are causing a global shift in attitudes toward the preference for a more open world-wide economy. These trends should favor the reduction of tariffs and expansion of international trade, which should benefit our business.

Warehousing and Distribution

Our ability to reduce or eliminate warehousing of our products and the related direct expenses and management costs that would be required is critical to our success. The greater part of the products we sell are shipped directly from our manufacturers in Asia to our customers’ stores or distribution centers, so we do not carry any inventory related costs.

In an attempt to provide more timely and efficient delivery to our customers, we have begun utilizing the services of UPS Trade Direct for our independent retail customers. Product is shipped from Asia, containers are cross docked and then individual customer shipments are made by UPS Trade Direct. This method allows us to remove 7-10 days from the delivery time to the customer. We recognize that quick and efficient distribution is important to our customers, and we are continually pursuing improvements in our delivery process.

Our ability to track orders and merchandise delivery in a detailed and timely manner is an essential requirement for us to eliminate excess warehouse and retail capacity under our direct ship model. In response to this need for detailed order information, Decorize developed a tracking system with our logistics provider that utilizes computer and internet technology to track the transport and storage of our goods down to the SKU level. The logistics technology we use lets us know in real time where our merchandise is at all times and when those products will be delivered to our customers. We can also track costs in the same detailed and timely fashion using this technology. Since we first began developing our direct ship model, we have consistently sought the services of those logistics providers that have the capabilities to make the technology available to us, since the ability to track our orders, merchandise and costs is such a significant benefit to that shipping model. Decorize has no intellectual property rights in the tracking process or the technology used in the tracking process; however, we believe that there are a significant number of other logistics suppliers that would be able to provide the same technology and, with our assistance, duplicate the tracking process that we currently use.

Management Information Systems

We maintain a corporate enterprise software system, which integrates purchase orders, imports, transportation, distribution and financial systems. This system also supports all subsidiary companies and the consolidation of the same. Expenditures for continuing upgrades of management information systems are anticipated in the foreseeable future to refine and update these systems.

Trademarks and Tradenames

We completed the registration for the service mark “The World’s Décor...Right to your Door” on September 2, 2002, with the United States Patent and Trademark office. The registration for “The World’s Décor … Right to your Door” will terminate in 10 years from the date of grant, or may be cancelled after 6 years if we do not file the appropriate documents evidencing our continued use of that mark. Our application for the service mark “Decorize” was filed in April 2002 and registration was granted in August 2003.

In addition, we have common law rights to the use of “decorize.com” and “The World’s Décor….Right to your Store”; however, we have not chosen to complete an application for registration of those marks at this time.

Employees

As of September 30, 2007, our company and its subsidiaries employed 480 persons on a full time basis, including 449 at our overseas operations in Asia. Our employees are not represented by any union. We have not experienced any work stoppage due to labor disagreements, and we believe that our employee relations are good.

DESCRIPTION OF PROPERTY

Our corporate headquarters are based in a single leased building of approximately 9,600 square feet located in Springfield, Missouri. The rent for this space is $3,766 per month and the facilities are in good condition. The current term of the lease for our corporate headquarters ends in April 2008. We anticipate that if additional space is required within the next twelve months for our headquarters, then such space will be available in the Springfield area on a reasonable commercial basis.

We currently lease and operate a 22,000 square foot fulfillment center located in Springfield, Missouri on a month-to-month basis. The lease is for a minimum 10,000 square feet at a monthly rate of $0.60 per square foot utilized, but allows for expansion and contraction of square footage as necessary on a month-to-month basis up to a maximum of 45,000 square feet. Decorize averages approximately 15,000 square feet of utilization on a monthly basis. The Springfield facility is in good condition, and we believe the space is adequate for our operations in the foreseeable future. The current agreement is on a month-to-month basis; however, we believe that we could lease suitable space at comparable rates in the Springfield area should that be necessary.

We also lease additional design studio and office space of approximately 1,950 square feet located in Houston, Texas. We continue to lease this facility on a month to month basis.

We lease and operate our own showroom of approximately 8,951 square feet located in High Point, North Carolina. The High Point showroom lease terminates on October 31, 2009. The rent for the period ending October 31, 2008 is $9,866.30 per month, and for the period from November 1, 2008 to October 31, 2009 will be $10,162.00 per month. We have an option to renew the lease for one five-year period following the October 31, 2009 termination date.

We also lease a showroom of approximately 4,780 square feet located at the World Market Center in Las Vegas, Nevada. The showroom lease has a five-year term ending September 30, 2012. The rent for the first year of the initial five-year term of the lease is $11,018 per month.

Pursuant to agreements with independent sales representative groups, we lease varying amounts of floor space at eight regional showrooms throughout the United States. The monthly rental payments vary between approximately $500 and $7,500.

We maintain insurance for physical loss on all properties described above, and we believe that the amount of this insurance coverage provides adequate protection.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and related footnotes. Management bases its estimates and assumptions on historical experience, observance of industry trends and various other sources of information and factors. Actual results could differ from these estimates. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially could result in materially different results under differing assumptions and conditions. Decorize believes the following critical accounting policies require management’s most difficult, subjective and complex judgments.

Goodwill - Effective July 2001, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, (“SFAS No. 142”) which was issued by the Financial Accounting Standards Board (FASB) in July 2001. SFAS No. 142 required that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. SFAS No. 142 also provided that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. As of June 30, 2007, Decorize did not identify or record any impairment.

Revenue Recognition - Our revenue is generated through the sale of merchandise to customers for prices that are fixed at the time the order is placed. We recognize revenue when pervasive evidence of the sale exists, the earnings process is complete and the risks and rewards of ownership of the goods have transferred to the customer, which is considered to have occurred when the customer receives title to the products. Depending upon the specific terms of the transaction, title may transfer upon shipment of the products to the customer or upon receipt of the products by the customer. Sales are billed and our services are complete upon receipt of title by the customer. Collectibility of the amounts billed to customers is reasonably assured. We provide an allowance for expected sales returns, which is estimated based upon our historical experience.

Allowances for Doubtful Accounts - We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We perform ongoing credit evaluation of our customers’ financial condition. If the financial condition of our customers were to deteriorate, which resulted in an impairment of their ability to make payments, additional allowances would likely be required. Actual collections could differ materially from our estimates.

Stock Options - Prior to July 1, 2005, we accounted for our stock option plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. We used the intrinsic value-based method for measuring stock-based compensation cost with required pro forma disclosures of compensation expense determined under the fair value method of SFAS No. 123, Accounting for Stock-based Compensation. The Company generally did not recognize stock-based compensation cost in its statement of operations for periods prior to July 1, 2005, as most options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. However, compensation expense was recognized under APB Opinion No. 25 for certain options based upon the intrinsic value (the difference between the exercise price and the deemed fair value of the common stock at the date of grant).

Effective July 1, 2005, Decorize adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, and we applied the modified prospective method of application. Accordingly, after July 1, 2005, we began expensing the fair value of stock options granted, modified, repurchased or cancelled. Our valuation methodologies and assumptions after adoption of SFAS No. 123R are the same as those used prior to adoption for measuring pro-forma stock based compensation expense as required under SFAS No. 123 except that the effects of future forfeitures are estimated when determining compensation cost under SFAS No. 123R. There was no one-time effect of adopting SFAS No. 123R as of July 1, 2005 because there was no compensation cost related to non-vested awards not yet recognized. The Company’s loss from operations, loss before income taxes, net loss, basic and diluted loss per share available to common stockholders were not different as a result of the adoption of SFAS 123R for the year ended June 30, 2006 than if it had continued to account for share-based compensation under the recognition and measurement provisions of APBO 25, and related interpretations, as permitted by SFAS 123.

The fair value of options granted during the year ended June 30, 2007 was estimated on the date of the grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions: Dividends per share, $0; Risk-free interest rate, 4.86%; Weighted-average expected life of options, 6.2 years; Expected volatility, 73%. A total of 1,112,500 and 0 options were granted under the Plan during the years ended June 30, 2007 and 2006, respectively.

Partially in anticipation of adopting SFAS No. 123R, on May 4, 2005 the Company replaced all of its unvested and many of its vested employee stock options by issuing new stock option awards. The new and modified options were fully vested and had substantially lower exercise prices than the previously outstanding options. This change was made to provide an increased incentive to our employees and encourage exercise of employee stock options and resulted in additional disclosed pro-forma stock based compensation expense during fiscal 2005. Had these modifications and new awards been made after adopting SFAS No. 123R, it would have resulted in additional recognized compensation expense.

Results of Operations—Comparison of the Three Months Ended September 30, 2007 to the Three Months Ended September 30, 2006

The following table presents certain items included in Decorize’s consolidated statements of operations, a copy of which is included elsewhere in this prospectus, and the percentage of total revenues for the periods indicated. All such data should be read in conjunction with, and is qualified in their entirety by reference to, our financial statements and accompanying notes:

	For the three months ended September 30,
	2007		2006		Change
Sales, net	$3,681,814	100%	$3,181,331	100%	$500,483	-
Cost of sales	2,637,504	71.6%	2,234,807	70.3%	402,697	1.4%
Gross profit	1,044,310	28.4%	946,524	29.8%	97,786	(1.4)%
Selling, General and Operating expenses	1,234,289	33.5%	1,132,669	35.6%	101,620	(2.1)%
Operating loss	(189,979)	(5.2)%	(186,145)	(5.9)%	3,834	0.7%
Total other expense	(181,481)	(4.9)%	(126,325)	(4.0)%	(63,156)	1.2%
Net loss	(371,460)	(10.1)%	(312,470)	(9.8)%	(58,990)	(0.3)%

Sales

Our revenues are derived primarily from the sale of home furnishing and home décor products through two customer segments, large retailers and specialty retailers. Sales for the three-month period ended September 30, 2007 increased $0.5 million to $3.7 million, compared to $3.2 million for the three-month period ended September 30, 2006. Revenues from the specialty retailer segment were up $0.1 million while revenues from manufacturers and large retailers increased $0.4 million compared to the same period last year. The sales cycle for the large retail sector is significantly longer than for the independent retail customer. We believe that we have presented our product and services to only a small portion of a vast number of large- and medium-sized retailers who would find our offerings attractive and would order product from us. We intend to continue marketing our goods aggressively to current retail customers, using multiple company showrooms along with our current aggressive factory sales representative organizations. We expect that as a result, we will increase our sales to them substantially on a dollar-to-dollar comparative basis. In addition, we are implementing our plan to market our products to new customers, with the intent to develop a broader customer base and diminish the effect of one or more large retail customers on our results of operations.

Cost of Sales

For the three months ended September 30, 2007, cost of sales increased as a percentage of sales to 71.6% compared to 70.3% for the same period last year. We believe that the increase in costs was primarily due to two non-recurring items from the quarter. In July 2007, we completed construction on the expansion of our existing production facility in Indonesia. After the construction was completed, production was halted for two weeks as we moved production lines from the existing space into the additional 24,000 square foot expansion space. The transition resulted in a temporary shut down of production, during which we incurred $86,000 of expenses related to the transition that ordinarily would have been absorbed as a cost of production. The total plant capacity is now 65,000 square feet. This was a one time event, and the facility is now up to full production. In addition, we incurred $120,000 in additional freight costs as a result of the inefficiencies in the cross docking function being performed by our third-party logistics partner in California. Beginning in November 2007, we have started to transition this function back to our own facility where it had been performed previously.

Operating Expenses

Operating expenses for the three months ended September 30, 2007 increased $0.1 million to $1.2 million, compared to $1.1 million for the same period last year. The increase for the current three-month period is solely due to the increase in selling costs associated with our increase in revenues for the independent retailers. However, due to the growth in sales, the operating expenses as a percentage of sales decreased 2.1 % from the prior quarter to 33.6% for the current quarter.

Other Expense

Other expense for the three months ended September 30, 2007 was $181,000, an increase compared to $126,000 for the same period last year and is attributable to higher interest expense associated with factoring fees in the current period. We have obtained a revolving credit facility that will eliminate these fees in future quarters. Expense associated with interest for the current period was approximately $175,000, up from $119,000 in the prior year period. The increase is due to additional shareholder debt taken on in the prior year and a higher average principal balance of the factored receivables balance.

Net Loss

Our net loss increased to ($0.4) million, or (10.1%) of sales, for the three months ended September 30, 2007, compared to a net loss of ($0.3) million, or (9.8%) of sales, for the same period last year.

Inflation

We do not believe our business is materially affected by inflation. We anticipate that any increase in materials on wholesale costs caused by inflation will be passed on to retail customers through higher retail price levels.

Results of Operations—Comparison of the Year Ended June 30, 2007 to the Year Ended June 30, 2006

The following table presents certain items included in Decorize’s consolidated statements of operations, a copy of which is included elsewhere in this prospectus, and the percentage of total revenues for the periods indicated. All such data should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and accompanying notes.

	For the fiscal years ended June 30,
	2007		2006		Change
Sales (net)	$15,919,683	100%	$9,242,278	100.0%	$6,677,405	-
Cost of sales	10,976,817	68.9%	6,744,131	73.0%	4,232,686	(4.1)%
Gross profit	4,942,866	31.1%	2,498,147	27.0%	2,444,719	4.1%
Operating expenses	4,902,737	30.8%	4,110,090	44.5%	792,647	(13.7)%
Operating income (loss)	40,129	0.3%	(1,611,943)	(17.4)%	1,571,814	17.7%
Total other expense	722,332	4.5%	629,795	6.8%	92,537	(2.3)%
Net loss	(682,203)	(4.2)%	(2,241,738)	(24.3)%	1,559,535	20.1%

Sales

Our sales are derived primarily from the sale of home furnishing and home décor products to large and independent retailers. Sales for fiscal 2007 increased $6.7 million, or 72.1%, to $15.9 million compared to $9.2 million in fiscal 2006. Sales to independent retailers increased 85.3%, while sales to large retailers increased 51.5%. We believe our revenue growth is the result of a continued focus on sales efforts and constant improvements to our product selection and quality. Returns and allowances from both large and small retail customers decreased from 6.8% in fiscal 2006 to 6.1% in fiscal 2007. This decrease can be attributed to a quality issue on proprietary product for large retailers in fiscal 2006 that was resolved in fiscal 2007. Our sales growth to large retail customers was slower because the sales cycle is significantly longer than that of the small independent retailer. We believe that we have presented our product and services to only a small portion of a vast number of large- and medium-sized retailers who would find our offerings attractive and would order product from us. We intend to continue marketing our goods aggressively to current retail customers, and we expect that as a result, we will increase our sales to them substantially on a dollar-to-dollar comparative basis. In addition, we are implementing our plan to market our products to new customers, with the intent to develop a broader customer base and diminish the effect of one or more large retail customers on our results of operations.

Our company has existed in its present form only since July 2001, and, accordingly, we do not have an extensive history of sales information as a combined entity. In the past, approximately 55% of our sales came during the first two quarters of our fiscal year, and the remaining 45% shipped in the second half of the year. For fiscal year 2007 and 2006, 48% and 40%, respectively, of the sales shipped in the first half of the year. In fiscal 2006, the shift was due to the soft revenues from our large retailers in the first half of 2006. In 2007, large retailers followed the traditional pattern; however, specialty retailers shipments were still heavier in the second half of the year. This is due to the increased production and filling backorders in the second half of the year. In addition, faster delivery methods increased the shipments to specialty retailers in the last half of fiscal 2007. We do believe that generally there is a slight increase in sales for the quarters ending September 30 and December 31, compared to the two following quarters, due to the buying patterns of large retailers in preparation for the holiday months. However, this slight seasonal pattern can easily be negated by revenue growth or retraction as was the case during fiscal 2006 and 2007.

Cost of Sales

The cost of sales for fiscal 2007 decreased as a percentage of sales to 68.49%, compared to 73.0% for fiscal 2006. We believe that the percentage decrease in costs for fiscal 2007 compared to the prior year was the result of management’s concerted efforts to run efficient manufacturing facilities in Asia and successful vendor negotiations. In addition, we eliminated slow moving product offerings and improved our designs, providing faster inventory turnover and fewer markdowns on aging inventory.

Operating margins and pricing in our industry are very competitive. We must focus on selling more goods to more customers at very competitive prices in order to increase our revenues. Greater sales volumes, especially from large retailers, may come at the expense of some gross margin.

Operating Expenses

During fiscal 2007, our operating expenses increased $0.8 million to $4.9 million, compared to $4.1 million for fiscal 2006. The majority of this increase is related to selling expense and the 72% increase in sales. SEC filing expenses, legal costs and investor relations expenses increased $0.1 million. All other expenses were flat or slightly decreased.

Other Expense

Other expense for fiscal 2007 increased to $0.7 million compared to $0.6 million for fiscal 2006. The increase is attributed to an increase in interest related to additional debt in fiscal 2007.

Net Loss

Income from operations was $0.04 million in fiscal 2007, a $1.6 million increase over the operating loss of $1.6 million in fiscal 2006. The increase was a direct result of our increase in sales and our ability to hold our general and administrative costs constant while our sales increased. In addition, we continued to improve our production efficiencies. Basic and diluted loss per share decreased $0.09 per share to $0.03 per share for fiscal 2007, compared to $0.12 per share in fiscal 2006.

Inflation

We do not believe our business is materially affected by inflation. We anticipate that any increase in costs of goods sold and operating costs caused by inflation will be passed on to our customers through increases in price per unit. However, an increase in inflation could decrease customer demand for retail products resulting in lower sales volume as retailers adjust to decreased demand.

Liquidity and Capital Resources

Our working capital was ($1.3) million at September 30, 2007, compared with ($0.9) million at September 30, 2006. Cash and cash equivalents and short-term investments were $0.5 million at September 30, 2007, compared to $0.7 at September 30, 2006. Cash used in operating activities during the three-months ended September 30, 2007 amounted to $0.3 million compared to $0.8 million for the same period last year. The principal operating uses of cash during the current period were attributable to the net loss of ($0.4) million.

Investing activities during the three-months ended September 30, 2007, consumed nearly $62,000 in cash. These funds were invested in the upgrade of our overseas manufacturing infrastructure.

During the three months ended September 30, 2007, financing activities provided $0.1 million in cash, nearly all attributed to advances from our factor.

On April 12, 2007, our Board of Directors received a letter from the American Stock Exchange LLC (“AMEX”) indicating that AMEX intended to file a delisting application with the SEC in order to terminate the listing of our common stock on the exchange. The April 12 letter from AMEX indicated that this decision was based upon its determination that the Company was not in compliance with certain continued listing standards of AMEX. We subsequently applied to have our shares of common stock quoted on the OTCBB, and our application was approved and our shares listing on the OTCBB approved in May 2007. We believe that the OTCBB is a better trading platform for our shares, in light of our current stage of development, and that the OTCBB will be more cost effective than listing on a securities exchange. We currently anticipate that the principal source of working capital in the foreseeable future will continue to be from the issuance of short-term debt instruments and advances on our credit facility. We do not believe that the move from AMEX to the OTCBB will have any impact on the availability of any of those forms of debt financings, and none of our current loan agreements or any related covenants were impacted by the transition to the OTCBB. In addition, we note that our most recent private placements of equity were made in February of this year, after we had disclosed our plans to move to the OTCBB, and we continue to expect that sources of equity financing will be available to us following the move to the OTCBB.

We anticipate that our working capital needs will increase as our business grows. In particular, we require cash to fund the purchase and manufacturing of products for shipment to customers. We expect that these working capital requirements can be met through our ongoing relationships with asset-based lenders that have provided similar funding to us in the form of factored accounts receivable. We have also from time to time borrowed funds from certain of our stockholders, and we may continue to do so in the future.

We believe that additional financing will be needed to meet the capital requirements associated with our growth objectives. We will evaluate alternatives for obtaining debt and equity financing to meet our capital requirements, or to retire debt, as we deem appropriate. There is no assurance that such financing will be available on terms that will be acceptable to us. The inability to secure such financing could have a material adverse effect on our ability to maintain our business or to achieve our growth objectives.

Credit Arrangements

On October 19, 2007, we obtained a $3,000,000 revolving credit facility (the “Credit Facility”) from Guaranty Bank (the “Lender”). The Credit Facility was established under a Credit Agreement, dated October 19, 2007 (the “Credit Agreement”), among the Lender, Decorize, GuildMaster and Faith Walk. The proceeds of the Credit Facility will be used primarily for the repayment of existing working capital indebtedness (including the Company’s existing factoring arrangement with Bibby Financial Services (Midwest), Inc. (“Bibby”) and funding the Company’s ongoing working capital needs. The terms of the Credit Agreement prohibit Decorize from using Credit Facility proceeds for the purpose of repaying any other third party indebtedness, including indebtedness subordinate to the Credit Facility.

We can borrow, repay and reborrow principal under the Credit Facility from time to time during its term. There is no minimum draw for advances under the Credit Facility, subject to the requirement that advances must be made in integrals of $1,000. The aggregate principal amount drawn under the Credit Facility at any given time may not exceed the lesser of $3,000,000 or the borrowing base. For purposes of the Credit Agreement, the “borrowing base” is defined as an amount equal to the sum of (a) eighty percent (80%) of the value of eligible accounts receivable, plus (b) fifty percent (50%) of the value of eligible inventory. Eligible accounts receivable includes the Company’s accounts receivable generated in the ordinary course of business that satisfy certain conditions of the Lender, and excludes certain unacceptable accounts receivable, such as accounts of an account debtor when twenty percent (20%) of the outstanding balance is more than ninety (90) days past due. Eligible inventory includes the Company’s inventory that, in the Lender’s reasonable opinion, is in good, new and saleable condition and is not obsolete or unmerchantable. On the date of the Credit Agreement, the Company’s amount available to be advanced under the Credit Facility was $1,459,510.

The annual interest rate on the Credit Facility is initially equal to the prime rate of interest as quoted in the Wall Street Journal plus a prime margin of 150 basis points (1.5%) (the “Prime Margin”). The initial annual interest rate on the Credit Facility on the date of the Credit Agreement was 9.25%. After the Company delivers its first financial covenant compliance certificate to the Lender, the Prime Margin will be recalculated based upon the ratio of the Company’s senior indebtedness to EBITDA for the four most recently ended fiscal quarters, with the Prime Margin being: 0.0% if such ratio is equal to or greater than 0.0 and less than 3.0; 0.5% if such ratio is equal to or greater than 3.0 and less than 4.0; 1.5% if such ratio is equal to or greater than 4.0 and less than 5.0; 1.75% if such ratio is equal to or greater than 5.0 and less than 6.0; and 2.5% if such ratio is equal to or greater than 6.0 or less than 0.0 or undefined. Accrued interest payments on the principal outstanding balance under the Credit Facility are due monthly. The Credit Facility expires, and any and all principal outstanding under the Credit Facility is due and payable, on the maturity date of December 31, 2008.

In consideration of the Lender originating the Credit Facility, we paid the Lender a loan origination fee of $15,000 and agreed to pay certain other costs of the Lender incurred in connection with the loan origination, not to exceed $10,000. The Company is not required to pay any fees based upon any unused portion of the amount available for borrowing under the Credit Facility.

The Credit Facility is secured by substantially all of our assets and the assets of GuildMaster and Faith Walk pursuant to a Security Agreement among the Lender, the Company, GuildMaster and Faith Walk (the “Security Agreement”). The Credit Facility is guaranteed by certain other subsidiaries of the Company pursuant to a Guaranty Agreement (the “Guaranty Agreement”).

The Credit Agreement contains covenants, including financial covenants, with which the Company must comply. The financial covenants include a minimum fixed charge coverage ratio, a maximum leverage ratio, a limitation on payment of dividends and a transactional limitation on capital expenditures. With certain exceptions, we are prohibited under the Credit Agreement from, among other things, incurring or assuming any indebtedness, entering into any merger or reorganization and acquiring any stock or assets of any other entity.

If a default occurs under the Credit Agreement, which includes, among other things, our failure to pay any amount under the Credit Agreement when due, the Lender may declare all obligations under the Credit Agreement or any other loan document immediately due and payable. In such event, the Lender may exercise any rights or remedies it may have under the Security Agreement, including foreclosure of our collateralized assets, or in enforcing its rights under the Guaranty Agreement. Any such event may materially impair our ability to conduct our business.

In connection with the Credit Agreement, certain of the Company’s creditors agreed to subordinate outstanding indebtedness owed to them by the Company pursuant to separately executed subordination agreements in favor of the Lender. James K. Parsons, a former director of Decorize and our current Executive Vice President, agreed to subordinate indebtedness owed to him by the Company under an Amended and Restated Promissory Note dated May 5, 2006 in the principal amount of $609,467.69, and under a Third Amended and Restated Promissory Note dated July 31, 2006 in the principal amount of $1,000,000. As discussed below, Quest Capital Alliance II, LLC (“Quest Capital Alliance II, LLC”) agreed to subordinate indebtedness owed to it by the Company under an Amended Promissory Note dated September 11, 2006 in the principal amount of $750,000, and under a Revolving Line of Credit Promissory Note dated May 5, 2006 in the principal amount of $750,000. Steven W. Fox, who is the general manager of Quest Capital Alliance II, LLC, is also a director of Decorize. Additionally, SRC Holdings Corporation (“SRC”), the Company’s largest holder of common stock and the holder of all of the Company’s outstanding shares of Series A Convertible Preferred Stock, agreed to subordinate indebtedness owed to it by the Company under a Third Amended and Restated Secured Promissory Note dated June 15, 2005 in the principal amount of $750,000.

On May 5, 2006, Decorize entered into a Commercial Security Agreement with Quest Commercial Finance, L.L.C. (“Quest Commercial”), which provides for Quest Commercial to make a revolving credit line in the amount of up to $750,000 available to Decorize (the “Quest Facility”). The Quest Facility matures on May 5, 2009, and is evidenced by a promissory note dated May 5, 2006, issued by Decorize to Quest Commercial. In consideration of Quest Commercial providing the Quest Facility, Decorize paid Quest Commercial a commitment fee of $30,000. Outstanding principal that is due from time to time will bear interest at a rate that is equal to the prime rate of interest plus a margin of 5%, but the interest rate shall not be less than 10% per annum at any time. Accrued interest is payable monthly on the last day of each calendar month, beginning May 31, 2006. Any payments that are more than 5 days late shall be assessed a late fee equal to 5% of the late payment. Decorize and Quest Commercial entered into a modification agreement with respect to the related promissory note on September 26, 2007, which sets the interest rate at 13.75% per annum and provides for the payment of a $7,500 annual lender fee on September 26, 2007, and thereafter on May 5 of each year under the note is paid in full.

Subject to the provisions of the related promissory note, Decorize can borrow, repay and reborrow principal under the Quest Facility from time to time during its term. If a default occurs under this promissory note as a result of Decorize failing to pay any amount when due or any other event of default, the unpaid outstanding principal balance will thereafter accrue interest at a rate equal to 3% per annum over the interest rate that would otherwise apply, and Quest Commercial may declare all amounts due under the Quest Facility to be due and payable immediately.

Decorize’s obligations under the Quest Facility are secured by a security interest granted to Quest Commercial in Decorize’s inventory. In this regard, Quest Commercial shall have an equal priority of interest in this inventory relative to the rights of SRC, which has loaned amounts to the Company under a convertible promissory note originally issued in April 2004, as most recently amended on June 15, 2005. Quest Commercial has a prior right in the inventory relative to Decorize’s factor, Bibby, except for any proceeds of the collateral, and, as disclosed above, has agreed to subordinate its interest to the Credit Facility.

Note Payable

On August 17, 2006, Decorize issued a three-month promissory note, payable to the order of Quest Capital II, in the original principal amount of $75,000. The maturity date for the Promissory Note is November 17, 2006. Outstanding principal due under the Promissory Note shall accrue interest until the date of maturity at a rate equal to 13.25% per annum. In consideration of Quest Capital II providing the Promissory Note, Decorize paid Quest Capital II a loan fee of $250. If a default occurs under the Promissory Note as a result of Decorize’s failure to pay any amount when due, or because of any other event of default, the unpaid outstanding principal balance will thereafter accrue interest at a rate equal to 16.25% per annum, and Quest Capital II may declare the Promissory Note to be due and payable immediately. This note was paid in full when the September 11, 2006 note was issued.

On September 11, 2006, Decorize issued a promissory note (the “Promissory Note”), payable to the order of Quest Capital II in the original principal amount of $750,000. Quest Capital II charged a $41,250 origination fee in connection with the loan, and discounted the principal amount funded to Decorize under the Promissory Note by the amount of the origination fee.

Interest on the outstanding principal under the Promissory Note accrued at a rate of (i) eighteen percent (18%) per annum, from January 9, 2007 to February 12, 2007, and then at a rate of twenty-one percent (21%) per annum from February 12, 2007 to March 15, 2007. The note was amended on March 15, 2007 to lower the interest rate to thirteen and three quarters percent (13.75%) and to extend the maturity date to March 15, 2008, at which time Decorize paid a renewal fee of $7,500. The default interest rate is equal to twenty-one percent (21%) per annum.

The Promissory Note is secured by a security interest in Decorize’s inventory and proceeds from inventory pursuant to the terms and conditions of a Commercial Security Agreement (the “Quest Security Agreement”) entered into between Decorize and Quest Capital II on September 11, 2006. The Quest Security Agreement provides that upon an event of default, Quest Capital II may accelerate the indebtedness owed under the Promissory Note, assemble and sell the collateral, have a receiver appointed to take possession of any or all of the collateral, collect remedies, obtain a deficiency judgment and exercise all other rights and remedies available to Quest Capital II.

On December 13, 2005, Decorize obtained a four-month, $500,000 revolving line of credit. The maturity date for the line of credit is April 13, 2006. The line of credit is evidenced by a promissory note dated December 13, 2005, issued to Quest Capital II in the principal amount of $500,000. In consideration of providing the line of credit, Decorize paid Quest Capital II a commitment fee of $33,333.33. After April 13, 2006, any outstanding principal and interest become convertible into the Company’s common stock at a rate of $0.20 per share at the sole option of Quest Capital II. The note was converted into 2,500,000 shares of common stock on May 5, 2006.

Private Placements

On February 5, 2007, the Company sold 821,429 shares of common stock, $0.001 par value per share to an accredited investor for total consideration of $287,500, representing a purchase price of $0.35 per share. This investor also received warrants in this transaction, which are exercisable for an aggregate of 178,571 shares of common stock at an initial exercise price of $0.70 per share. The warrants will expire on February 5, 2009. Also on February 5, 2007, the Company sold 446,428 shares of common stock to another accredited investor, in a separate transaction for total consideration of $250,000, representing a purchase price of $0.56 per share. This investor also received warrants, which are exercisable for an aggregate of 297,620 shares of common stock at $0.80 per share. The warrants will expire on February 5, 2009. Professional fees totaling $100,603 incurred in connection with the registration of shares issued in these private placements have been charged to additional paid in capital during the twelve months ended June 30, 2007.

On May 5, 2006, the Company entered into agreements to convert an aggregate $900,000 that was owed to a principal stockholder and one of the Company’s executive officers into 3,333,000 shares of common stock. The Company issued 2,500,000 shares of common stock to Quest as payment in full of an existing convertible term note, in the original principal amount of $500,000, which was issued by the Company on December 13, 2005. The shares were issued at a price of $0.20 per share, which was the conversion price under the December 2005 promissory note. In addition, James K. Parsons, a former director and the current Executive Vice President of the Company, exchanged $400,000 in principal owed to him under an existing promissory note, which was last amended in August 2004, for 833,333 shares of common stock issued to him on May 5, 2006. The exchange was made in accordance with a stock exchange agreement entered into on May 5, 2006. As a result of the exchange, the outstanding principal amount of Mr. Parson’s note was reduced to $609,468, which is reflected in an amended note issued to him at the closing.

During the fiscal year ended June 30, 2006, we received an aggregate $1,160,629 upon the exercise of outstanding warrants held by certain of our stockholders. Nest USA, Inc. exercised warrants for an aggregate 996,000 shares of common stock at an aggregate price of $199,200, or $0.20 per share; SRC exercised warrants for an aggregate 3,000,000 shares of common stock at an aggregate price of $600,000, or $0.20 per share; and Quest exercised warrants for an aggregate 1,807,143 shares of common stock at an aggregate price of $361,429, or $0.20 per share.

In each of the private placements, the investors represented that they were “accredited investors” for purposes of the Securities Act, and indicated that they were acquiring the shares for investment and not with a view to distribution. We provided each investor with appropriate financial and operating information. Each of the investors was an existing stockholder of Decorize. Accordingly, we believe these offerings were made in compliance with the “safe harbor” requirements of Rule 506 under Regulation D of the Securities Act, which we have relied upon in taking the position that the private placements were exempt from registration under the Securities Act.

Total Contractual Cash and Other Obligations

The following table summarizes our long-term debt, capital lease obligations and operating lease obligations as of June 30, 2007:

	Total	Less than 1 Year	1-3 Years	4 - 5 Years	After 5 Years
Aggregate amount of principal to be paid on the outstanding long-term debt	$-	$-	$-	$-	$-
Principal payments due on notes payable to stockholders	3,765,919	1,556,451	2,209,468	-	-
Future minimum lease payments under capital leases	8,245	8,245	-	-	-
Future minimum lease payments under noncancelable operating leases	330,072	156,056	44,637	-	-
Totals	$4,105,036	$1,720,752	$2,254,105	$-	$-

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of our common stock are currently quoted on the OTCBB under the symbol “DCZI.OB”. Our shares began quotation on the OTCBB on May 23, 2007. The following table summarizes the high and low historical closing prices reported by the OTCBB Historical Data Service for the periods indicated. OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions, and as such may not represent actual transactions.

	High	Low

Second Quarter 2008 (through November 19)	$0.35	$0.32
First Quarter 2008	$0.61	$0.33
Fourth Quarter 2007 (May 23 through June 30)	$0.60	$0.50

Previously, our common stock was traded on The American Stock Exchange from March 8, 2002 until April 27, 2007, under the symbol “DCZ”. The following table summarizes the highest and lowest closing prices per share as reported by The American Stock Exchange for the periods indicated.

	High	Low
Fourth Quarter 2007 (through April 27)	$0.58	$0.29
Third Quarter 2007	0.84	0.40
Second Quarter 2007	0.49	0.23
First Quarter 2007	0.33	0.17
Fourth Quarter 2006	0.51	0.23
Third Quarter 2006	0.62	0.32
Second Quarter 2006	0.81	0.46
First Quarter 2006	0.79	0.45

We had approximately 85 record holders of our common stock as of November 19, 2007, according to the books of our transfer agent. A significant number of shares were held in street name, so the Company believes that the number of beneficial owners is significantly higher.

We have not paid cash dividends on our common stock since our inception. Our Board of Directors does not anticipate payment of any cash dividends in the foreseeable future and intends to continue its present policy of retaining earnings for reinvestment in our operations.

LEGAL MATTERS

The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.

EXPERTS

The consolidated financial statements of Decorize, Inc. as of and for the years ended June 30, 2006 and June 30, 2007, included in this prospectus and the Registration Statement on Form SB-2 of which this prospectus is a part, have been audited by BKD, LLP, independent registered public accountants, as set forth in its report thereon included herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. Our SEC filings, including this prospectus and the registration statement of which it is a part, are available over the Internet via the SEC’s EDGAR system at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, DC 20459. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at our website at http://www.decorize.com. We do not intend for information contained in our website to be part of this prospectus.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Decorize, Inc.
Springfield, Missouri

We have reviewed the accompanying consolidated balance sheet of Decorize, Inc. as of September 30, 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the three-month periods ended September 30, 2007 and 2006. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

November 7, 2007
Springfield, Missouri

Decorize, Inc. and Subsidiaries
Consolidated Balance Sheet
September 30, 2007 (Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$542,384
Receivables:
Trade accounts receivable pledged to factor, net of allowance of $139,226	2,330,689
Other	2,841

Inventory	978,795

Prepaid expenses and other	169,274

Total current assets	4,023,983

Property and equipment, net of $845,316 accumulated depreciation	341,482

Goodwill	3,258,938

Other assets	32,176

3,619,756

Total assets	$7,656,579

See accompanying notes to the consolidated financial statements

Decorize, Inc. and Subsidiaries
Consolidated Balance Sheet (continued)
September 30, 2007 (Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

Accounts payable	$1,967,042
Accrued salaries and commissions	64,159
Other accrued expenses	241,912
Due to factor	1,461,148
Current portion of capital lease obligations	4,644
Current portion of stockholders' notes	3,165,919

Total current liabilities	6,904,824

Notes payable to stockholders	600,000

Total liabilities	7,504,824

Preferred stock
$.001 par value; 10,000,000 authorized; 500,000 shares of Series A, 8% cumulative, convertible, redeemable, issued and outstanding	645,121

Stockholders' equity (deficit):

Common stock, $.001 par value; 50,000,000 authorized, 26,635,068 shares issued and outstanding	26,635

Additional paid-in capital	13,189,117

Accumulated deficit	(13,709,118)

Total stockholders' equity (deficit)	(493,366)

Total liabilities, preferred stock and stockholders' equity (deficit)	$7,656,579

See accompanying notes to the consolidated financial statements

Decorize, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30, 2007	September 30, 2006

Net Sales	$3,681,814	$3,181,331

Cost of sales	2,637,504	2,234,807

Gross profit	1,044,310	946,524

Operating expenses:
Selling, general and administrative	1,218,972	1,108,860
Depreciation	15,317	23,809

Total operating expenses	1,234,289	1,132,669

Operating loss	(189,979)	(186,145)

Other income (expense):
Interest income	1,663	512
Interest expense	(174,759)	(119,181)
Amortization of debt discount and financing cost	(4,375)	(7,656)
Other	(4,010)	-

Total other income (expense)	(181,481)	(126,325)

Net Loss	(371,460)	(312,470)

Add: Dividends Declared on Preferred Stock	(10,000)	(10,082)

Loss Available to Common Stockholders	$(381,460)	$(322,552)

Basic and diluted loss per share	$(0.01)	$(0.01)

Basic and diluted weighted-average shares outstanding	26,634,405	25,239,211

See accompanying notes to the consolidated financial statements

Decorize, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	Deficit	Total
Three months ended September 30, 2006

Balances, June 30, 2006	25,239,211	$25,239	$12,730,735	$(12,655,448)	$100,526

Fair value of stock options issued	-	-	32,300	-	32,300

Declared dividends	-	-	(10,082)	-	(10,082)

Net loss	-	-	-	(312,470)	(312,470)

Balances, September 30, 2006	25,239,211	$25,239	$12,752,953	$(12,967,918)	$(189,726)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	Deficit	Total
Three months ended September 30, 2007

Balances, June 30, 2007	26,634,068	$26,634	$13,219,000	$(13,337,658)	$92,024

Exercise of common stock options	1,000	1	169	-	170

Stock compensation expense	-	-	6,975	-	6,975

Registration costs related to issuance of common stock	-	-	(27,027)	-	(27,027)

Declared dividends	-	-	(10,000)	-	(10,000)

Net loss	-	-	-	(371,460)	(371,460)

Balances, September 30, 2007	26,635,068	$26,635	$13,189,117	$(13,709,118)	$(493,366)

See accompanying notes to the consolidated financial statements

Decorize, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2007	2006

Operating Activities
Net loss	$(371,460)	$(312,470)
Items not requiring (providing) cash
Depreciation	29,809	23,809
Stock compensation	6,975	32,300
Amortization of debt discount and financing cost	4,375	7,656
Changes in
Trade accounts receivable	100,069	(437,199)
Inventories	(45,691)	(37,502)
Prepaid expenses and other current assets	47,232	(86,557)
Accounts payable	163,999	(22,319)
Accrued expenses and other	(211,769)	1,875
Net cash used in operating activities	(276,461)	(830,407)

Investing Activities
Purchase of property and equipment	(61,850)	(38,920)
Net cash used in investing activities	(61,850)	(38,920)

Financing Activities
Exercise of stock options	170	-
Registration costs related to issuance of common stock	(59,489)	-
Principal payments on long-term debt	-	(6,015)
Proceeds from issuance of short-term debt	-	750,000
Proceeds from issuance of long-term debt	-	170,000
Principal payments on capital lease obligations	(3,601)	(3,788)
Advances from factor, net	158,584	225,126
Net cash provided by financing activities	99,684	1,135,323

Increase (Decrease) in Cash and Cash Equivalents	(238,627)	265,996

Cash and Cash Equivalents, Beginning of Period	780,011	102,337

Cash and Cash Equivalents, End of Period	$542,384	$368,333

Cash Paid for Interest	$160,516	$101,968
Dividend Accrued on Preferred Stock	$10,000	$10,082

See accompanying notes to the consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1. General

The accompanying unaudited interim consolidated financial statements of Decorize, Inc. (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") for reporting on Form 10-QSB. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been omitted. These interim statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-KSB for the fiscal year ended June 30, 2007 filed with the Commission.

The information contained herein reflects all normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s results of operations, cash flows and financial position. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Certain reclassifications have been made to the 2006 financial statements to conform to fiscal 2007 presentation. These reclassifications have no effect upon net loss.

Income Taxes

Effective July 1, 2007, the Company adopted the provisions of FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," which clarifies the accounting for income tax positions by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on the derecognition of previously recognized deferred tax items, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Under FIN 48, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. Any tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The adoption of FIN 48 had no impact upon the Company’s financial position, results of operations or cash flows. In connection with adopting FIN 48, the Company adopted the policy to recognize interest and penalties related to unrecognized tax benefits (if any) in income tax expense. No such interest and penalties have been accrued as of September 30, 2007.

Recent Accounting Pronouncements

In March 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 resolves certain accounting issues related to various hybrid financial instruments. The Company has adopted the provisions of SFAS No. 155 effective for the current fiscal year. Adoption of this standard had no impact on the Company’s financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value instruments. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative effect adjustment to the opening balance of retained earnings. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007; therefore, the Company anticipates adopting this standard as of July 1, 2008. The Company has not determined the effect, if any, the adoption of this statement will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies an option to report selected financial assets and liabilities at fair value. SFAS No. 159 requires companies to provide information helping financial statement users to understand the effect of a company’s choice to use fair value on its earnings, as well as to display the fair value of the assets and liabilities a company has chosen to use fair value for on the face of the balance sheet  Additionally, SFAS No. 159 establishes presentation and disclosure requirements designed to simplify comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007.  The Company has not determined the effect, if any, the adoption of this statement will have on its consolidated financial statements.

2. Earnings Per Share

Basic earnings per share are computed by dividing net earnings less dividends on preferred stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings per share, except the denominator is increased by including the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

Since all stock options and warrants would currently be antidilutive, both the basic and diluted loss per share amounts are based on the weighted average number of common shares outstanding.

	Three Months Ended September 30,
	2007	2006

Numerator
Net loss	$(371,460)	$(312,470)
Dividends declared on preferred stock	(10,000)	(10,082)
Net loss attributable to common shareholders	(381,460)	(322,552)

Denominator
Basic and diluted weighted average shares outstanding	26,634,405	25,239,211

Basic and diluted loss per share	$(0.01)	$(0.01)

3. Due to Factor and Line of Credit

On March 31, 2006, the Company and Bibby Financial Services (Midwest), Inc. (“BFS”) entered into a new Master Purchase and Sale Agreement to govern the exclusive global factoring arrangements provided by BFS. The new agreement replaced the Master Purchase and Sale Agreement (as amended, the “Factoring Agreement”) entered into between the Company and BFS in August 2005. The factoring arrangements provide the Company with a maximum credit facility of $3,000,000. The Company terminated the Factoring Agreement on October 19, 2007, after the end of the first quarter. (See “Note 5 Subsequent Events” below.)

Under the Factoring Agreement, the Company submits accounts receivable to be purchased by BFS, and BFS pays the Company up to 90% of the aggregate net face value of accounts receivable purchased, less applicable fees charged by BFS and a reserve withheld by BFS to serve as security in the event that BFS receives less than full payment for accounts purchased due to returns, allowances, deductions, disputes, or chargebacks. All accounts submitted for purchase must be approved by BFS. Accounts are purchased on a recourse basis, and BFS has the right to charge back accounts purchased from the Company at any time.

The Company accounts for this arrangement as a secured borrowing. The Factoring Agreement requires the Company to grant BFS a first lien security interest in all of its accounts receivable, equipment and all cash held in bank accounts and certain related intangibles; however, BFS has subordinated its lien on the inventory to the rights of Quest Commercial Finance, LLC in connection with their credit facility.  BFS charges interest on amounts advanced to the Company under the Factoring Agreement at a rate of 1.00% above the prime rate of interest as published in the Wall Street Journal. BFS receives a factoring administration fee equal to 1.00% of the gross invoice amount of each account submitted. If total receivables are more than 60% for any one account debtor, BFS may charge the Company an additional 0.5% discount for accounts from that specific debtor. Receivables assigned to BFS totaled $1,789,859 as of September 30, 2007 and were included in accounts receivable on the balance sheet. Assigned receivables continue to be serviced by the Company. All risk related to collection of assigned receivables remains with the Company. The balance due to factor on the Company’s balance sheet is $1,461,148 as of September 30, 2007 and represents the outstanding advances from BFS against assigned receivables.

The Factoring Agreement requires the Company to maintain a level of accounts submitted for purchase each month that is equal to $500,000, on average, during each calendar month. The Company is required to pay BFS a monthly purchase fee equal to the amount by which the fees paid to BFS for each month that does not meet the minimum requirements on average during a calendar quarter is less than $10,000. The Company shall not pay less than $10,000 in such fees on average for any month in a calendar quarter.

Factored borrowings at September 30, 2007 increased $159,000 (12%) from June 30, 2007. This change is related to the timing of funding of factored accounts receivables. Because the Company routinely requests advances for the maximum amount permitted under its factoring arrangements in order to fund production, it is expected that accounts receivable and factored borrowings will vary in direct correlation to significant increases or decreases in shipments for a given period.

4. Inventories

Inventories as of September 30, 2007 consisted of the following:

Finished Products	$823,197
Raw Materials	67,926
Work in Process	87,672
$978,795
5. Subsequent Events

Credit Facility

On October 19, 2007, Company obtained a $3,000,000 revolving credit facility (the “Credit Facility”) from Guaranty Bank (the “Lender”). The Credit Facility was established under a Credit Agreement, dated October 19, 2007 (the “Credit Agreement”), among the Lender, the Company, GuildMaster, Inc., a Missouri corporation and wholly-owned subsidiary of the Company (“GuildMaster”), and Faith Walk Designs, Inc., a Missouri corporation and wholly-owned subsidiary of the Company (“Faith” and, together with GuildMaster, the “Subsidiaries”). The proceeds of the Credit Facility will be used primarily for the repayment of existing working capital indebtedness (including the factoring arrangement with BFS) and funding the Company’s ongoing working capital needs. The terms of the Credit Agreement prohibit the Company from using Credit Facility proceeds for the purpose of repaying any other third party indebtedness, including indebtedness subordinate to the Credit Facility.

The Company can borrow, repay and reborrow principal under the Credit Facility from time to time during its term. There is no minimum draw for advances under the Credit Facility, subject to the requirement that advances must be made in integrals of $1,000. The aggregate principal amount drawn under the Credit Facility at any given time may not exceed the lesser of $3,000,000 or the borrowing base. For purposes of the Credit Agreement, the “borrowing base” is defined as an amount equal to the sum of (a) 80% of the value of eligible accounts receivable, plus (b) 50% of the value of eligible inventory. Eligible accounts receivable includes the Company’s and the Subsidiaries’ accounts receivable generated in the ordinary course of business that satisfy certain conditions of the Lender, and excludes certain unacceptable accounts receivable, such as accounts of an account debtor when 20% of the outstanding balance is more than 90 days past due. Eligible inventory includes the Company’s and the Subsidiaries’ inventory which, in the Lender’s reasonable opinion, is in good, new and saleable condition and is not obsolete or unmerchantable. On the date of the Credit Agreement, the Company’s amount available to be advanced under the Credit Facility was $1,459,510.

The annual interest rate on the Credit Facility is initially equal to the prime rate of interest as quoted in the Wall Street Journal plus a prime margin of 1.5% (the “Prime Margin”). The initial annual interest rate on the Credit Facility on the date of the Credit Agreement was 9.25%. After the Company delivers its first financial covenant compliance certificate to the Lender, the Prime Margin will be recalculated based upon the ratio of the Company’s senior indebtedness to EBITDA for the four most recently ended fiscal quarters, with the Prime Margin being: 0.0% if such ratio is equal to or greater than 0.0 and less than 3.0; 0.5% if such ratio is equal to or greater than 3.0 and less than 4.0; 1.5% if such ratio is equal to or greater than 4.0 and less than 5.0; 1.75% if such ratio is equal to or greater than 5.0 and less than 6.0; and 2.5% if such ratio is equal to or greater than 6.0 or less than 0.0 or undefined. Accrued interest payments on the principal outstanding balance under the Credit Facility are due monthly. The Credit Facility expires, and any and all principal outstanding under the Credit Facility is due and payable, on the maturity date of December 31, 2008.

In consideration of the Lender originating the Credit Facility, the Company paid the Lender a loan origination fee of $15,000 and agreed to pay certain other costs of the Lender incurred in connection with the loan origination, not to exceed $10,000. The Company is not required to pay any fees based upon any unused portion of the amount available for borrowing under the Credit Facility.

The Credit Facility is secured by substantially all of the assets of the Company and the Subsidiaries pursuant to a Security Agreement among the Lender, the Company and the Subsidiaries (the “Security Agreement”). The Credit Facility is guaranteed by certain other subsidiaries of the Company pursuant to a Guaranty Agreement (the “Guaranty Agreement”).

The Credit Agreement contains covenants, including financial covenants, with which the Company and the Subsidiaries must comply. The financial covenants include a minimum fixed charge coverage ratio, a maximum leverage ratio, a limitation on payment of dividends and a transactional limitation on capital expenditures. With certain exceptions, the Company and the Subsidiaries are prohibited under the Credit Agreement from, among other things, incurring or assuming any indebtedness, entering into any merger or reorganization and acquiring any stock or assets of any other entity.

If a default occurs under the Credit Agreement, which includes, among other things, the Company’s failure to pay any amount under the Credit Agreement when due, the Lender may declare all obligations under the Credit Agreement or any other loan document immediately due and payable. In such event, the Lender may exercise any rights or remedies it may have under the Security Agreement, including foreclosure of the Company’s and Subsidiaries’ collateralized assets, or in enforcing its rights under the Guaranty Agreement. Any such event may materially impair the Company’s ability to conduct its business.

In connection with the Credit Agreement, certain of the Company’s creditors agreed to subordinate outstanding indebtedness owed to them by the Company pursuant to separately executed subordination agreements in favor of the Lender. James K. Parsons, a former director of the Company and its current Executive Vice President, agreed to subordinate indebtedness owed to him by the Company under an Amended and Restated Promissory Note dated May 5, 2006 in the principal amount of $609,467.69, and under a Third Amended and Restated Promissory Note dated July 31, 2006 in the principal amount of $1,000,000. Quest Capital Alliance II, LLC agreed to subordinate indebtedness owed to it by the Company under an Amended Promissory Note dated September 11, 2006 in the principal amount of $750,000, and under a Revolving Line of Credit Promissory Note dated May 5, 2006 in the principal amount of $750,000. Steven W. Fox, who is the general manager of Quest Capital Alliance II, LLC, is also a director of the Company. Additionally, SRC Holdings Corporation, the Company’s largest holder of common stock and the holder of all of the Company’s outstanding shares of Series A Convertible Preferred Stock, agreed to subordinate indebtedness owed to it by the Company under a Third Amended and Restated Secured Promissory Note dated June 15, 2005 in the principal amount of $750,000.

Las Vegas Showroom

On October 24, 2007, the Company entered into a five year lease for space at the World Market Center in Las Vegas, Nevada, which provides the Company with 4,780 square feet of showroom space. The initial five-year term of the lease ends on September 30, 2012. Monthly rent payments began accruing as of October 1, 2007, and are $11,018 per month for the first year of the lease.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors
and Stockholders
Decorize, Inc.
Springfield, Missouri

We have audited the accompanying consolidated balance sheets of Decorize, Inc. as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Decorize, Inc. as of June 30, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/BKD, LLP

Springfield, Missouri
September 27, 2007

Decorize, Inc.
Consolidated Balance Sheets
June 30, 2007 and 2006

ASSETS

	2007	2006

Current Assets

Cash and cash equivalents	$781,011	$102,337
Receivables
Trade accounts receivable, net of allowance 2007 – $120,250; 2006 – $250,000	2,425,547	1,494,103
Other	8,052	11,146

Inventories	933,104	822,285

Prepaid expenses and other	214,973	212,342

Total current assets	4,362,687	2,642,213

Property and equipment, net of accumulated depreciation 2007 – $813,684; 2006 – $730,132	311,264	207,328

Goodwill	3,258,938	3,258,938

Other	36,261	35,824

	3,606,463	3,502,090

Total Assets	$7,969,150	$6,144,303

See accompanying notes to the consolidated financial statements

Decorize, Inc.
Consolidated Balance Sheets
June 30, 2007 and 2006

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

	2007	2006

Current Liabilities

Accounts payable	$1,803,035	$1,450,925
Accrued salaries and commissions	51,103	44,457
Other accrued expenses	495,179	130,303
Revolving line of credit	1,302,564	921,506
Current portion of long-term debt	—	6,015
Current portion of capital lease obligations	8,245	16,741
Current portion of stockholders’ notes	1,556,451	830,726

Total current liabilities	5,216,577	3,400,673

Capital lease obligations, less current portion	—	8,514

Notes payable to stockholders, less current portion	2,209,468	2,039,468

Total liabilities	7,426,045	5,448,655

Preferred Stock, 8% Cumulative, Convertible, Redeemable $.001 Par Value; authorized 10,000,000 shares; issued and outstanding 500,000 shares	635,121	595,121

Stockholders’ equity (deficit)
Common stock, $.001 par value; 50,000,000 shares authorized; issued and outstanding 2007 – 26,634,068 shares; 2006 – 25,239,211 shares	26,634	25,239
Additional paid-in capital	13,219,000	12,730,735
Accumulated deficit	(13,337,650)	(12,655,447)

Total stockholders’ equity (deficit)	(92,016)	100,527

Total liabilities and stockholders’ equity	$7,969,150	$6,144,303

See accompanying notes to the consolidated financial statements

Decorize, Inc.
Consolidated Statements of Operations
Years Ended June 30, 2007 and 2006

	2007	2006

Net Sales	$15,919,683	$9,242,278

Cost of Goods Sold	10,976,817	6,744,131

Gross Profit	4,942,866	2,498,147

Operating Expenses:
Selling, general and administrative	4,838,494	4,002,653
Depreciation and amortization	64,243	107,437

Total operating expenses	4,902,737	4,110,090

Operating income (loss)	40,129	(1,611,943)

Other income (expense):
Interest income	1,194	1,467
Interest expense	(646,023)	(571,894)
Amortization of debt discount and financing cost	(69,187)	(57,934)
Other	(8,316)	(1,434)

Total other expense	(722,332)	(629,795)

Net loss	(682,203)	(2,241,738)
Add: Dividends declared on preferred stock	(40,000)	(40,000)

Loss available to common stockholders	$(722,203)	$(2,281,738)

Basic and diluted loss per common share	$(0.03)	$(0.12)

Basic and diluted weighted average common shares outstanding	25,796,808	18,866,739

See accompanying notes to the consolidated financial statements

Decorize, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
Years Ended June 30, 2007 and 2006

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	Deficit	Total

Balances, June 30, 2005	16,041,735	$16,042	$10,687,582	$(10,413,709)	$289,915
Exercise of common stock warrants and options	5,864,143	5,864	1,186,487	—	1,192,351
Issuance of common stock in exchange for debt	3,333,333	3,333	896,666	—	899,999
Dividends declared	—	—	(40,000)	—	(40,000)
Net loss	—	—	—	(2,241,738)	(2,241,738)

Balances, June 30, 2006	25,239,211	$25,239	$12,730,735	$(12,655,447)	$100,527
Exercise of common stock warrants and options	127,000	127	21,463	—	21,590
Issuance of common stock	1,267,857	1,268	435,630	—	436,898
Dividends declared	—	—	(40,000)	—	(40,000)
Issuance of common stock warrants and options	—	—	71,172	—	71,172
Net loss	—	—	—	(682,203)	(682,203)
Balances, June 30, 2007	26,634,068	$26,634	$13,219,000	$(13,337,650)	$(92,016)

See accompanying notes to the consolidated financial statements

Decorize, Inc.
Consolidated Statements of Cash Flows
Years Ended June 30, 2007 and 2006

	2007	2006

Operating Activities
Net loss	$(682,203)	$(2,241,738)
Items not requiring (providing) cash
Depreciation and amortization	64,243	129,094
Compensatory issuance of common stock and stock options	59,472	—
Issuance of warrants in exchange for consulting services	11,700	—
Amortization of debt discount and financing cost included in interest expense	69,187	57,934
(Gain) loss on disposal of property and equipment	15,814	(127)
Changes in
Trade accounts receivable	(928,350)	(359,682)
Inventories	(110,819)	(86,076)
Prepaid expenses and other current assets	(54,789)	(60,501)
Accounts payable	352,110	142,254
Accrued expenses and other	343,080	81,802

Net cash used in operating activities	(860,555)	(2,337,040)

Investing Activities
Purchase of property and equipment	(203,896)	(43,609)
Redemption of certificate of deposit	—	750,000
Proceeds from sale of equipment	9,937	2,060

Net cash provided by (used in) investing activities	(193,959)	708,451

Financing Activities
Principal payments on long-term debt	(30,290)	(63,616)
Proceeds from issuance of stockholders’ notes payable	920,000	1,180,000
Net repayments on revolving line of credit	—	(1,193,478)
Deferred fees associated with bank financing	(7,500)	(63,333)
Principal payments on capital lease obligations	(17,010)	(36,393)
Issuance of common stock, net of related expenses	486,930	942,348
Advances from (repayments to) factor, net	381,058	921,506

Net cash provided by financing activities	1,733,188	1,687,034

Increase in Cash and Cash Equivalents	678,674	58,445

Cash and Cash Equivalents, Beginning of Year	102,337	43,892

Cash and Cash Equivalents, End of Year	$781,011	$102,337

See accompanying notes to the consolidated financial statements

Decorize, Inc.
Consolidated Statements of Cash Flows
Years Ended June 30, 2007 and 2006

	2007	2006

Supplemental Cash Flows Information
Interest paid	$584,069	$496,392
Capital lease obligations incurred for property and equipment	—	$4,698
Dividend accrued on preferred stock	$40,000	$40,000
Accrued fees associated with stock registration	$28,442	—
Debt and accrued interest converted to common stock	—	$1,146,667

See accompanying notes to the consolidated financial statements

Decorize, Inc.
Notes to Consolidated Financial Statements
Years Ended June 30, 2007 and 2006

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Decorize, Inc. (“Decorize”) together with its subsidiaries (collectively the “Company”) is a manufacturer and wholesaler of imported home furnishings and home accent items. Products are sold primarily to retailers in the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of Decorize and its wholly-owned subsidiaries, P.T. Niaga Merapi, Westway Enterprises Limited, GuildMaster, Inc. and Faith Walk Designs, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2007 and 2006, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinarily due 30 to 60 days after the issuance of the invoice. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. Provision for bad debts was $36,211 and $212,336 for the years ended June 30, 2007 and 2006, respectively.

The Company has established relationships with several major customers. Sales to Company’s top customer accounted for 19.5% of total sales for the year ended June 30, 2007, and no other customer accounted for as much as 10% of total sales for that period. Sales to the Company’s top customer accounted for 16.6% of total sales for the year ended June 30, 2006. The Company grants credit to customers who meet the Company’s preestablished credit requirements and generally does not require collateral to secure payment of accounts receivable.

Inventory Pricing

Inventories consist primarily of finished and unfinished home furnishings and accessories. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes the cost of ocean freight and duties.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and are depreciated over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Depreciation has been computed by applying the straight-line method to each asset category over their estimated lives, as follows:

Category	Estimated Life	Balance at June 30, 2007	Balance at June 30, 2006

Automobiles	5 years	$28,480	$34,728
Warehouse and production equipment	5-7 years	54,464	55,668
Computer software	3 years	178,482	178,482
Office and computer equipment	3-7 years	576,926	523,395
Leasehold improvements	Lease term	151,316	145,187
Construction in progress		135,278	—
Total		1,124,947	937,460
Less accumulated depreciation		813,684	730,132

Property and equipment, net		$311,264	$207,328

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When events or changes in circumstances indicate an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, an impairment loss is recognized. The impairment loss is recognized by measuring the difference between the carrying value of the assets and the estimated fair value of the assets. The Company’s estimates of fair values are based on the best information available and require the use of estimates, judgments and projections as considered necessary. The actual results may vary significantly. No impairment losses have been recorded in 2007 and 2006.

Goodwill

The Company applies the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. SFAS No. 142 also provides that goodwill should not be amortized, but shall be tested for impairment using a two-step process annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company consists of a single reporting unit as defined in SFAS No. 142. As the first step in the process, management compares the estimated fair value of the Company based upon the market price of its common stock to the carrying value of its equity to determine whether a potential impairment of goodwill exists. The Company’s evaluations have not indicated a potential impairment, so the Company did not record a charge to reduce the carrying value of goodwill during 2007 or 2006.

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. Decorize, Inc. files consolidated income tax returns with its subsidiaries.

Revenue Recognition

The Company’s revenue is generated through the sale of merchandise to customers for prices that are fixed at the time the order is placed. Revenue is recognized when pervasive evidence of the sale exists, the earnings process is complete and the risks and rewards of ownership of the goods have transferred to the customer, which is considered to have occurred when the customer receives title to the products. Depending upon the specific terms of the transaction, title may transfer upon shipment of the products to the customer or upon receipt of the products by the customer. Sales are billed and our services are complete upon receipt of title by the customer. Collectibility of the amounts billed to customers is reasonably assured. The Company provides an allowance for expected sales returns, which is estimated based upon our historical experience. Deposits received in advance for orders from customers are recorded as deferred revenue and are not recognized in income until title to the products passes to the customer.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising and marketing expenses for the years ended June 30, 2007 and 2006, totaled $371,542 and $303,346, respectively.

Amounts Due To and From Related Parties

Accounts payable included amounts due to employees and stockholders totaling $3,442 and $52,607 as of June 30, 2007 and 2006, respectively. Other accounts receivable from employees totaled $4,534 and $11,146 as of June 30, 2007 and 2006, respectively.

Loss Per Share

Basic and diluted loss per share are computed by dividing the net loss increased by dividends declared on preferred stock by the weighted average number of common shares outstanding during the period and excludes the otherwise dilutive effects of outstanding stock options and warrants as their effects would be antidilutive.

	June 30, 2007	June 30, 2006

Net loss, as reported	$(682,203)	$(2,241,738)
Add: Dividends declared on preferred stock	(40,000)	(40,000)

Loss available to common shareholders	(722,203)	(2,281,738)

Divided by weighted average shares outstanding	25,796,808	18,866,739

Basic and diluted loss per share	$(0.03)	$(0.12)

Foreign Currency Translation

The functional currency for our foreign subsidiaries is the United States dollar. We remeasure those assets and liabilities denominated in foreign currencies using exchange rates in effect at each balance sheet date. Fixed assets and the related depreciation or amortization charges are recorded at the exchange rates in effect on the date we acquired the assets. Revenues and expenses denominated in foreign currencies are remeasured using average exchange rates for all periods presented. We recognize the resulting foreign exchange gains and losses as a component of cost of goods sold in the consolidated statements of operations.

Stock-based Compensation

At June 30, 2007 and 2006, the Company had a stock-based employee compensation plan, which is described more fully in Note 8. Prior to July 1, 2005, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.

Preferred Stock

During 2004, the Company issued 500,000 shares of Series A Convertible Preferred Stock. Each preferred share is convertible into one common share (subject to certain antidilution provisions). Conversion is at the shareholder’s option, or mandatory if the market price of the common stock exceeds $2.50 for ten consecutive trading days with a sufficient daily trading volume. Dividends are cumulative and accrue 8% per year, payable in arrears. Preferred shares may be redeemed at the shareholder’s option for $1.00 each plus accrued dividends in three equal annual payments beginning February 13, 2007, or earlier at the option of the Company (subject to a redemption premium). The Company carries its Series A Convertible Preferred Stock on its balance sheet at the current redemption amount. Holders of Series A Convertible Preferred Stock are entitled to elect up to two of the Company’s Board of Directors while 500,000 or more shares of Series A Convertible Preferred Stock are outstanding. All accrued preferred stock dividends must be paid before any dividends may be distributed to common shareholders, and in the event of liquidation the preferred stock ranks prior to common to the extent of its redemption value. In January 2005, a conversion feature was added to the Series A Convertible Preferred Stock, enabling it to be converted to the Company common stock at a rate of $0.40 per share for an aggregate of 1,250,000 common shares. In June 2005, the conversion price was amended to $0.20 per share, for an aggregate totaling 2,500,000 shares (see Note 6).

Financial Instruments

The carrying amounts of the Company’s financial instruments, which consist principally of cash, certificate of deposit, accounts receivable, accounts payable and notes payable approximate fair value.

Reclassifications

Certain reclassifications have been made to the 2006 financial statements to conform to fiscal 2007 presentation. These reclassifications have no effect upon net loss.

Recent Accounting Standards

In March 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS 155 resolves certain accounting issues related to various hybrid financial instruments. The Company expects to adopt the provisions of SFAS No. 155 effective for its fiscal year beginning July 1, 2007. Adoption of this standard will have no impact on the Company’s financial condition, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (Interpretation 48). Interpretation 48 provides clarifying guidance on the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109, Accounting for Income Taxes, and prescribes recognition and measurement guidance in determining amounts to be recorded in the financial statements. This Interpretation applies to all income based tax items and is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt Interpretation 48 on July 1, 2007. The Company has determined that the effect of adopting FIN 48 will not be material to the Company’s financial condition, results or operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements,” which requires registrants to consider the effect of all carryover and reversing effects or prior year misstatements when quantifying errors in current year financial statements. The cumulative effective of initial application is to be reported in the carrying amount of assets and liabilities as of the beginning of the fiscal year, and the offsetting is to be made to the opening balance of retained earnings for that year. The provisions of SAB 108 are effective for the Company’s fiscal year ending June 30, 2007. The Company adopted SAB 108 during the first quarter of its fiscal year ended June 30, 2007, which had no material impact on the Company's consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in United States generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements; however, this statement does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy that distinguishes between (1) market participant assumptions based on market data and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. This Statement clarifies that market participant assumptions include assumptions about risk and assumptions about the effect of a restriction on the sale or use of an asset and clarifies that a fair value measurement for a liability reflects its nonperformance risk. This Statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of this statement to have a material effect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of which is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Eligible items for the measurement option include all recognized financial assets and liabilities except: investments in subsidiaries, interests in variable interest entities, employers’ and plans’ obligations for pension benefits, assets and liabilities recognized under leases, deposit liabilities, financial instruments that are a component of shareholder’s equity. Also included are firm commitments that involve only financial instruments, nonfinancial insurance contracts and warranties and host financial instruments. The statement permits all entities to choose at specified election dates, after which the entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings, at each subsequent reporting date. The fair value option may be applied instrument by instrument; however, the election is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of this statement to have a material effect on our financial position or results of operations.

Note 2: Inventories

	2007	2006

Raw materials	$89,581	$33,234
Work in process	95,637	8,500
Finished units	747,886	780,551

	$933,104	$822,285

Note 3: Due to Factor and Line of Credit

On March 31, 2006, the Company and Bibby Financial Services (Midwest), Inc. (“Bibby”) entered into a new Master Purchase and Sale Agreement (the “Factoring Agreement”) to govern the exclusive global factoring arrangements provided by Bibby. The new agreement replaces the Master Purchase and Sale Agreement entered into between the Company and Bibby in August 2005.

Under the Factoring Agreement, the Company submits accounts receivable to be purchased by Bibby, and Bibby pays the Company up to 90% of the aggregate net face value of accounts receivable purchased, less applicable fees charged by Bibby and a reserve withheld by Bibby to serve as security in the event that Bibby receives less than full payment for accounts purchased due to returns, allowances, deductions, disputes or chargebacks. All accounts submitted for purchase must be approved by Bibby. Accounts are purchased on a recourse basis, and Bibby has the right to charge back accounts purchased from the Company at any time.

The Company accounts for this arrangement as a secured borrowing. The Factoring Agreement requires the Company to grant Bibby a first lien security interest in all of its accounts receivable, inventory, equipment and all cash held in bank accounts and certain related intangibles. Bibby charges interest on amounts advanced to the Company under the Factoring Agreement at a rate of 1.00% above the prime rate of interest as published in the Wall Street Journal. Bibby receives a factoring administration fee equal to 1.00% of the gross invoice amount of each account submitted. If total receivables are more than 60% for any one account debtor, Bibby may charge the Company an additional 0.5% discount for accounts from that specific account debtor. Receivables assigned to Bibby totaled $1,784,168 and $1,027,719 as of June 30, 2007 and 2006, respectively, and were included in accounts receivable on the balance sheet. Assigned receivables continue to be serviced by the Company. All risk related to collection of assigned receivables remains with the Company. The balance due to factor on the Company’s balance sheets of $1,302,564 and $921,506 as of June 30, 2007 and 2006, respectively, represents outstanding advances from Bibby against assigned receivables.

The Factoring Agreement requires the Company to maintain a level of accounts submitted for purchase each month that is equal to $500,000, on average, during each calendar quarter. If the level of purchased accounts falls below the $500,000 minimum average requirement in any calendar month, the Company is required to pay Bibby a monthly purchase fee equal to the amount by which the fees paid to Bibby for each month that does not meet the minimum requirements on average during a calendar quarter is less than $10,000, and the Company shall not pay less than $10,000 in such fees on average for any month in a calendar quarter.

The initial term of the Factoring Agreement is 12 months and will be automatically extended for successive periods of 12 months unless terminated by the Company more than 60 but less than 90 days prior to the end of the term. Bibby may terminate the Factoring Agreement at any time on 30 days prior notice to the Company. If the Company terminates the Factoring Agreement more than 60 days prior to the end of the then-current term, the Company will pay a termination fee equal to $10,000 for each month remaining during the term.

On January 12, 2005, the Company obtained a line of credit from Bank of America, N.A. (the “Bank”) in the amount of up to $4,000,000 through May 31, 2005, and then decreasing to $3,000,000 from June 1, 2005, through maturity on December 31, 2005. Interest was payable monthly at the average of daily fluctuating interest rates offered by major banks in London for U.S. dollar deposits, as determined by the Bank, plus two percentage points. The interest rate as of June 30, 2005, was 5.69%. The line of credit was secured by substantially all of the assets of the Company and its subsidiaries pursuant to a commercial security agreement.

The line of credit was guaranteed by a shareholder, SRC Holdings Corporation (“SRC”), in an amount limited to $750,000 pursuant to a commercial guarantee. Quest Capital Alliance, L.L.C. (“Quest”), also a shareholder of the Company, agreed to provide a supplemental guarantee for $250,000 of the amount guaranteed by SRC, pursuant to an agreement between Quest and SRC. In addition, SRC and James K. Parsons, a director, officer and shareholder of the Company, each agreed to subordinate all present and future indebtedness owed to them by the Company to the Bank, pursuant to subordination agreements entered into by each of them in favor of the Bank.

In June 2005, the Company established a certificate of deposit with Bank of America, N.A. in the amount of $750,000 in exchange for termination of the guarantee. This certificate of deposit was liquidated in August 2005 when the Bank of America line of credit was terminated.

Note 4: Notes Payable

	2007	2006

Note payable, bank (A)	$0	$6,015
Less current maturities	--	6,015

	$0	$0

(A)
Note payable to bank in monthly installments of $2,951, including interest at the bank’s prime rate plus 1% (9.25% at June 30, 2006) through August 2006, secured by inventories and accounts receivable. This loan requires the Company to maintain certain covenants, the more important of which restrict certain capital transactions and payment of dividends. The note was paid in full as of August 2006, as scheduled.

Notes payable to stockholders at June 30, 2007 and 2006, consists of the following unsecured notes:

	2007	2006

Inventory line of credit (B)	$600,000	$430,000
Note payable (C)	—	24,275
Note payable (D)	609,468	609,468
Note payable (E)	56,451	56,451
Note payable (F)	1,000,000	1,000,000
Note payable (G)	750,000	750,000
Note payable (H)	750,000	—
	$3,765,919	$2,870,194

(B)
Revolving credit line of up to $750,000 due on May 5, 2009, to Quest Commercial Finance L.L.C. with monthly interest at prime plus 5%, subject to a minimum of 10% (13.25% at June 30, 2006) secured by inventories. Deferred financing costs charged to expense in connection with this note totaled $10,000 and $1,667 for the years ended June 30, 2007 and 2006, respectively. Decorize and Quest Commercial entered into a modification agreement with respect to the related promissory note on September 26, 2007, which sets the interest rate at 13.75% per annum and provides for the payment of a $7,500 annual lender fee on September 26, 2007, and thereafter on May 5 of each year until the note is paid in full.

(C)
The Company issued a convertible term note in the amount of $750,000 and three year warrants to purchase an aggregate of 300,000 shares of common stock to Nest USA, Inc. (“Nest USA”) on February 26, 2002.

The estimated fair value of the warrants and beneficial conversion terms related to this convertible note payable amounted to $276,515 and $473,485, respectively, and were recorded as a discount on the note. The discount was amortized to interest expense over the two-year term of the convertible note payable using the interest method.

On January 1, 2003, an amended and restated convertible term note was issued which created new payment terms, extended the conversion option and required issuance of three year warrants for an additional 216,000 shares of the Company’s common stock at an exercise price of $2.80 per share that expire February 26, 2005. Principal and interest at 6% per annum were payable monthly in the amount of $17,500 commencing on January 31, 2003, continuing until January 31, 2004, when the monthly payments were scheduled to increase to $53,351. In April 2003, the note holder agreed to defer $5,000 of the monthly payments of principal for April, May and June, which were paid as additional $5,000 principal payments in July, August and September of 2003.

As of January 1, 2003, the estimated fair values of the warrants and beneficial conversion terms related to this convertible note were recognized as additional discounts to the carrying value of the note of $113,126 and $199,374, respectively, with an offsetting credit to paid-in capital. The aggregate discount on the convertible note as of January 1, 2003, was equal to its $750,000 face value. This discount is being amortized to interest expense over the revised note term using the interest method.

In February 2004, the Company issued 409,700 shares of common stock to Nest USA in exchange for a $409,700 principal reduction in the existing convertible term note. The second amended and restated convertible note to Nest USA had an initial principal balance of $210,497, bears interest at 6% and provides for monthly payments of $10,000 each beginning February 1, 2004, with the balance due December 31, 2005. The balance due on the note is convertible into common stock at $1.00 per share for the term of the note. In connection with this transaction, the Company also amended certain outstanding warrants held by Nest USA to extend their expiration date to December 31, 2005, and issued another set of warrants to Nest USA exercisable for 400,000 shares of common stock at $1.40 per share, that expire on December 31, 2006. The fair value of the new and extended warrants was recorded as a discount, reducing the carrying value of the note to zero. The discount was amortized to interest expense over the revised term of the note using the interest method.

(D)	Stockholder note payable, monthly interest at prime plus 1%, due July 31, 2008.

(E)	Stockholder note payable, matured December 31, 2004. Interest is paid monthly at prime plus 1%.

(F)	Stockholder note payable, interest at prime plus 1.25%, due July 31, 2006. On July 31, 2006, this note was amended and restated with a due date of July 31, 2008.

(G)
Stockholder note payable, interest at prime plus .5%, due upon demand. During 2005, this note was amended to allow the holder to convert outstanding principal and unpaid interest into the Company’s common stock for $0.20 per share. This note is convertible for 3,750,000 shares of common stock.

(H)
On August 17, 2006, Decorize issued a three-month promissory note, payable to the order of Quest Capital Alliance II, L.L.C. (“Quest Capital II”), in the original principal amount of $75,000. The maturity date for this note was November 17, 2006. Outstanding principal due under this note accrued interest until the date of maturity at a rate equal to 13.25% per annum. In consideration of Quest Capital II providing the Promissory Note, Decorize paid Quest Capital II a loan fee of $250. This note was paid in full September 11, 2006.

On September 11, 2006, Decorize issued a promissory note (the “Promissory Note”), payable to the order of Quest Capital II, in the original principal amount of $750,000. Quest Capital II charged a $41,250 origination fee in connection with the loan, and discounted the principal amount funded to Decorize under the Promissory Note by the amount of the origination fee. Stephen W. Fox, who is the general manager of Quest Capital II , is also a director of Decorize.

Interest on the outstanding principal under the Promissory Note accrued at a rate of (i) eighteen percent (18%) per annum from January 9, 2007 to February 12, 2007, then at a rate of twenty-one percent (21%) per annum from February 12, 2007 to March 15, 2007. The note was amended on March 15, 2007 to lower the interest rate to thirteen and three quarters percent (13.75%) and to extend the maturity date to March 15, 2008, at which time the Company paid a renewal fee of $7,500. The default interest rate is equal to twenty-one percent (21%) per annum.

The Promissory Note is secured by a security interest in Decorize’s inventory and proceeds from inventory pursuant to the terms and conditions of a Commercial Security Agreement (the “Security Agreement”) entered into between Decorize and Quest Capital II on September 11, 2006. The Security Agreement provides that upon an event of default, Quest Capital II may accelerate the indebtedness owed under the Promissory Note, assemble and sell the collateral, have a receiver appointed to take possession of any or all of the collateral, collect remedies, obtain a deficiency judgment, and exercise all other rights and remedies available to Quest Capital II.

The prime rate of interest at June 30, 2007, was 8.25%. The aggregate annual maturities of stockholder notes payable at June 30, 2007, are as follows:

Year Ended June 30, 2007	Aggregate Principal Maturities

2008	$1,556,451
2009	2,209,468
Total principal due on stockholder notes payable	3,765,919
Less current portion	1,556,451

Long-term stockholder notes payable	$2,209,468

Note 5: Leases

The Company leases various plant, office and showroom facilities and certain other equipment under agreements accounted for as operating leases. These leases expire through November 2013 and certain leases contain renewal options.

The Company also leases equipment under agreements accounted for as capital leases. The assets under capital leases are amortized on a straight-line basis over the term of the lease and lease amortization is included in depreciation expense. Property and equipment included $226,968 and $226,968 of assets under capital lease less $193,693 and $179,476 of accumulated depreciation at June 30, 2007 and 2006, respectively.

Future minimum payments for noncancellable capital and operating leases with initial or remaining terms of one year or more at June 30, 2007, are as follows:

	Operating Leases	Capital Leases

2008	$156,056	$8,497
2009	130,179	—
2010	44,637	—

	$330,872	8,497
Less amount representing interest		252
Present value of future minimum lease payments		8,245
Less current portion		8,245

		$0

Total rent expense incurred under operating leases amounted to $260,643 and $248,900 for the years ended June 30, 2007 and 2006, respectively.

Note 6: Stockholders’ Equity

In consideration of SRC providing a commercial guarantee (the “Guarantee”) for a bank line of credit on January 12, 2005 (see Note 3), the Company agreed to obtain life insurance policies on Steve Crowder, the President and Chief Executive Officer of the Company, with SRC, Quest and the Company as the beneficiaries under those policies. The Company also issued warrants to SRC to acquire 1,500,000 shares of the Company’s common stock and warrants to Quest to acquire 750,000 shares (the “New Warrants”). The New Warrants had an initial exercise price of $0.40 per share and were exercisable for five years. The Company also agreed to reduce the exercise price of warrants currently outstanding in favor of SRC and Quest that were exercisable for an aggregate 1,500,000 shares of common stock and an aggregate 1,057,143 shares of common stock, respectively (the “Existing Warrants”), to $0.40 per share. The exercise period of the Existing Warrants was reduced such that 50% would have expired six months from the date of issuance and the remaining 50% would have expired one year from the date of issuance. The Company also reduced the applicable conversion price of all outstanding shares of its Series A Convertible Preferred Stock, $.001 par value (the “Series A Preferred”), to a conversion price of $0.40 per share.

Also in connection with the Guarantee, the Company issued a second amended and restated promissory note to SRC in the principal amount of $750,000 (the “Amended Note”), in replacement of a first amended and restated promissory note issued on September 30, 2004. Amounts outstanding under the Amended Note were convertible into shares of common stock at an initial conversion price of $0.40.

The fair value of the new warrants and the beneficial conversion feature of the second amended and restated promissory note, combined with the relative increase in the fair value of the modified outstanding warrants represented the aggregate fair value of the guarantees provided by SRC and Quest, $410,000. This asset was to be amortized to expense on the straight-line method over the term of the guarantee.

On May 31, 2005, the Company completed the private placement of 1,000,000 shares of its common stock to Nest USA. In connection with this transaction, the Company agreed to amend certain outstanding warrants held by Nest USA exercisable for an aggregate 996,000 shares of common stock, in order to reduce the exercise price of the warrants to $0.20 per share and extend the period during which the warrants were exercisable to May 31, 2007. The total purchase price for the shares and the amended warrants was $400,000.

On June 15, 2005, the Company completed the private placement of 1,875,000 shares of its common stock pursuant to the terms of a Securities Purchase Agreement (the “Purchase Agreement”) entered into between the Company, SRC and Quest on that same date. The Purchase Agreement provides for the Company to issue 1,250,000 of the shares to SRC and 625,000 of the shares to Quest. The Company also agreed to amend certain outstanding warrants held by SRC and Quest (the “Amended Warrants”), which are exercisable for an aggregate 3,000,000 shares of common stock and 1,807,143 shares of common stock, respectively, in order to reduce the exercise price of the Amended Warrants to $0.20 per share and extend the period during which some the Amended Warrants are exercisable.

At the closing of the sale of the shares, SRC received certificates representing Amended Warrants that were exercisable, in whole or in part, for 1,500,000 shares of common stock, which terminate on May 31, 2007, and a second set of Amended Warrants that were exercisable, in whole or in part, for another 1,500,000 shares of common stock, which terminate on April 11, 2010. Quest also received certificates representing Amended Warrants that were exercisable, in whole or in part, for 1,807,143 shares of common stock, which terminate on May 31, 2007, and a second set of Amended Warrants that were exercisable, in whole or in part, for another 750,000 shares of common stock, which terminate on April 11, 2010. The initial exercise price of the Amended Warrants is $0.20 per share.

A further condition to closing under the Purchase Agreement was for the Company to obtain a release of a $750,000 commercial guarantee executed by SRC in connection with the bank line of credit (see Note 3). Decorize obtained the release of the commercial guarantee in connection with the termination of its line of credit with Bank of America. The unamortized balance of the asset representing the fair value of the guarantee was charged to interest expense when the guarantee was released.

As a condition to closing the sale of the shares, the Company agreed to file an amendment to its Certificate of Designation for its Series A Convertible Preferred Stock, $.001 par value per share, in order to reduce the applicable conversion price of all outstanding shares of its preferred stock to a conversion price of $0.20 per share. Of the Series A Convertible Preferred Stock, 500,000 shares were outstanding as of June 30, 2006, which are convertible into an aggregate 2,500,000 shares of common stock.

The increase in the value of the beneficial conversion feature of the second amended and restated promissory note of $150,000 was charged to interest expense. The increase in the value of the beneficial conversion feature of the Company’s Series A Convertible Preferred Stock of $100,000 was recognized as a constructive dividend and charged against paid-in-capital in the quarter ended June 30, 2005.

On November 16, 2005, SRC exercised stock purchase warrants for 1,500,000 shares of the common stock of the Company at a price of $0.20 per share, for a total purchase price of $300,000.

On December 13, 2005, the Company obtained a four-month revolving line of credit from Quest Capital Alliance II, L.L.C., in an amount up to $500,000. In consideration of providing the line of credit, the Company paid Quest Capital Alliance II, L.L.C. a commitment fee of $33,333. After April 13, 2006, any outstanding principal and interest became convertible into the Company’s common stock at a rate of $0.20 per share at the sole option of Quest Capital Alliance II, L.L.C. The note was converted into 2,500,000 shares of common stock on May 5, 2006.

On January 9, 2006, Nest USA, Inc. exercised common stock purchase warrants for 625,000 shares of common stock at a price of $0.20 per share, for a total purchase price of $125,000.

On March 7, 2006, Quest Capital Alliance, L.L.C. exercised common stock purchase warrants for an aggregate 1,807,143 shares of common stock at a price of $0.20 per share, for a total purchase price of $361,429.

On March 14, 2006, SRC exercised warrants for the purchase of an aggregate 1,500,000 shares of the common stock at a price of $0.20 per share, for a total purchase price of $300,000.

On March 20, 2006, Nest USA exercised warrants for the purchase of 371,000 shares of common stock at a price of $0.20 per share, for a total purchase price of $74,200.

James K. Parsons, a director and the Executive Vice President of the Company, exchanged $400,000 in principal owed to him under an existing promissory note, which was last amended in August 2004, for 833,333 shares of common stock issued to him on May 5, 2006. The exchange was made in accordance with a stock exchange agreement entered into on May 5, 2006. As a result of the exchange, the outstanding principal amount of Mr. Parson’s note was reduced to $609,468.

Also on May 5, 2006, the Company completed a private placement of 2,500,000 shares of its common stock to Quest Capital Alliance II, L.L.C. for an aggregate price of $500,000. The proceeds were used to pay off a short-term note that the Company owed to Quest Capital Alliance II, L.L.C.

The Company uses its stock-based employee compensation plan to compensate its executives and employees and also as a method to align the interests of those executives and employees with those of the Company’s stockholders, by granting equity awards that increase in value upon increases in the market price of the Company’s common stock. Since the beginning of fiscal 2003, the Company’s stock price has continued to experience significant declines, in particular since the beginning of fiscal 2006. After evaluating the circumstances surrounding this decline, the directors believe the weakness in the market for the Company’s common stock is due to performance and economic factors that impacted the Company, but were not within the control of its management team. As a result of those declines, the existing equity grants made by the Company in prior years had no market value, since the relative exercise prices were well in excess of the trading price for the Company’s common stock. During the final quarter of fiscal 2006, the Board of Directors began to discuss the equity compensation plan and what changes may be appropriate to address the significant decrease in the Company’s market price.

During a meeting of the Board of Directors on July 27, 2006, the directors discussed a proposal to lower the exercise price of all outstanding stock options under the plan, which had an average exercise price of $0.52. The directors discussed a proposal for the compensation committee to consider decreasing the exercise price of all outstanding options and granting additional options at the current market price, which had fluctuated from $0.23 to $0.27 during the month of the meeting. Because one of the members of the compensation committee was not present at the July 27 meeting, the Board of Directors instructed the compensation committee to meet and consider the proposal at its next opportunity.

On August 25, 2006, the compensation committee met and approved a proposal to modify all of the 648,000 outstanding employee stock options, all of which were fully vested, by reducing the applicable exercise price to $0.17 per share, which was the closing market price of the common stock on that date. The fair value of the modification was calculated using the Black-Scholes model, and the Company recorded a one time expense of $32,300. The compensation committee also approved the issuance of another 429,000 employee stock options at an exercise price of $0.17 per share. The Company only issued 413,000 of those options, as one grant to an employee in another country was subsequently rescinded, with the approval of the compensation committee. These employee stock options vest ratably on the first day of each quarter from October 1, 2006 to October 1, 2007. The value of the employee stock options were again calculated utilizing the Black-Scholes model, and the Company will recognize approximately $26,000 of expense associated with the issuance of the options over the service period.

On February 5, 2007, the Company sold 821,429 shares of common stock, $0.001 par value per share to an accredited investor for total consideration of $287,500, representing a purchase price of $0.35 per share. This investor also received warrants in this transaction, which are exercisable for an aggregate of 178,571 shares of common stock at an initial exercise price of $0.70 per share. The warrants will expire on February 5, 2009.

Also on February 5, 2007, the Company sold 446,428 shares of common stock to another accredited investor, in a separate transaction for total consideration of $250,000, representing a purchase price of $0.56 per share. This investor also received warrants, which are exercisable for an aggregate of 297,620 shares of common stock at $0.80 per share. The warrants will expire on February 5, 2009.

Professional fees totaling $100,603 incurred in connection with the registration of shares issued in these private placements have been charged to additional paid in capital during the twelve months ended June 30, 2007.

Note 7: Income Taxes

The provision for income taxes includes these components:

	2007	2006

Taxes currently payable	$—	$—
Deferred income taxes	—	—

Income tax expense	$0	$0

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2007	2006

Computed at the statutory rate (34%)	$(231,950)	$(762,191)
Increase (decrease) resulting from
Nondeductible expenses	164,762	201,895
State income taxes	(2,607)	(9,309)
Changes in the deferred tax asset valuation allowance including adjustments to prior net operating loss carryforwards	53,084	630,298
Other	16,711	(60,693)

Actual tax expense	$0	$0

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2007	2006

Deferred tax assets
Allowance for doubtful accounts	$45,694	$95,000
Accrued compensated absences	12,312	9,500
Reserve for obsolete inventories	52,479	19,000
Net operating loss carryforwards	3,488,009	3,456,572
Property and equipment	23,260	7,257
Charitable contribution carryforwards and other	5,844	5,844
Additional inventory costs capitalized	11,695	—
	3,639,293	3,593,173
Deferred tax liabilities
Prepaid insurance	(18,832)	(15,728)
Inventory adjustments	—	(10,386)
Stock option expense	(318)	—
	(19,150)	(26,114)

Net deferred tax asset before valuation allowance	3,620,143	3,567,059

Valuation allowance
Beginning balance	(3,567,059)	(2,936,761)
Increase during the period	(53,084)	(630,298)

Ending balance	(3,620,143)	(3,567,059)

Net deferred tax asset	$0	$0

For the years ended June 30, 2007 and 2006, the Company recorded a valuation allowance for the full amount of the net deferred tax asset otherwise recorded due to the losses causing uncertainty as to the realizability of the deferred tax assets in future years. As of June 30, 2007 and 2006, the Company had approximately $9,200,000 and $9,100,000, respectively, of net operating loss carryforwards available to offset future federal income taxes. The carryforwards expire in varying amounts from 2021 to 2027, if unused. Utilization of the net operating loss carryforwards may be subject to certain limitations as a result of changes in ownership of the Company.

Note 8: Stock-based Compensation

Adoption of SFAS 123(R)

Prior to July 1, 2005, the Company’s stock-based employee compensation plan was accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion (APBO) No. 25, Accounting for Stock Issued to Employees (APBO 25), and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation, (SFAS 123). The Company generally did not recognize stock-based compensation cost in its statement of operations for periods prior to July 1, 2005, as most options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. However, compensation expense was recognized under APBO 25 for certain options based upon the intrinsic value (the difference between the exercise price and the deemed fair value of the common stock at the date of grant).

Effective July 1, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, (SFAS 123(R)), using the modified-prospective-transition method. Results for prior periods have not been restated.

The Company’s loss from operations, loss before income taxes, net loss, basic and diluted loss per share available to common stockholders were not different as a result of the adoption of SFAS 123(R) for the year ended June 30, 2006, than if it had continued to account for share-based compensation under the recognition and measurement provisions of APBO 25, and related Interpretations, as permitted by SFAS 123.

Equity Incentive Plan

The Company’s 1999 Equity Incentive Plan (the “Plan”), which is shareholder approved, permits the grant of nonqualified options to its employees, consultants and directors for up to 3 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and typically have seven-year contractual terms. All outstanding stock options were fully vested as of June 30, 2007.

The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the implied yield available on the grant date for U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards does not correspond with the terms for which interest rates are quoted, the Company uses a straight-line interpolation to determine the rate from the available term maturities.

A total of 1,112,500 and 0 options were granted under the Plan during the years ended June 30, 2007 and 2006. The fair value of options granted during the year ended June 30, 2007, was estimated on the date of the grant date using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Dividend per share	$0
Risk free interest rate	4.86%
Weighted average expected life of options	6.2 years
Expected volatility of the Company’s common stock market price	73%
Weighted average fair value of options granted during the year	$0.08

On August 25, 2006, the compensation committee met and approved a proposal to modify all of the 648,000 outstanding employee stock options, all of which were fully vested, by reducing the applicable exercise price to $0.17 per share, which was the closing market price of the common stock on that date. The fair value of the modification was calculated using the Black-Scholes model, and the Company recorded a one time expense during the current quarter of $32,300. The compensation committee also approved the issuance of another 429,000 employee stock options at an exercise price of $0.17 per share. The Company only issued 413,000 of those options, as one grant to an employee in another country was subsequently rescinded, with the approval of the compensation committee. These employee stock options vest ratably on the first day of each quarter from October 1, 2006 to October 1, 2007. The value of the employee stock options were again calculated utilizing the Black-Scholes model, and the Company will recognize approximately $26,000 of expense associated with the issuance of the options over the service period.

A summary of option activity under the Plan as of June 30, 2007 and 2006, and changes during the years then ended, is presented below:

	2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	708,500	$0.52	916,207	$0.56
Granted	1,112,500	0.18	—	—
Exercised	(127,000)	0.17	(61,000)	.52
Forfeited	(765,750)	0.49	(146,707)	.78

Outstanding, end of year	928,250	0.19	708,500.52

Options exercisable, end of year	817,000	0.18	708,500.52

Stock based compensation recognized in connection with the Plan was $59,472 and $0 for the years ended June 30, 2007 and 2006.

No income tax benefits were recognized and no stock-based compensation was capitalized as part of the cost of an asset during the years ended June 30, 2007 and 2006.

The aggregate intrinsic value of options outstanding and exercisable as of June 30, 2007 and 2006, was $560,856 and $0, respectively. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for the options that were in-the-money.

The total intrinsic value of options exercised during years ended June 30, 2007 and 2006, was $60,310 and $100, respectively.

Cash generated through the exercise of stock options totaled $21,590 and $31,750 for the years ended June 30, 2007 and 2006, respectively. No cash was used in the settlement of shared-based obligations during 2007 and 2006.

The Company had a total of 111,250 and 0 unvested options outstanding as of June 30, 2007 and 2006, respectively. As of June 30, 2007 and 2006, total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan was $12,691 and $0, respectively. The total fair value of shares vested during the years ended June 30, 2007 and 2006, was $27,172 and $0, respectively.

Prior to the adoption of SFAS 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in its statement of cash flows. In accordance with guidance in SFAS 123(R), the cash flows resulting from excess tax benefits (tax benefits related to the excess of proceeds from employee’s exercises of stock options over the stock-based compensation cost recognized for those options) are classified as financing cash flows. The Company recorded no excess tax benefits as financing cash inflows during the years ended June 30, 2007 and 2006, because of the full valuation allowance established against the Company’s deferred tax assets.

The following table summarizes information about stock options under the Plan outstanding at June 30, 2007:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Range of Exercise Price	Number Exercisable	Range of Exercise Price

$0.17 - 0.47	928,250	6.2 years	$0.17 - 0.47	817,000	$0.17 - 0.47

Note 9: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

Major Supplier

The Company purchased approximately 40% and 28% of its principal products from one supplier during the years ending June 30, 2007 and 2006, respectively. There are a limited number of suppliers for these products.

Foreign Assets

As of June 30, 2007, net assets located outside the United States totaled approximately $795,000. These assets consisted principally of the inventory and equipment of Pt. Niaga Merapi facility in Indonesia totaling approximately $534,000 and products in transit from Indonesia to the United States of approximately $203,000. The equipment located in China totaled approximately $58,000.

As of June 30, 2006, net assets located outside the United States totaled approximately $524,000. These assets consisted principally of the inventory and equipment of Pt. Niaga Merapi facility in Indonesia totaling approximately $167,000 and products in transit from Indonesia to the United States of approximately $345,000. The equipment located in China totaled approximately $12,000.

Note 10: Profit-sharing Plan

Profit-sharing Plan

The Company has a 401(k) profit-sharing plan covering substantially all employees. The Company’s contributions to the plan are determined annually by the Board of Directors. There were no Company contributions to the plan for 2007 or 2006.

Note 11: Future Liquidity Needs

The Company has incurred net losses and negative cash flows from operating activities since its formation and had a working capital deficit at June 30, 2007. Management is continuing to evaluate and implement strategies to mitigate these conditions during the next fiscal year. These include establishing and expanding relationships with key customers, renewed focus on specialty retail customers, better margin management through improved operational processes, selective reductions of operating overhead and seeking additional sources of equity and debt financing.

Management believes that additional financing may be needed to meet the capital requirements associated with the Company’s growth objectives or to retire existing debt. Management is evaluating alternatives for obtaining new debt and equity financing to meet future capital requirements, or to retire debt as deemed appropriate.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article 6.F of the Registrant’s Certificate of Incorporation eliminates the liability of directors of the Registrant for monetary damages for breach of fiduciary duty as a director, except in the case of (i) any breach of the director’s duty of loyalty to the Registrant, (ii) acts or omissions of the director not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful payment of a dividend or any unlawful stock purchase or redemption, and (iv) any transaction from which the director received an improper personal benefit. Such provisions further provide that if any amendments to the Delaware General Corporation Law eliminate or further limit the liability of directors, then the liability of the Registrant’s directors shall be limited to the fullest extent permitted by Delaware law in addition to, and not in replacement of, the limitation on liability provided by Article 6.F. Paragraph 4 of Section 6.F of the Certificate of Incorporation also requires the Registrant to maintain Bylaw provisions that require mandatory indemnification of directors to the maximum extent permitted by the Delaware General Corporation Law. Section 48 of the Registrant’s Bylaws provides, generally, that directors and officers shall be indemnified by the Registrant against any liability for acting in such capacity to the fullest extent permitted under Delaware law. The Registrant also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant for covered losses as defined in the policy.

The preceding discussion of the DGCL and the Registrant’s Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the DGCL and the Registrant’s Amended and Restated Certificate of Incorporation and Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by Decorize, Inc. (the “Company”) in connection with the issuance and distribution of the securities covered by this registration statement:

SEC Registration Fee	$1,692
Printing and Engraving	$4,100
Legal Fees and Expenses	$67,950
Accounting Fees and Expenses	$62,750

Total	$136,492

All expenses other than the SEC registration fee are estimated.

Item 26. Recent Sales of Unregistered Securities

On February 5, 2007, the Company completed a private placement of 821,429 shares of common stock pursuant to a Stock Purchase Agreement between Robert M. Allison and the Company dated the same date. In the transaction, Mr. Allison also received warrants exercisable for an aggregate of 178,571 shares of common stock at an initial exercise price of $0.70 per share. The warrants will expire on February 5, 2009. The total purchase price paid by Mr. Allison for the shares and the warrants was $287,500.

On February 5, 2007, the Company completed a private placement of 446,428 shares of common stock pursuant to a Stock Purchase Agreement between Boyd Aluminum Manufacturing Company and the Company dated the same date. In the transaction, Boyd Aluminum also received warrants exercisable for an aggregate of 297,620 shares of common stock at an initial exercise price of $0.80 per share. The warrants will expire on February 5, 2009. The total purchase price paid by Boyd Aluminum for the shares and the warrants was $250,000.

Both of the foregoing transactions were separately negotiated at arms-length by the Company’s management and the individual investors at different times, but both private placements were approved by the consent of the Company’s board of directors as of January 29, 2007. The execution of definitive agreements and the closing of the transactions occurred promptly after board approval of those sales, on February 5, 2007.

Mr. Allison initially approached the Company in December 2006 with an offer to purchase shares of common stock in a private placement transaction. Mr. Allison was already a stockholder of the Company at that time. Following negotiations between management of the Company and Mr. Allison, the parties agreed on the general terms of the sale, including the purchase price of $0.35 per share to be paid by Mr. Allison, on January 4, 2007. The price per share was based on a discount to the market price of the common stock, which had a closing price of $0.40 per share on January 3, 2007, and Mr. Allison’s agreement to purchase 821,429 shares of common stock (in addition to warrants to acquire up to 178,571 shares of common stock). The transaction was not immediately submitted for approval by the Company’s board of directors because management was attempting to resolve certain issues that were raised by AMEX with respect to the continued listing of the Company’s shares and the uncertainty of future resale registration rights because of the SEC staff’s review of a prior registration statement.

Mr. Squires, a representative of Boyd Aluminum, subsequently contacted the Company to inquire into a private purchase of common stock from the Company. Boyd Aluminum Manufacturing Corporation was not a stockholder of the Company at that time. On January 19, 2007, the Company agreed to sell 446,428 shares of common stock (in addition to warrants to acquire up to 297,620 shares of common stock) at a discount to the market price for the Company’s common stock, but the trading prices of its shares had increased significantly since early January. On January 18, 2007, the closing price for the Company’s common stock was $0.70 per share. Accordingly, the price agreed upon by the Company and Boyd Aluminum was higher ($0.56 per share) than was agreed with Mr. Allison. This transaction also remained subject to board approval, and both transactions were submitted for board approval in late January, after the Company believed that it had resolved certain matters related to its resale registration statements and listing of its shares on AMEX. Despite the differing per share prices paid by the individual investors, the Company believes that both transactions represented a fair value for the Company’s shares, given the arms-length negotiation, difference in timing, amount invested and warrant coverage for the respective investments.

On September 15, 2006, the Company entered into a Consulting Agreement with Equity Services, LLC (“Equity Services”), pursuant to which Equity Services is to provide investor relations consulting services to the Company. As a portion of the consideration to be received by Equity Services pursuant to the Consulting Agreement, the Company issued to Equity Services a warrant certificate to purchase 150,000 shares of common stock at an initial price of $0.27 per share, the then-current market price per share of common stock. The warrant certificate expires on September 15, 2011.

On May 5, 2006, the Company entered into agreements to convert an aggregate $900,000 that was owed to a principal stockholder and one of the Company’s executive officers into 3,333,000 shares of common stock. The Company issued 2,500,000 shares of common stock to Quest as payment in full of an existing convertible term note, in the original principal amount of $500,000, which was issued by the Company on December 13, 2005. The shares were issued at a price of $0.20 per share, which was the conversion price under the December 2005 promissory note. In addition, James K. Parsons, a director and the Executive Vice President of the Company, exchanged $400,000 in principal owed to him under an existing promissory note, which was last amended in August 2004, for 833,333 shares of common stock issued to him on May 5, 2006. The exchange was made in accordance with a stock exchange agreement entered into on May 5, 2006. As a result of the exchange, the outstanding principal amount of Mr. Parson’s note was reduced to $609,468, which is reflected in an amended note issued to him at the closing.

During the fiscal year ended June 30, 2006, the Company received an aggregate $1,160,629 upon the exercise of outstanding warrants held by certain of our stockholders. NEST exercised warrants for an aggregate 996,000 shares of common stock at an aggregate price of $199,200, or $0.20 per share; SRC exercised warrants for an aggregate 3,000,000 shares of common stock at an aggregate price of $600,000, or $0.20 per share; and Quest exercised warrants for an aggregate 1,807,143 shares of common stock at an aggregate price of $361,429, or $0.20 per share.

On June 15, 2005, the Company completed the private placement of 1,875,000 shares of its common stock pursuant to the terms of a Securities Purchase Agreement entered into between the Company, SRC and Quest on that same date. Under the agreement, the Company agreed to issue 1,250,000 shares to SRC and 625,000 shares to Quest. The Company also agreed to amend certain outstanding warrants held by SRC and Quest, which are exercisable for an aggregate 3,000,000 shares of common stock and 1,807,143 shares of common stock, respectively, in order to reduce the exercise price of the amended warrants to $0.20 per share and extend the period during which some of the amended warrants are exercisable. The total purchase price paid by SRC and Quest for the shares and the amended warrants was $750,000.

On May 31, 2005, the Company completed the private placement of 1,000,000 shares of common stock to NEST pursuant to the terms of a Securities Purchase Agreement entered into between the Company and Nest USA on that same date. Under the terms of the agreement, Decorize agreed to issue the shares and to amend certain outstanding warrants held by NEST, which are exercisable for an aggregate 996,000 shares of common stock, in order to reduce the exercise price of the amended warrants to $0.20 per share and extend the period during which the amended warrants are exercisable. The total purchase price for the shares and the amended warrants was $400,000.

In each of the private placements, the investors represented that they were “accredited investors” for purposes of the Securities Act, and indicated that they were acquiring the shares for investment and not with a view to distribution. The Company provided each investor with appropriate financial and operating information. Accordingly, the Company believes these offerings were made in compliance with the requirements of Rule 506 under Regulation D of the Securities Act and therefore exempt from registration under the Securities Act.

Item 27. Exhibits

Exhibit Number	Description

3.1	Certificate of Incorporation of Decorize, Inc., State of Delaware, dated June 27, 2001. (1)
3.2	Bylaws of Decorize, Inc. (1)
4.1	Form of Decorize, Inc. Stock Certificate. (2)
4.2	Second Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock of Decorize, Inc. (3)
4.3	Employment Agreement between Decorize, Inc. and James K. Parsons dated June 15, 2001. (1)
4.4	Employment Agreement between Decorize, Inc. and John Michael Sandel dated July 31, 2001. (4)
4.5	Form of Securities Purchase Agreement.†
4.6	Securities Purchase Agreement, dated as of February 26, 2002, by and between Decorize, Inc. and Nest USA, Inc., together with all exhibits and schedules. (5)
4.7	Investment Letter and Subscription Agreement, dated May 6, 2002, between Decorize, Inc. and Fabian Garcia. (6)
4.8	Securities Purchase Agreement, dated November 18, 2002, between Decorize, Inc. and Quest Capital Alliance, L.L.C. (7)
4.9	Form of Securities Purchase Agreement, dated December 2, 2002. (7)
4.10	Stock Purchase Agreement, dated as of December 9, 2003, by and between James K. Parsons, each of the purchasers listed thereon, and Decorize, Inc. (8)
4.11	Amended and Restated Promissory Note dated December 10, 2003, issued by Decorize, Inc. in the name of James K. Parsons. (9)
4.12	Subordinated Security Agreement dated as of December 10, 2003, between Decorize, Inc. and James K. Parsons. (9)
4.13	Stock Purchase Agreement dated as of January 16, 2004, between Decorize, Inc. and James K. Parsons. (10)
4.14	Stock Purchase Agreement dated as of January 16, 2004, among Decorize, Inc., John Michael Sandel and Kitty Sandel. (10)
4.15	Stock Exchange Agreement dated as of January 21, 2004, between Decorize, Inc. and Nest USA, Inc.(10)
4.16	Registration Rights Agreement dated as of January 21, 2004, between Decorize, Inc. and Nest USA, Inc. (10)
4.17	Second Amended and Restated Promissory Note dated January 21, 2004, issued by Decorize, Inc. in the name of Nest USA, Inc. (10)
4.18	Stock Purchase Agreement dated as of January 30, 2004, between Decorize, Inc. and Jon T. Baker.(10)
4.19	Subordinated Promissory Note dated as of January 30, 2004, made by Decorize, Inc. in favor of Jon T. Baker. (10)
4.20	Securities Purchase Agreement dated as of February 13, 2004, among Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (10)
4.21	Registration Rights Agreement dated as of February 13, 2004, among Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (10)
4.22	Voting Agreement and related Proxy, dated February 13, 2004, by and between SRC Holdings Corporation and James K. Parsons. (10)
4.23	Letter agreement dated April 29, 2004, by and between Decorize, Inc. and SRC Holdings Corporation.(11)
4.24	Warrant Certificate dated as of May 2, 2005, for the purchase of 120,000 shares of Common Stock, issued in the name of Blodnick Gordon Fletcher & Sibell, P.C. (12)
4.25	Securities Purchase Agreement dated as of May 31, 2005, between Decorize, Inc. and Nest USA, Inc.(13)
4.26	Registration Rights Agreement, dated as of May 31, 2005, between Decorize, Inc. and Nest USA, Inc.(13)
4.27	Registration Rights Agreement dated as of May 31, 2005, between Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (3)

4.28	Securities Purchase Agreement dated as of June 15, 2005, by and among Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (3)
4.29	Warrant Certificate, dated September 15, 2006, for the purchase of 150,000 shares of Common Stock issued to Equity Services, LLC. †
4.30	Stock Purchase Agreement, dated as of February 5, 2007, by and between Decorize, Inc. and Robert M. Allison. (14)
4.31	Stock Purchase Agreement, dated as of February 5, 2007, by and between Decorize, Inc. and Boyd Aluminum Manufacturing Company, a Missouri corporation. (14)
5.1	Opinion of Hallett & Perrin, P.C. *
10.1	Promissory Note dated June 15, 2001 between Decorize, Inc. and Jon T. Baker. (1)
10.2	Promissory Note dated June 15, 2001 between Decorize, Inc. and James K. Parsons. (1)
10.3	Decorize, Inc. 1999 Stock Option Plan. (15)
10.4	Form of Employee Incentive Stock Option Notice and Agreement. (15)
10.5	Master Purchase and Sale Agreement between Decorize, Inc. and Bibby Financial Services (Midwest) Inc. dated March 31, 2006. (16)
10.6	Commercial Security Agreement dated May 5, 2006, by and between Decorize, Inc. and Quest Commercial Finance, L.L.C. (17)
10.7	Revolving Line of Credit Promissory Note in the Principal Amount of up to $750,000, issued to Quest Commercial Finance, L.L.C. on May 5, 2006. (17)
10.8	Third Amended and Restated Promissory Note, issued by Decorize, Inc. to James K. Parsons on May 5, 2006. (17)
10.9	Stock Exchange Agreement, dated May 5, 2006, by and between Decorize, Inc. and James K. Parsons.(17)
10.10	Stock Exchange Agreement, dated May 5, 2006, by and between Decorize, Inc. and Quest Capital Alliance II, L.L.C. (17)
10.11	Credit Agreement, dated October 19, 2007, between Guaranty Bank, Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc.(18)
10.12	Revolving Promissory Note, dated October 19, 2007, issued by Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc., to the order of Guaranty Bank in the principal amount of $3,000,000. (18)
10.13	Security Agreement, dated October 19, 2007, among Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc. for the benefit of Guarany Bank. (18)
10.14	Guaranty Agreement, dated October 19, 2007, among WestWay Enterprises, Ltd. and P.T. Niaga Merapi for the benefit of Guaranty Bank.(18)
21.1	Subsidiaries of the Registrant. †
23.1	Consent of BKD, LLP. *
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1 hereto)
23.3	Acknowledgement of Independent Registered Public Accounting Firm.*
24.1	Power of Attorney †

(1)	Incorporated by reference to the exhibits to the Annual Report on Form 10-KSB filed by Decorize, Inc. on September 28, 2001.
(2)	Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Decorize, Inc. on September 28, 2001.
(3)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on June 21, 2005.
(4)	Incorporated by reference to the exhibits to the Current Report on Form 8-K filed by Decorize, Inc. on August 15, 2001.
(5)	Incorporated by reference to the exhibits to the Current Report on Form 8-K filed by Decorize, Inc. on March 19, 2002.
(6)	Incorporated by reference to the exhibits to the Annual Report on Form 10-K filed by Decorize, Inc. on October 2, 2002.
(7)	Incorporated by reference to the exhibits to the Current Report on Form 8-K filed by Decorize, Inc. on December 6, 2002.
(8)	Filed previously as an exhibit to the Registration Statement on Form S-3 (File No. 333-113356) field by Decorize, Inc. on March 5, 2004.

(9)	Filed previously as an exhibit to the Quarterly Report on Form 10-QSB filed by Decorize, Inc. on February 17, 2004.
(10)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on February 17, 2004.
(11)	Filed previously as an exhibit to the Quarterly Report on Form 10-QSB filed by Decorize, Inc. on May 14, 2004.
(12)	Filed previously as an exhibit to the Registration Statement on Form S-3 (File No. 333-127070) on July 29, 2005.
(13)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on June 6, 2005.
(14)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on February 8, 2007.
(15)	Incorporated by reference to the exhibits to the Registration Statement on Form SB-2 filed by Guidelocator.com on September 29, 1999 (File no. 000-88083).
(16)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Decorize, Inc. on April 6, 2006.
(17)	Incorporated by reference to the exhibits filed with the Current Report on Form 8-K filed by Decorize, Inc. on May 11, 2006.
(18)	Incorporated by reference to the exhibits filed with the Current Report on Form 8-K filed by Decorize, Inc. on October 24, 2007.
†	Filed previously.
*	Filed herewith.

Item 28. Undertakings

The Registrant hereby undertakes that it will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

5. For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Springfield, State of Missouri, on November 20, 2007.

DECORIZE, INC.

By:	/s/ Steve Crowder
Steve Crowder
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature		Title	Date

/s/ Steve Crowder		President, Chief Executive Officer and	November 20, 2007
Steve Crowder		Director (Principal Executive Officer)

*		Interim Vice President of Finance	November 20, 2007
Billie J. Montle		and Corporate Controller (Principal Financial Officer and Controller)

*		Executive Vice President	November 20, 2007
James K. Parsons

*		Vice President	November 20, 2007
J. Michael Sandel

*		Director	November 20, 2007
Richard B. Chalker

*		Director	November 20, 2007
Steven W. Fox

*		Director	November 20, 2007
Marwan M. Atalla

*By:	/s/ Steve Crowder
Steve Crowder as Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Certificate of Incorporation of Decorize, Inc., State of Delaware, dated June 27, 2001. (1)
3.2	Bylaws of Decorize, Inc. (1)
4.1	Form of Decorize, Inc. Stock Certificate. (2)
4.2	Second Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock of Decorize, Inc. (3)
4.3	Employment Agreement between Decorize, Inc. and James K. Parsons dated June 15, 2001. (1)
4.4	Employment Agreement between Decorize, Inc. and John Michael Sandel dated July 31, 2001. (4)
4.5	Form of Securities Purchase Agreement.†
4.6	Securities Purchase Agreement, dated as of February 26, 2002, by and between Decorize, Inc. and Nest USA, Inc., together with all exhibits and schedules. (5)
4.7	Investment Letter and Subscription Agreement, dated May 6, 2002, between Decorize, Inc. and Fabian Garcia. (6)
4.8	Securities Purchase Agreement, dated November 18, 2002, between Decorize, Inc. and Quest Capital Alliance, L.L.C. (7)
4.9	Form of Securities Purchase Agreement, dated December 2, 2002. (7)
4.10	Stock Purchase Agreement, dated as of December 9, 2003, by and between James K. Parsons, each of the purchasers listed thereon, and Decorize, Inc. (8)
4.11	Amended and Restated Promissory Note dated December 10, 2003, issued by Decorize, Inc. in the name of James K. Parsons. (9)
4.12	Subordinated Security Agreement dated as of December 10, 2003, between Decorize, Inc. and James K. Parsons. (9)
4.13	Stock Purchase Agreement dated as of January 16, 2004, between Decorize, Inc. and James K. Parsons. (10)
4.14	Stock Purchase Agreement dated as of January 16, 2004, among Decorize, Inc., John Michael Sandel and Kitty Sandel. (10)
4.15	Stock Exchange Agreement dated as of January 21, 2004, between Decorize, Inc. and Nest USA, Inc.(10)
4.16	Registration Rights Agreement dated as of January 21, 2004, between Decorize, Inc. and Nest USA, Inc. (10)
4.17	Second Amended and Restated Promissory Note dated January 21, 2004, issued by Decorize, Inc. in the name of Nest USA, Inc. (10)
4.18	Stock Purchase Agreement dated as of January 30, 2004, between Decorize, Inc. and Jon T. Baker.(10)
4.19	Subordinated Promissory Note dated as of January 30, 2004, made by Decorize, Inc. in favor of Jon T. Baker. (10)
4.20	Securities Purchase Agreement dated as of February 13, 2004, among Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (10)
4.21	Registration Rights Agreement dated as of February 13, 2004, among Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (10)
4.22	Voting Agreement and related Proxy, dated February 13, 2004, by and between SRC Holdings Corporation and James K. Parsons. (10)
4.23	Letter agreement dated April 29, 2004, by and between Decorize, Inc. and SRC Holdings Corporation.(11)
4.24	Warrant Certificate dated as of May 2, 2005, for the purchase of 120,000 shares of Common Stock, issued in the name of Blodnick Gordon Fletcher & Sibell, P.C. (12)
4.25	Securities Purchase Agreement dated as of May 31, 2005, between Decorize, Inc. and Nest USA, Inc.(13)
4.26	Registration Rights Agreement, dated as of May 31, 2005, between Decorize, Inc. and Nest USA, Inc.(13)
4.27	Registration Rights Agreement dated as of May 31, 2005, between Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (3)

4.28	Securities Purchase Agreement dated as of June 15, 2005, by and among Decorize, Inc., SRC Holdings Corporation and Quest Capital Alliance, L.L.C. (3)
4.29	Warrant Certificate, dated September 15, 2006, for the purchase of 150,000 shares of Common Stock issued to Equity Services, LLC. †
4.30	Stock Purchase Agreement, dated as of February 5, 2007, by and between Decorize, Inc. and Robert M. Allison. (14)
4.31	Stock Purchase Agreement, dated as of February 5, 2007, by and between Decorize, Inc. and Boyd Aluminum Manufacturing Company, a Missouri corporation. (14)
5.1	Opinion of Hallett & Perrin, P.C. *
10.1	Promissory Note dated June 15, 2001 between Decorize, Inc. and Jon T. Baker. (1)
10.2	Promissory Note dated June 15, 2001 between Decorize, Inc. and James K. Parsons. (1)
10.3	Decorize, Inc. 1999 Stock Option Plan. (15)
10.4	Form of Employee Incentive Stock Option Notice and Agreement. (15)
10.5	Master Purchase and Sale Agreement between Decorize, Inc. and Bibby Financial Services (Midwest) Inc. dated March 31, 2006. (16)
10.6	Commercial Security Agreement dated May 5, 2006, by and between Decorize, Inc. and Quest Commercial Finance, L.L.C. (17)
10.7	Revolving Line of Credit Promissory Note in the Principal Amount of up to $750,000, issued to Quest Commercial Finance, L.L.C. on May 5, 2006. (17)
10.8	Third Amended and Restated Promissory Note, issued by Decorize, Inc. to James K. Parsons on May 5, 2006. (17)
10.9	Stock Exchange Agreement, dated May 5, 2006, by and between Decorize, Inc. and James K. Parsons.(17)
10.10	Stock Exchange Agreement, dated May 5, 2006, by and between Decorize, Inc. and Quest Capital Alliance II, L.L.C. (17)
10.11	Credit Agreement, dated October 19, 2007, between Guaranty Bank, Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc.(18)
10.12	Revolving Promissory Note, dated October 19, 2007, issued by Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc., to the order of Guaranty Bank in the principal amount of $3,000,000. (18)
10.13	Security Agreement, dated October 19, 2007, among Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc. for the benefit of Guarany Bank. (18)
10.14	Guaranty Agreement, dated October 19, 2007, among WestWay Enterprises, Ltd. and P.T. Niaga Merapi for the benefit of Guaranty Bank.(18)
21.1	Subsidiaries of the Registrant. †
23.1	Consent of BKD, LLP. *
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1 hereto)
23.3	Acknowledgement of Independent Registered Public Accounting Firm.*
24.1	Power of Attorney †

(1)	Incorporated by reference to the exhibits to the Annual Report on Form 10-KSB filed by Decorize, Inc. on September 28, 2001.
(2)	Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Decorize, Inc. on September 28, 2001.
(3)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on June 21, 2005.
(4)	Incorporated by reference to the exhibits to the Current Report on Form 8-K filed by Decorize, Inc. on August 15, 2001.
(5)	Incorporated by reference to the exhibits to the Current Report on Form 8-K filed by Decorize, Inc. on March 19, 2002.
(6)	Incorporated by reference to the exhibits to the Annual Report on Form 10-K filed by Decorize, Inc. on October 2, 2002.
(7)	Incorporated by reference to the exhibits to the Current Report on Form 8-K filed by Decorize, Inc. on December 6, 2002.
(8)	Filed previously as an exhibit to the Registration Statement on Form S-3 (File No. 333-113356) field by Decorize, Inc. on March 5, 2004.

(9)	Filed previously as an exhibit to the Quarterly Report on Form 10-QSB filed by Decorize, Inc. on February 17, 2004.
(10)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on February 17, 2004.
(11)	Filed previously as an exhibit to the Quarterly Report on Form 10-QSB filed by Decorize, Inc. on May 14, 2004.
(12)	Filed previously as an exhibit to the Registration Statement on Form S-3 (File No. 333-127070) on July 29, 2005.
(13)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on June 6, 2005.
(14)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Decorize, Inc. on February 8, 2007.
(15)	Incorporated by reference to the exhibits to the Registration Statement on Form SB-2 filed by Guidelocator.com on September 29, 1999 (File no. 000-88083).
(16)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Decorize, Inc. on April 6, 2006.
(17)	Incorporated by reference to the exhibits filed with the Current Report on Form 8-K filed by Decorize, Inc. on May 11, 2006.
(18)	Incorporated by reference to the exhibits filed with the Current Report on Form 8-K filed by Decorize, Inc. on October 24, 2007.
†	Filed previously.
*	Filed herewith.